Filed Pursuant to Rule 424(b)(5)

Registration No. 333-187557 and

333-187557-01

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Offering price per note	Aggregate offering price(1)	Amount of registration fee(2)
8.25% Senior Notes due 2021	$300,000,000	101.25%	$314,131,250	$42,847.51
Guarantee of 8.25% Senior Notes due 2021	—	—	—	(3)

(1)	Includes $10,381,250 in accrued interest from November 1, 2012, to but excluding April 2, 2013.
(2)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), and relates to the registration statement on Form S-3 (File No. 333-187557) filed by the Registrant.
(3)	Includes guarantee by Navistar, Inc. of 8.25% Senior Notes due 2021. Pursuant to Rule 457(n) of the Securities Act, no separate registration fee is payable for such guarantee.

Prospectus supplement

(To Prospectus dated March 27, 2013)

Navistar International Corporation

$300,000,000

8.25% Senior Notes due 2021

We are offering $300,000,000 aggregate principal amount of our 8.25% Senior Notes due 2021 (the “notes”). The notes will be issued as additional notes under the indenture (the “indenture”) governing the outstanding $900,000,000 in aggregate principal amount of our existing 8.25% Senior Notes due 2021 that we issued on October 28, 2009 (the “Existing Senior Notes”). The notes will be treated under the indenture as a single series with the Existing Senior Notes and will have the same terms as the Existing Senior Notes. The notes will have the same CUSIP number and will be fungible with the Existing Senior Notes. Upon the issuance of the notes, the outstanding aggregate principal amount of our 8.25% Senior Notes due 2021 will be $1,200,000,000 (excluding original issue discount and premium). The notes will bear interest at a rate of 8.25% per year, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2013. Interest will accrue on the notes from November 1, 2012 and the initial interest payment to holders of the notes on May 1, 2013 will be the same per note as that to holders of the Existing Senior Notes. The notes will mature on November 1, 2021. Unless the context otherwise requires, references herein to the notes include both the notes offered hereby and the Existing Senior Notes.

At any time on or after November 1, 2014, we may redeem the notes, in whole or in part, at the redemption prices described in the accompanying prospectus under “Description of Notes—Optional Redemption.” Not more than once during each twelve-month period ending on November 1, 2013 and November 1, 2014, we may redeem up to $50 million in principal amount of the notes in each such twelve-month period, at a redemption price equal to 103% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any. We may also redeem some or all of the notes at any time prior to November 1, 2014 at a redemption price equal to 100% of the principal amount of the notes plus a make-whole premium, plus accrued and unpaid interest, if any. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to repurchase the notes.

The notes will be our senior unsecured obligations and rank equally with our existing and future unsecured senior indebtedness. The notes will rank senior in right of payment to all of our existing and future subordinated indebtedness. The notes will also be effectively junior to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, regardless of whether or not such indebtedness would otherwise constitute senior indebtedness. The notes will be effectively junior to the third party equity interests in our majority-owned dealerships and joint ventures, to the extent of those interests. The notes will be guaranteed on a senior unsecured basis by our principal operating subsidiary, Navistar, Inc. (the “Guarantor”). The guarantee of the notes by the Guarantor will rank equally in right of payment with any and all of the Guarantor’s existing and future indebtedness that is not subordinated in right of payment to such guarantee, senior in right of payment to any and all of the Guarantor’s future indebtedness that is subordinated in right of payment to such guarantee and effectively subordinated to all existing and future secured indebtedness of the Guarantor to the extent of the value of the collateral securing such indebtedness (regardless of whether or not such indebtedness would otherwise constitute senior indebtedness). The notes will be structurally subordinated to all existing and future obligations of those of our subsidiaries that do not guarantee the notes.

The notes will not be listed on any securities exchange.

For a more detailed description of the notes, see “Description of notes” beginning on page S-48 of this prospectus supplement and page 7 of the accompanying prospectus.

Investing in the notes involves risks, including those described in the “Risk factors” section beginning on page S-21 of this prospectus supplement. You should also consider the risk factors described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Per note	Total
Public offering price(1)	101.25%	$303,750,000
Underwriting discounts and commissions	1.50%	$4,500,000
Proceeds, before expenses, to us(1)	99.75%	$299,250,000

(1)	Public offering price and proceeds, before expenses, to us do not include the amount of accrued interest on the notes from November 1, 2012, to but excluding the delivery date. All pre-issuance accrued interest from November 1, 2012 will be paid by the purchasers of the notes. On May 1, 2013, we will pay this pre-issuance accrued interest to the holders of the notes on the applicable record date along with interest accrued on the notes from the date of delivery to May 1, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about April 2, 2013.

Joint book-running managers

J.P. Morgan

Credit Suisse

BofA Merrill Lynch

Goldman, Sachs & Co.

The date of this prospectus supplement is March 27, 2013.

Prospectus supplement

Prospectus

About this prospectus	i

Where you can find more information	1

Incorporation of certain information by reference	1

Forward-looking statements	2

Our company	3

Risk factors	5
Use of proceeds	5

Ratio of earnings to fixed charges	6

Description of notes	7

Plan of distribution	56

Legal matters	58

Experts	58

S-i

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where you can find more information” and “Incorporation of certain documents by reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of certain documents by reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus together with any free writing prospectus used in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Certain defined terms

Unless otherwise indicated or the context otherwise requires, as used in this prospectus supplement:

•	“2012 Annual Report” means our Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as updated by the March 25 8-K.

•	the “Company,” “us,” “we,” “our” and “Navistar” each refer collectively to Navistar International Corporation and its consolidated subsidiaries;

•	“Guarantor” and “Navistar, Inc.” each refer to Navistar, Inc., a direct, wholly-owned subsidiary of NIC through which the Company conducts most of its manufacturing operations;

•

“March 25 8-K” means our Current Report on Form 8-K filed with the SEC on March 25, 2013, which, among other things, updated our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 to reclassify the historical financial results of WCC and certain operations of Monaco as discontinued operations.

•	“mid-range diesel engines” refer to 160-325 horsepower diesel fuel-powered engines;

S-ii

•	“Monaco” means our Monaco recreational vehicles business;

•

“NFC” refers to Navistar Financial Corporation, a wholly owned subsidiary of Navistar, Inc., which, together with NIC’s Mexican financial services subsidiaries that provide financial services to dealers and customers in Mexico, comprise substantially all of our financial services operations;

•	“NIC” refers to Navistar International Corporation, exclusive of its consolidated subsidiaries;

•	“North America” refers to the United States and Canada;

•	“OEMs” refer to original equipment manufacturers; and

•	“WCC” means our Workhorse Custom Chassis business.

We report our annual results for our fiscal year, which ends October 31. Our fiscal years are identified in this prospectus supplement according to the calendar year in which they end. For example, our fiscal year ended October 31, 2012 is referred to as “fiscal 2012.” All references to a particular year contained within this prospectus supplement relate to the fiscal year unless otherwise indicated.

Market and industry data

Certain market data and other statistical information used throughout this prospectus supplement and in the documents incorporated by reference into this prospectus supplement are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data is also based on good faith estimates by our management, which are derived from their review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information, cannot guarantee its accuracy and completeness and neither we nor the underwriters make any representation as to the accuracy of such data or information. Accordingly, investors should not place undue reliance on such data or information.

Where you can find more information

NIC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (“SEC”). The reports and other information filed by it with the SEC in accordance with the Exchange Act may be inspected and copied at the Public Reference Room maintained by the SEC at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material or parts thereof may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov. Information on the operations of the Public Reference Room maintained by the SEC may be obtained by calling the SEC at 1-800-SEC-0330.

This prospectus supplement and the accompanying prospectus, which forms a part of the registration statement, do not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus supplement or the accompanying prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of such documents.

S-iii

Summary

The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes in the documents incorporated by reference in this prospectus supplement, including our Quarterly Report on Form 10-Q for the quarter ended January 31, 2013 (“First Quarter 10-Q”) and our 2012 Annual Report.

Our business

Overview

We are a leading manufacturer of International® brand commercial and military trucks, IC Bus™ (“IC”) brand buses and MaxxForce® brand diesel engines, as well as a provider of service parts for all makes of trucks and trailers. Additionally, we are a private-label designer and manufacturer of diesel engines for the pickup truck, van, and sport utility vehicle (“SUV”) markets. We also provide retail, wholesale, and lease financing of our trucks and parts through our financial services operations.

For the three months ended January 31, 2013 and fiscal 2012, our manufacturing operations had net sales of manufactured products to third parties of approximately $2,598 million and $12,527 million, respectively, Manufacturing EBITDA (as defined below) of approximately $25 million and $(800) million, respectively, and net (loss) attributable to Navistar International Corporation of approximately $(123) million and $(3,010) million, respectively. See “—Summary consolidated financial data—Supplemental financial and operating data” and Note (4) thereto for a reconciliation of net income (loss) attributable to Navistar International Corporation from continuing operations to Manufacturing EBITDA for these periods and “Selected consolidating financial data.”

We market our commercial products primarily through our extensive independent dealer network in North America, which offers a comprehensive range of services and other support functions to our end users. Our commercial trucks are distributed in virtually all key markets in North America as well as in select markets outside of North America through our distribution and service network comprised, 784 U.S. and Canadian dealer and retail outlets, 86 Mexican dealer locations, and 292 international dealer locations, as of October 31, 2012. Parts are delivered to our customers either through one of our eleven regional parts distribution centers in North America or through direct shipment from our suppliers for parts not generally stocked at our distribution centers. We provide certain financial services to our customers and dealers through NFC and our foreign finance operations.

Our operations can be generally classified into four categories: Truck, Engine, Parts (collectively called “manufacturing operations”), and Financial Services, which consists of NFC and our foreign finance operations (collectively called “financial services operations”).

Set forth below is certain information regarding our operating categories based on our results for fiscal 2012:

	Fiscal year ended October 31, 2012
Operating category	Revenues(A) ($ in millions)	% Revenues, net	Chargeouts(B)

Truck	$8,781	69%	103,400
Engine	1,755	14	116,800	(C)
Parts	1,991	16	N/A

Total Manufacturing Operations	12,527	99%	N/A
Financial Services	168	1	N/A

Total	$12,695	100%	N/A

(A)	Excludes intercompany revenues of $35 million, $1,639 million, $128 million, and $91 million for our Truck, Engine, Parts and Financial Services categories, respectively.

(B)	We define chargeouts as trucks or engines, as applicable, invoiced to customers, with units held in dealer inventory primarily representing the principal difference between retail deliveries and chargeouts with respect to trucks.

(C)	Excludes intercompany chargeouts of 83,100 units.

Truck

Our Truck operations manufacture and distribute a full line of Class 4 through 8 trucks and buses in the common carrier, private carrier, government, leasing, construction, energy/petroleum, military vehicle, and student and commercial transportation markets under the International and IC brands. We also produce concrete mixers under the Continental Mixers brand. Our Truck operations include our largest product offering based on total external sales and revenues.

Set forth below is certain information regarding our truck products:

	Fiscal year ended October 31, 2012
Description	Chargeouts		Estimated market share(A)

“Traditional” Markets (U.S. and Canada)(B)
School Bus	9,700		47%
Class 6 and 7 Medium Trucks	21,900		33
Class 8 Heavy Trucks	27,100		15
Class 8 Severe Service Trucks	13,600	(C)	30

Total “Traditional” Markets	72,300		23
Non Traditional” Military	1,600	(D)	N/A
“Expansion” Markets	29,500	(E)(F)	N/A

Total Worldwide Units	103,400	(F)	N/A

Combined Class 8 Trucks	40,700		18
Combined Military	2,400	(G)	N/A

(A)	Approximate retail delivery market share percentages for our “traditional” truck market are based on market-wide information as of October 31, 2012 from Wards Communications and R.L. Polk & Co.

(B)	We define our “traditional” markets as U.S. and Canada school bus and Class 6 through 8 medium and heavy trucks. We classify militarized commercial vehicles sold to the U.S. and Canadian militaries as Class 8 severe service trucks within our “traditional” markets.

(C)	Chargeouts include CAT-branded units sold to Caterpillar under our North America Supply Agreement.

(D)	Excludes U.S. and Canada militarized commercial units included in “traditional” markets Class 8 severe service trucks.

(E)	“Expansion” markets include all markets outside the U.S. and Canada, as well as markets for truck and bus products that fall outside of our “traditional” categories as presented above, and include chargeouts of all of our truck products on an aggregate basis. Includes 6,600 units related to Blue Diamond Trucks (“BDT”).

(F)	Excludes chargeouts related to discontinued operations of 1,700 units. The chargeouts related to discontinued operations were previously included in our “expansion” markets.

(G)	Includes military units included within “traditional” markets Class 8 severe service, “expansion” markets, and all units reported as non “traditional” military.

Engine

Our Engine operations design and manufacture diesel engines across the 50 through 550 horsepower range under the MaxxForce brand name for use primarily in our International branded Class 6 and 7 medium trucks, Class 8 heavy trucks, and military vehicles. Our Engine operations also include production of diesel engines for all IC applications. In addition to providing high-tech diesel engines for Navistar captive applications, our engines are also sold to global OEMs for various on-and-off-road applications. Our engines are sold worldwide for use in an assortment of applications utilizing the MaxxForce brand name. Also, we offer contract manufacturing services to OEMs for the assembly of their engines. We have engine manufacturing operations in the United States, Brazil and Argentina.

Parts

Our Parts operations support our International brand commercial and military trucks, IC brand buses, MaxxForce engines, as well as our other product lines, by providing customers with proprietary products together with a wide selection of other standard truck, trailer, and engine service parts. We distribute service parts in North America and the rest of the world through the dealer network that supports our Truck and Engine products.

Financial services

Our financial services operations provide and manage retail, wholesale, and lease financing of products sold by the Truck and Parts categories and their dealers within the U.S. and Mexico. Substantially all revenues earned by the financial services operations are derived from supporting the sales of our vehicles and products. We also finance wholesale and retail accounts receivable, of which substantially all revenues earned are received from our Truck and Parts operations. Our financial services operations continue to meet the primary goal of providing and managing financing to our customers in U.S. and Mexico markets by arranging cost effective funding sources, while working to mitigate credit losses and impaired vehicle asset values. This category provided wholesale financing for 88% and 90% of our new truck inventory sold by us to our dealers and distributors in the U.S. in fiscal 2012 and fiscal 2011, respectively.

Our business strategy

Overview

Our core business is the North American truck and bus market, where we participate primarily in the Class 6, 7 and 8 vehicle market segments. We believe that a fundamental factor in achieving success in these markets is the integration of engines into our trucks. Historically we had success in the bus and Class 6 and 7 truck segments due to the integration of our engines in these vehicles. In 2009, we expanded our engine offering to include a heavy duty big bore engine branded MaxxForce 11-L or 13-L, which was offered in our Class 8 vehicles. We believe that an effective vertical integration of engines into trucks is the best method to create product differentiation and value as it distinguishes product performance and creates an expanded stream of revenue for service parts over the life cycle of the vehicle. We also recently expanded our truck product offering to include Class 4 and 5 vehicles and believe this expanded offering will be an important element of our growth going forward.

Emissions regulation is a key element of our industry. New EPA and California Air Resources Board (“CARB”) on-highway heavy-duty diesel (“HDD”) emissions standards commenced in the U.S. on January 1, 2007, which reduced allowable particulate matter and allowable nitrogen oxide (“NOx”). The last phase-in period, effective with model year 2010 engines, reduced the allowable levels of NOx to the current limit of 0.20g NOx and required on-board diagnostics (“OBD”) (“2010 EPA emission standards”). Historically, a fundamental driver of our strategy was to leverage Advanced Exhaust Gas Recirculation (“EGR”), which we believed to be an advantage in meeting these regulations, with a proprietary engine technology path that eliminated the need for additional after treatment components on our vehicles, which utilizes urea-based Selective Catalytic Reduction (“SCR”).

We failed to achieve Environmental Protection Agency (“EPA”) certification of this technology path to meet 2010 EPA emission standards for our heavy duty engines, and as a result, in July 2012, we announced our next-generation clean engine solution to meet 2010 EPA emissions standards. Our engine strategy combines our EGR engines with an after-treatment solution utilizing SCR.

In October 2012, we signed a definitive agreement with Cummins Inc. (“Cummins”) for Cummins to supply its urea-based after-treatment system to us. This after-treatment system will be combined with our engines to meet 2010 EPA emissions standards, and we expect it to help facilitate our satisfaction of future greenhouse gas (“GHG”) emission standards, such as those applicable to medium and heavy-duty engines and vehicles being phased in for model years 2014 to 2017. In addition to our agreement with Cummins, we continue to refine plans and timelines to begin introducing our new product offering, taking into consideration a number of factors, including: our ability to utilize non-conformance penalties (“NCPs”) to achieve compliance until we meet 2010 EPA emission standards in all our models; current and projected balances of emissions credits currently used to meet 2010 EPA emissions standards in states where NCPs are not permitted; projected sales volumes; and customer needs. We maintain our target of a phased-in product introduction plan commencing with the MaxxForce 13L engine in April 2013, followed by our medium engine offerings.

In addition to modifying our technology path to meet emissions regulations, we decided to discontinue our investment in certain heavy duty engines and discontinue product development on our MaxxForce 15-L Big-Bore engine. As part of our expanded relationship with Cummins, we are offering the Cummins ISX15 engine (the “Cummins 15L”), which currently meets EPA NOx emissions standards, in certain models. We began introducing trucks with these engines to the market beginning in December 2012. We believe the offering of a proven and market-accepted 15-L engine combined with our trucks will allow us to increase the number of customers who purchase our vehicles, which will enhance our share of the Class 8 market.

We continue to believe that with our new engine strategy, our products will demonstrate superior performance as measured by fuel economy and that we will be successful in recapturing market share.

In 2012 we renewed our focus on our primary markets, which are North American Class 4-8 Trucks and Buses, and realigned our Company around a more functionally-oriented structure in order to reduce costs and overhead expense. We also implemented a new Return on Invested Capital (“ROIC”) methodology in order to determine where we will focus our investments as well as identify businesses that do not return their cost of capital. Additionally, we are using a ROIC decision framework to re-examine our individual businesses. This effort is ongoing, and will most likely lead to some divestures of businesses that are not contributing favorably to our goals. In furtherance of this effort, in February, 2013, we sold our interests in two joint ventures in India to our joint venture partner, Mahindra & Mahindra Ltd. Additionally, in the fiscal quarter ended January 31, 2013, we completed the idling of our WCC operations and certain of our Monaco operations were determined to be held-for-sale.

Our primary focus in the near term is to execute the change in our engine strategy and to improve the quality of our products. We are realigning our management structure around the functional expertise needed to execute our core North American strategy. We believe this realignment will result in better execution of our strategies and tactics, streamline the decision making process, create better alignment towards a common objective, and reduce our operating costs.

Recent developments

Management changes

On March 7, 2013, we announced that our board of directors (our “Board”) appointed Troy A. Clarke as our President and Chief Executive Officer, effective April 15, 2013. Clarke, currently our President and Chief Operating Officer, will also join our Board. At the same time, Lewis B. Campbell, who has served as Executive Chairman and interim CEO since August 2012, will step down from those positions and from our Board. James H. Keyes, who has served as a board member since 2002, will become Non-Executive Chairman, also effective April 15, 2013.

Term Loan Amendment

On March 25, 2013, we received the requisite consents from the lenders under our senior secured term loan credit facility (the “Term Loan Facility”) to a comprehensive amendment to the Term Loan Facility (the “Term Loan Amendment”). The Term Loan Amendment, which we expect to become effective substantially concurrently with the completion of this offering, among other things, (i) extends the maturity date to August 17, 2017 from its prior maturity date of July 16, 2014 (which was subject to an extension to August 17, 2017 in the event we redeemed or otherwise extinguished (in a manner permitted by the Term Loan Facility agreement) at least $470 million of our 3.00% Senior Subordinated Convertible Notes due 2014 (the “Convertible Notes”) prior to such earlier date); (ii) reduces the interest rate pricing from a spread of 450 basis points with respect to a base rate borrowing and a spread of 550 basis points with respect to a Eurodollar rate borrowing to spreads of 350 and 450 basis points, respectively; (iii) requires that the net proceeds from this offering, after being contributed by us to Navistar, Inc., be used to repay outstanding loans under the Term Loan Facility; and (iv) amends certain other terms and conditions of the Term Loan Facility to provide us with additional operating flexibility. The Term Loan Amendment will become effective upon the satisfaction of certain conditions precedent set forth in the Term Loan Amendment.

Recent shareholder litigation

On March 19, 2013, a putative class action complaint, alleging securities fraud, was filed against us by the Construction Workers Pension Trust Fund—Lake County and Vicinity, on behalf of itself and all other similarly situated purchasers of our common stock between the period of November 3, 2010 and August 1, 2012 (the “10b5 case”). The complaint named us as well as Daniel C. Ustian, our former President and Chief Executive Officer, and Andrew J. Cederoth, our current Executive Vice President and Chief Financial Officer, as defendants. The complaint alleges, among other things, that we issued materially false and misleading statements concerning our financial condition and future business prospects and that we misrepresented and omitted material facts concerning our financial disclosures with the SEC with respect to the fact that the EPA did not certify our EGR technology to meet 2010 EPA emission standards. The plaintiffs in this matter seek compensatory damages and attorneys’ fees, among other relief.

On March 20, 2013, James Gould filed a derivative complaint on behalf of our company against us and certain of our current and former directors and officers. The complaint alleges, among other things, that certain of our current and former directors and officers committed a breach of fiduciary duty, waste of corporate assets and were unjustly enriched in relation to similar factual allegations made in the 10b5 case. The plaintiff in this matter seeks compensatory damages, certain corporate governance reforms, certain injunctive relief, disgorgement of the proceeds of certain defendants’ profits from the sale of company stock, and attorneys’ fees, among other relief.

Each of these matters is pending in the United States District Court, Northern District of Illinois. We are unable to make any determination at this time as to whether these actions will have a material adverse effect on our financial condition or results of operations.

Corporate structure

NIC is a holding company that conducts its manufacturing operations principally through Navistar, Inc. and, to a lesser extent, certain other wholly owned foreign and domestic subsidiaries and joint ventures. We also have majority-owned subsidiaries whose principal business is owning an International dealership. These subsidiaries are acquired and disposed of by us from time to time in order to facilitate the transition of International dealerships from one independent owner to another. Our manufacturing operations are supported by our financial services operations, including NFC. Our financial services operations provide wholesale, retail and lease financing for sales of our new and used trucks, truck chassis, buses and trailers, service parts and engines, and retail and lease financing for sales of such products by International dealers to their customers.

Except as noted below, our financial services operations generally fund their operations on an independent basis. Our financial services operations obtain funds to provide financing to our dealers and retail customers from sales of receivables, medium- and long-term debt securities and short- and long-term bank borrowings. As of January 31, 2013, NFC had $1,124 million of combined funding availability from its bank credit facility and other on- and off-balance sheet funding conduits. See “Description of certain indebtedness—Financial services operations.”

We are obligated under certain agreements with public and private lenders of NFC to maintain NFC’s consolidated income before interest expense and income taxes at not less than 125% of its total interest expense. Under these agreements, if NFC’s consolidated income before interest expense and income taxes is less than 125% of its interest expense, NIC or Navistar, Inc. must make income maintenance payments to NFC to achieve the required ratio. No such payments were required for the year ended October 31, 2012.

In addition, NIC has guaranteed an aggregate of $77 million of outstanding borrowings by its Mexican financial services subsidiaries under various bank credit facilities as of January 31, 2013.

In general, we sell to NFC on a regular basis for cash a majority of the wholesale and retail notes and wholesale accounts that we generate in the regular course of our business from the sale of trucks and related equipment to our dealers and retail customers. As a result, such sales to NFC provide us with significant working capital during periods of increasing unit sales volume.

The following chart summarizes our principal operating structure as discussed above:

NIC’s principal operating subsidiary, Navistar, Inc., will unconditionally guarantee on a senior unsecured basis all of NIC’s obligations under the notes and the indenture. Substantially all of NIC’s foreign and domestic manufacturing subsidiaries are “Restricted Subsidiaries” under the indenture. As of January 31, 2013, after giving effect to the completion of this offering and the application of the proceeds therefrom as set forth in “Use of proceeds,” and after excluding intercompany balances and intercompany guarantees, NIC’s Restricted Subsidiaries (other than the Guarantor) would have had (i) approximately $68 million of outstanding indebtedness, (ii) approximately $758 million of total liabilities, including trade payables and accrued expenses, and (iii) approximately $2,749 million of total assets. For the three months ending January 31, 2013 and fiscal 2012, NIC and its Restricted Subsidiaries (including the Guarantor) generated $2,361 million and $11,471 million, respectively, of net sales of manufactured products to third parties and approximately $(19) million and $(923) million, respectively, of Manufacturing EBITDA. See “—Summary consolidated financial data—Supplemental financial and operating data.”

NFC, its subsidiaries, and NIC’s foreign finance and International truck dealership subsidiaries and the Blue Diamond joint venture entities will be considered “Unrestricted Subsidiaries” under the indenture governing the notes. As a result, these Unrestricted Subsidiaries will not be bound by any of the covenants and operating restrictions contained in the indenture and their outstanding indebtedness will not affect, among other things, the amount of indebtedness that NIC and its Restricted Subsidiaries may incur under the indenture. For more information relating to the Navistar, Inc. guarantee, NFC’s financing arrangements and the relationship between Navistar, Inc. and NFC, see “Capitalization,” and “Description of certain indebtedness” in this prospectus supplement and “Description of Notes—Guarantee” in the accompanying prospectus. As of January 31, 2013, after giving effect to the completion of this offering and the application of the proceeds therefrom as set forth in “Use of proceeds,” and after excluding intercompany balances and intercompany guarantees, NIC’s Unrestricted Subsidiaries would have had (i) approximately $1,666 million of outstanding indebtedness, of which $1,608 million was indebtedness of our financial services operations and $58 million was indebtedness of our majority-owned dealership subsidiaries, (ii) approximately $1,942 million of total liabilities, of which $1,781 million were liabilities of our financial services operations and $54 million were total liabilities of our majority-owned dealership subsidiaries, and (iii) approximately $3,008 million of assets, of which $2,518 million constituted assets of our financial services operations and $137 million constituted assets of our majority-owned dealership subsidiaries.

The offering

The notes will be issued as additional notes under the indenture, dated October 28, 2009, by and among NIC, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”) (the “indenture”). Certain descriptions in this prospectus supplement and the accompanying prospectus of provisions of the indenture are summaries of such provisions and are qualified in their entirety by reference to the indenture. The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of notes” section in each of this prospectus supplement and the accompanying prospectus contains a more detailed description of the terms and conditions of the notes. As used in this section, “Company,” “we,” “us,” and “our” refer to Navistar International Corporation and not to any of its subsidiaries.

Issuer	Navistar International Corporation, a Delaware corporation.

Securities	$300 million principal amount of 8.25% Senior Notes due 2021. We are issuing the notes as additional notes under the indenture. The notes will be treated as a single series under the indenture with the Existing Senior Notes for all purposes, will have the same terms as the Existing Senior Notes and will be fungible with the Existing Senior Notes.

Maturity	The notes will mature on November 1, 2021.

Interest	8.25% per annum, payable semi-annually in arrears.

Interest payment dates	May 1 and November 1 of each year, beginning May 1, 2013. Interest will accrue from November 1, 2012, and the initial interest payment to holders of the notes on May 1, 2013 will be the same per note as that to holders of the Existing Senior Notes.

Subsidiary guarantee	The notes will be initially guaranteed on a senior unsecured basis, by the Guarantor. The guarantee of the notes will rank equally in right of payment with any and all of the Guarantor’s existing and future indebtedness that is not subordinated in right of payment to its guarantee, senior in right of payment to any and all of the Guarantor’s future indebtedness that is subordinated in right of payment to its guarantee and, to the extent not otherwise secured by assets of the Guarantor, effectively subordinated to all existing and future secured indebtedness of the Guarantor to the extent of the value of the collateral securing such indebtedness (regardless of whether or not such indebtedness would constitute senior indebtedness).

Unrestricted subsidiaries

NFC, its subsidiaries and NIC’s foreign finance and International truck dealership subsidiaries and the Blue Diamond joint venture entities will be considered “Unrestricted Subsidiaries” under the indenture. As a result, the foregoing entities will not be bound by any of the covenants and operating restrictions contained in the indenture. See “Risk factors—Risks related to the notes—A number of our subsidiaries will be classified as “Unrestricted Subsidiaries” under the indenture and thus will not be bound by any of the covenants and operating restrictions contained in the indenture.” For the three months ending January 31, 2013 and fiscal 2012, our Unrestricted Subsidiaries generated $237 million and $1,056 million, respectively, of net sales of manufactured products to third parties and approximately $44 million and $123 million, respectively, of Manufacturing EBITDA.

Ranking	The notes will be NIC’s senior unsecured obligations and will rank equally in right of payment with any and all of NIC’s existing and future indebtedness that is not subordinated in right of payment to the notes and senior in right of payment to any and all of our existing and future indebtedness that is subordinated in right of payment to the notes. The notes will be effectively subordinated to all NIC’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness (regardless of whether or not such indebtedness would otherwise constitute senior indebtedness) and will be structurally junior to all existing and future indebtedness and other liabilities of NIC’s subsidiaries that do not guarantee the notes. The notes will be effectively junior to the third party equity interests in our majority-owned dealerships and joint ventures, to the extent of those interests.

As of January 31, 2013, after giving effect to the completion of this offering and the application of the proceeds therefrom as set forth in “Use of proceeds,” and after excluding intercompany balances and intercompany guarantees:

•

NIC and the Guarantor would have had on a combined basis approximately $2,842 million of outstanding indebtedness, comprised of (i) $1,200 million of indebtedness represented by the notes (excluding original issue discount and premium), (ii) approximately $730 million of senior secured indebtedness, which would have ranked ahead of the notes to the extent of the value of the collateral securing such indebtedness and no amounts outstanding under the ABL Facility, (iii) approximately $386 million of other senior indebtedness ranking pari passu with the notes, (iv) $526 million of indebtedness represented by the Convertible Notes, which is subordinated in right of payment to the notes, and (v) total assets of approximately $4,463 million;

•

NIC’s Restricted Subsidiaries (other than the Guarantor) would have had (i) approximately $68 million of outstanding indebtedness, (ii) approximately $758 million of total liabilities, including trade payables and accrued expenses, and (iii) approximately $2,749 million of total assets; and

•

NIC’s Unrestricted Subsidiaries would have had (i) approximately $1,666 million of outstanding indebtedness, of which $1,608 million was indebtedness of our financial services operations and $58 million was indebtedness of our majority-owned dealership subsidiaries, (ii) approximately $1,942 million of total liabilities, of which $1,781 million were liabilities of our financial services operations and $54 million were total liabilities of our majority-owned dealership subsidiaries, and (iii) approximately $3,008 million of assets, of which $2,518 million constituted assets of our financial services operations and $137 million constituted assets of our majority-owned dealership subsidiaries.

For the three months ending January 31, 2013 and fiscal 2012, NIC and its Restricted Subsidiaries (including the Guarantor) generated $2,361 million and $11,471 million, respectively, of net sales of manufactured products to third parties and approximately $(19) million and $(923) million, respectively, of Manufacturing EBITDA. See “—Summary consolidated financial data—Supplemental financial and operating data.”

Optional redemption	At any time on or after November 1, 2014, we may redeem the notes, in whole or in part, at redemption prices described in the accompanying prospectus under “Description of Notes—Optional Redemption.” Not more than once during each twelve-month period ending on November 1, 2013 and November 1, 2014, we may redeem up to $50 million in principal amount of the notes in each such twelve-month period, at a redemption price equal to 103% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any. We may also redeem some or all of the notes at any time prior to November 1, 2014 at a redemption price equal to 100% of the principal amount of the notes plus a make-whole premium, plus accrued and unpaid interest, if any.

Change of control	Upon the occurrence of a change of control, as described under “Description of Notes—Certain Covenants—Change of Control” in the accompanying prospectus, we will be required to commence and consummate an offer to purchase all of the notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the payment date (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date). See “Risk factors—Risks related to the notes—We may be unable to repurchase notes in the event of a change of control as required by the indenture.”

Certain covenants	The indenture governing the notes limits our ability and the ability of our restricted subsidiaries to, among other things:

•	make restricted payments;

•	incur additional debt and issue preferred or disqualified stock;

•	create liens;

•	create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

•	engage in sale-leaseback transactions;

•	engage in mergers or consolidations or transfer all or substantially all of our assets;

•	designate restricted and unrestricted subsidiaries;

•	make certain dispositions and transfers of assets;

•	place limitations on the ability of our restricted subsidiaries to make distributions;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

These covenants are subject to a number of important exceptions and qualifications, which are described in the accompanying prospectus under “Description of Notes—Certain Covenants.”

If the notes are assigned an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred and is continuing, certain covenants will be suspended. If either rating on the notes should subsequently decline to below investment grade, the suspended covenants will be reinstated. See “Risk factors—Risks related to the notes—Certain of the covenants in the indenture will not apply during any period in which the notes are rated investment grade by both Moody’s and Standard & Poor’s.”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading and listing	Although the underwriters make a market in the Existing Senior Notes and have advised us that, following the completion of the offering, they intend to continue to make a market in the notes as permitted by applicable law, we cannot assure you as to the maintenance or liquidity of such a market for the notes. See “Risk factors—Risks related to the notes—We cannot assure you that an active trading market will be maintained for the notes.”

We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Certain U.S. federal income tax considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of the holding and disposition of the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Original issue discount	Because we intend to treat the notes as issued pursuant to a qualified reopening of the Existing Senior Notes, the issue price of the notes will be, for U.S. federal income tax purposes, the same as the issue price of the Existing Senior Notes, which were issued with original issue discount (“OID”) for U.S. federal income tax purposes. However, U.S. Holders (as defined in “Certain U.S. federal income tax considerations”) who purchase the notes for the price set forth on the cover of this prospectus supplement will not be required to report any OID income on the notes. See “Certain U.S. federal income tax considerations.”

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $298.25 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

We expect to contribute the net proceeds from this offering to Navistar, Inc. and to cause Navistar, Inc. to use such proceeds, together with approximately $11.75 million of cash on hand, to repay $300.0 million in aggregate principal amount of our Term Loan Facility and pay the related premium on the Term Loan Amendment of approximately $10.0 million. Certain affiliates of the underwriters are lenders or agents under the Term Loan Facility and, as a result, will receive a portion of the net proceeds of this offering. See “Use of proceeds” and “Underwriting.”

Trustee and paying agent	The Bank of New York Mellon Trust Company, N.A.

Risk factors

Investment in the notes involves risks. You should carefully consider the information under “Risk factors” beginning on page S-21 and all other information included or incorporated by reference in this prospectus supplement and accompanying prospectus before investing in the notes.

Additional information

NIC was incorporated under the laws of the State of Delaware in 1993, and is the successor to the truck and engine business of International Harvester Company, which business began in 1907. Our principal executive offices are located at 2701 Navistar Drive, Lisle, Illinois 60532, and our telephone number is (331) 332-5000. Our Web site is www.navistar.com. Our Web site, and the information contained therein, are expressly not included in or as part of this prospectus supplement or the accompanying prospectus.

The marks “International®,” “MaxxForce®,” “ProStar®” and “LoneStar®” and our logo are registered United States trademarks of Navistar and the mark “IC Bus™” is a trademark of Navistar. All other trademarks and trade names appearing in this prospectus supplement and accompanying prospectus are the property of their respective owners.

Summary consolidated financial data

Navistar International Corporation and consolidated subsidiaries

The following summary consolidated financial data of Navistar for each of the three years ended October 31, 2012, 2011 and 2010 has been derived from our audited consolidated financial statements and notes thereto, which were updated in the March 25 8-K to reclassify certain historical results, referenced below, as discontinued operations and which are incorporated by reference in this prospectus supplement. The summary consolidated financial data for the three months ended January 31, 2013 and 2012 has been derived from our unaudited condensed consolidated financial statements and notes thereto, which are incorporated by reference in this prospectus supplement, and which, in management’s opinion, reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. This information should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our reclassified consolidated financial statements and notes thereto for fiscal 2012, each of which is in our 2012 Annual Report incorporated by reference herein and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for the first quarter of fiscal 2013 and our unaudited condensed consolidated financial statements and notes thereto for the three months ended January 31, 2013 and 2012, each of which is in our First Quarter 10-Q incorporated by reference herein. In the first fiscal quarter of 2013, we completed the idling of our WCC operations and certain of our Monaco operations were determined to be held-for-sale. The operating results of both are reported as discontinued operations below. Additionally, the historical results for all prior periods were reclassified to reflect the operating results of both as discontinued operations.

	Three months ended January 31,		Fiscal year ended October 31,
(in millions, except per share data)	2013	2012	2012	2011	2010

Income Statement Data:

Sales and revenues:
Sales of manufactured products, net	$2,598	$2,965	$12,527	$13,441	$11,648
Finance revenues(1)	39	44	168	200	219

Sales and revenues, net	2,637	3,009	12,695	13,641	11,867

Costs and expenses:
Costs of products sold	2,286	2,650	11,401	10,937	9,458
Restructuring charges (benefit)(2)	2	—	107	82	(15)
Impairment of property and equipment and intangible assets	—	—	16	13	—
Selling, general and administrative expenses	285	355	1,419	1,407	1,381
Engineering and product development costs	111	135	532	520	455
Interest expense	74	61	259	247	253
Other expense (income), net	(38)	8	43	(71)	(53)

Total costs and expenses	2,720	3,209	13,777	13,135	11,479
Equity in loss of non-consolidated affiliates(3)	(1)	(7)	(29)	(71)	(50)

Income (loss) from continuing operations before income taxes	(84)	(207)	(1,111)	435	338
Income tax benefit (expense)	(15)	76	(1,780)	1,417	(23)

Income (loss) from continuing operations	(99)	(131)	(2,891)	1,852	315
Loss from discontinued operations, net of tax(2)	(9)	(9)	(71)	(74)	(48)

Net income (loss)	(108)	(140)	(2,962)	1,778	267
Less: Net income attributable to non-controlling interests	15	13	48	55	44

Net income (loss) attributable to Navistar International Corporation	$(123)	$(153)	$(3,010)	$1,723	$223

(in millions)	January 31, 2013	October 31, 2012

Selected Balance Sheet Data:
Total assets	$8,531	$9,102
Long-term debt:
Manufacturing operations	2,729	2,733
Financial services operations	797	833

Total long-term debt	3,526	3,566
Notes payable and current maturities of long-term debt(4)	936	1,205

Total debt	$4,462	$4,771

Total stockholders’ equity (deficit)	(3,313)	(3,265)

	Three months ended January 31,		Fiscal year ended October 31,
(in millions, except ratio and selected operating data)	2013	2012	2012	2011	2010

Selected Other Financial Data:
Capital expenditures(5)	$72	$103	$309	$429	$234
Depreciation and amortization(5)	89	68	277	290	265
Interest expense	74	61	259	247	253
Cash provided by (used in):
Operating activities	66	119	610	880	1,107
Investing activities	(347)	301	(2)	(823)	(434)
Financing activities	(303)	(478)	(63)	(100)	(1,300)

Selected Operating Data:
Number of worldwide employees (at end of period)	N/A	N/A	18,500	20,800	18,700
Manufacturing gross margin(6)	12%	11%	9%	19%	19%
Navistar “traditional” retail truck deliveries(7)	12,800	17,700	73,800	73,000	65,400
Navistar “traditional” market share(8)	18%	22%	23%	28%	34%
Truck category:
“Traditional” markets net orders(9)	12,500	19,600	66,200	79,300	59,000
“Traditional” markets backlog (at end of period)(10)	13,800	22,300	14,500	20,000	15,600
Chargeouts(11):
“Traditional” markets	13,100	17,300	72,300	75,300	66,500
Non “traditional” military	300	200	1,600	1,400	1,400
“Expansion” markets(12)	6,600	7,200	29,500	29,300	17,200

Total worldwide units(13)	20,000	24,700	103,400	106,000	85,100

Engine category shipments:
OEM sales—South America	25,700	24,100	106,700	138,600	132,800
Ford sales—U.S. and Canada	—	—	—	—	24,900
Intercompany sales	16,400	21,600	83,100	88,800	68,500
Other OEM sales	1,900	2,200	10,100	16,200	14,200

Total	44,000	47,900	199,900	243,600	240,400

(1)	Includes revenues of NFC as well as NIC’s other financial services subsidiaries.

(2)	We have undertaken a number of restructuring initiatives over the last several years. In the first quarter of 2011, we committed to a plan for the consolidation of the truck and engine engineering operations as well as the relocation of our world headquarters (collectively “Engineering Integration”). In the third quarter of 2011, we committed to plans for the restructuring of certain North American manufacturing operations. These plans included the planned closure of our Chatham, Ontario heavy truck plant and a restructuring plan of our WCC and Monaco operations (collectively “Custom Products”), including the closure of the Union City, Indiana chassis facility and the wind-down and transfer of certain operations at the recreational vehicle motor coach plant in Coburg, Oregon (collectively “restructuring of our North American manufacturing operations”). In the second quarter of 2012, we decided to discontinue accepting orders for our WCC business and take certain actions to idle the business.

Set forth below is a summary of the restructuring charges we recorded for each of the periods presented:

•

For fiscal 2012, restructuring charges were primarily related to cost-reduction initiatives that include the Company’s offering of a voluntary separation program (“VSP”) to the majority of our U.S.-based non-represented salaried employees and the impacts of an involuntary reduction in force in the U.S. and Brazil, as well as a lease vacancy charge related to the relocation of our world headquarters;

•	For fiscal 2011, restructuring charges primarily related to the restructuring charges for the planned closure of our Chatham, Ontario heavy truck plant; and

•

In fiscal 2010, we recognized $15 million of restructuring benefits primarily due to the settlement of certain contractual costs related to 2009 restructuring activity at our Indianapolis Engine Plant (“IEP”) and Indianapolis Casting Corporation foundry (“ICC”) locations.

Set forth below is a summary of restructuring charges and impairment of property and equipment and intangible assets charges recognized for the restructuring of Custom Products, which were reclassified and are now included in the loss from discontinued operations, net of tax:

•

In 2011, we recognized $10 million of restructuring charges. In addition, we recognized $51 million of impairments of intangible assets, primarily customer relationships and trade names, associated with the WCC asset group.

•	In 2012, we recognized $28 million of charges for impairment of certain intangible assets related to WCC.

(3)	Collectively represents our partially-owned affiliates of which our ownership percentages range from 10% to 50%. We do not control these affiliates, but have the ability to exercise significant influence over their operating and financial policies.

(4)	Current maturities of long-term debt as of January 31, 2013 were comprised of $125 million of indebtedness of our manufacturing operations and $811 million of indebtedness of our financial services operations.

(5)	Exclusive of equipment that we have leased to others.

(6)	Manufacturing gross margin is calculated by subtracting Costs of products sold from Sales of manufactured products, net and dividing that amount by Sales of manufactured products, net.

(7)	We define our “traditional” markets to include U.S. and Canada school bus and Class 6 through 8 medium and heavy truck, including militarized commercial vehicles sold to the U.S. and Canadian militaries.

(8)	We calculated our approximate retail delivery market share percentages, for our “traditional” truck market, based on market-wide information from Wards Communications and R.L. Polk & Co.

(9)	We define orders as written commitments received from customers and dealers during the year to purchase trucks. Net orders represent new orders received during the year less cancellations of orders made during the same year. Orders do not represent guarantees of purchases by customers or dealers and are subject to cancellation. Orders may be either sold orders, which will be built for specific customers, or stock orders, which will generally be built for dealer inventory for eventual sale to customers. These orders may be placed at our assembly plants in the U.S. and Mexico for destinations anywhere in the world and include trucks, buses, and military vehicles. Historically, we have had an increase in net orders for stock inventory from our dealers at the end of the year due to a combination of demand, and from time to time we offer incentives to the dealers. Increases in stock orders typically translate to higher chargeouts for our Truck category and increased dealer inventory.

(10)	We define order backlogs (“backlogs”) as orders yet to be built as of the end of the period. Our backlogs do not represent guarantees of purchases by customers or dealers and are subject to cancellation. Although the backlog of unbuilt orders is one of many indicators of market demand, other factors such as changes in production rates, internal and supplier available capacity, new product introductions, and competitive pricing actions may affect point-in-time comparisons. Order backlogs exclude units in inventory awaiting additional modifications or delivery to the end customer.

(11)	We define chargeouts as trucks that have been invoiced to customers. The units held in dealer inventory represent the principal difference between retail deliveries and chargeouts.

(12)	Includes 2,300 units and 1,500 units during the three months ended January 31, 2013 and 2012, respectively and 6,600 units, 6,700 units, and 3,800 units for 2012, 2011, and 2010, respectively, related to BDT.

(13)	Excludes chargeouts related to discontinued operations of 200 units in both the first quarters of 2013 and 2012 and 1,700 units, 2,400 units, and 1,900 units during 2012, 2011, and 2010, respectively. The chargeouts related to discontinued operations were previously included in our “expansion” markets.

Supplemental financial and operating data

Navistar International Corporation (with financial services operations on an after-tax equity basis)

The following tables set forth certain supplemental financial and operating data of our manufacturing operations with our financial services operations set forth on an after-tax equity basis of accounting. We have included this supplemental financial and operating data to assist prospective investors in evaluating an investment in the notes. This information does not represent our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for our financial data that has been prepared in accordance with GAAP that has been included or incorporated by reference in the prospectus supplement. We have reconciled these non-GAAP financial measures to our GAAP condensed consolidated financial statements by adding the results of our financial services operations, making the necessary adjustments to eliminate certain intercompany transactions between our manufacturing operations and financial services operations and adjusting for certain reclassifications. These reconciliations are included elsewhere in this prospectus supplement under the heading “Selected consolidating financial data.” Certain of our subsidiaries in our manufacturing operations have debt outstanding with our financial services operations.

The information set forth below should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our reclassified consolidated financial statements and the notes thereto for fiscal 2012, each of which is in our 2012 Annual Report incorporated by reference herein, and with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” for the first quarter of fiscal 2013 and our condensed consolidated financial statements and notes thereto for the three months ended January 31, 2013 and 2012, each of which is in our First Quarter 10-Q, which is incorporated herein. In the first fiscal quarter of 2013, we completed the idling of our WCC operations and certain operations of our Monaco operations were determined to be held-for-sale. The operating results of both are reported as discontinued operations below. Additionally, the historical results for all prior periods were reclassified to reflect the operating results of both as discontinued operations.

	(Unaudited)
	Three months ended January 31,		Fiscal year ended October 31,
(in millions)	2013	2012	2012	2011	2010

Manufacturing Operations

Selected Condensed Statement of Income Data:
Sales of manufactured products	$2,598	$2,965	$12,527	$13,441	$11,648
Costs of products sold	2,286	2,650	11,401	10,937	9,458
Restructuring charges (benefit)(1)	1	—	107	81	(19)
Impairment of property and equipment and intangible assets	—	—	16	13	—
Selling, general and administrative expenses	266	337	1,338	1,333	1,268
Engineering and product development costs	111	135	532	520	455
Interest expense	57	37	176	148	154
Other expense (income), net	(18)	32	131	31	39

Total costs and expenses	2,703	3,191	13,701	13,063	11,355

	(Unaudited)
	Three months ended January 31,		Fiscal year ended October 31,
(in millions)	2013	2012	2012	2011	2010
Equity in loss of non-consolidated affiliates(2)	(1)	(7)	(29)	(71)	(50)

Income (loss) before equity income from financial services operations and income taxes	(106)	(233)	(1,203)	307	243
Equity income from financial services operations	14	17	63	80	64

Income (loss) from continuing operations before income taxes	(92)	(216)	(1,140)	387	307
Income tax benefit (expense)	(7)	85	(1,751)	1,465	8

Income (loss) from continuing operations	(99)	(131)	(2,891)	1,852	315
Loss from discontinued operations, net of tax	(9)	(9)	(71)	(74)	(48)

Net income (loss)	(108)	(140)	(2,962)	1,778	267
Less: Income attributable to non-controlling interests	15	13	48	55	44

Net income (loss) attributable to Navistar International Corporation	$(123)	$(153)	$(3,010)	$1,723	$223

	At January 31, 2013
(in millions)	Actual	As Adjusted(3)

Manufacturing Operations
Selected Condensed Balance Sheet Data:
Cash, cash equivalents and marketable securities(4)	$1,189	$1,177
Property and equipment, net	1,461	1,461
Total assets (excludes investments in advances to financial services operations)	6,771	6,758
Postretirement benefits liabilities	3,418	3,418
Total debt	2,854	2,860

	Three months ended January 31,		Fiscal year ended October 31,
(in millions)	2013	2012	2012	2011	2010

Manufacturing Operations
Other Financial Data:
Manufacturing EBITDA(5)	$25	$(142)	$(800)	$686	$614
Capital expenditures(6)	72	102	306	427	232
Depreciation and amortization(6)	89	67	275	286	261
Cash provided by (used in):
Operating activities	(203)	(142)	(298)	680	409
Investing activities	(376)	154	(110)	(617)	(916)
Financing activities	(37)	(85)	977	(106)	(110)

(1)	See note (2) under “Summary consolidated financial data.”

(2)	See note (3) under “Summary consolidated financial data.”

(3)	The as adjusted balance sheet data as of January 31, 2013 gives effect to: (i) the issuance and sale by us of the notes offered hereby and our receipt of the net proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the application of the net proceeds as set forth under “Use of proceeds”, as if these transactions were completed on January 31, 2013. See “Use of proceeds” and “Capitalization.”

(4)	We have not adjusted our cash, cash equivalents and marketable securities to reflect the cash that we receive in excess of the public offering price of the notes on the issue date on account of the notes being deemed to accrue interest from November 1, 2012.

(5)	Manufacturing EBITDA is defined as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation minus the net income (loss) from our financial services operations, plus interest expense, income tax expense (benefit) and depreciation (exclusive of depreciation of equipment that we have leased to others) and amortization. Our Manufacturing EBITDA is a measure commonly used and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. This information is presented as a supplement to the other data provided because it provides information that we believe is useful to investors for additional analysis. Manufacturing EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities or other consolidated operations or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity as determined in accordance with generally accepted accounting principles. Further, Manufacturing EBITDA, as we calculate it, may not be comparable to calculations of similarly-titled measures by other companies. The following table provides a reconciliation of net income (loss) from continuing operations attributable to Navistar International Corporation to Manufacturing EBITDA.

	Three months ended January 31,		Fiscal year ended October 31,
(in millions)	2013	2012	2012	2011	2010

Manufacturing Operations
Net income (loss) from continuing operations attributable to Navistar International Corporation	$(114)	$(144)	$(2,939)	$1,797	$271
Less: Financial services operations net income	14	17	63	80	64

Manufacturing operations net income (loss) from continuing operations(a)	(128)	(161)	(3,002)	1,717	207
Manufacturing interest expense(b)	57	37	176	148	154
Manufacturing income tax benefit (expense)(c)	(7)	85	(1,751)	1,465	8
Manufacturing depreciation and amortization(d)	89	67	275	286	261

Manufacturing EBITDA	$25	$(142)	$(800)	$686	$614

(a)	Exclusive of impact of financial services operations on an after-tax basis.

(b)	Inclusive of amortization of debt issuance costs and discount.

(c)	Exclusive of income tax expense attributable to our financial services operations of $8 million and $9 million for the three months ended January 31, 2013 and 2012, respectively, and $29 million, $48 million, and $31 million for fiscal years ended October 31, 2012, 2011 and 2010, respectively.

(d)	Exclusive of depreciation of equipment that we have leased to others.

(6)	Exclusive of depreciation of equipment that we have leased to others.

Risk factors

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference, including our 2012 Annual Report and First Quarter 10-Q, before deciding whether to purchase the notes.

Risks relating to Navistar and its markets

Our solutions for meeting U.S. federal and state emissions requirements may not be successful or may be more costly than planned.

Truck and engine manufacturers continue to face significant governmental regulation of their products, especially in the areas of environment and safety. We have incurred, and will continue to incur, significant research, development, and tooling costs to design and produce our engine product lines to meet the EPA and CARB on-highway HDD emission standards that have reduced the allowable levels of NOx to the current limit of 0.20g NOx and include the required OBD. The regulations requiring OBD began the initial phase-in during 2010 for truck engines and are a part of our product plans.

We attempted to meet these emissions standards using Advanced EGR until July 2012, when we announced that we changed our engine emission strategy for our HDD engines from an EGR-only strategy to a strategy of combining our EGR technology with SCR after-treatment systems. Both of these HDD engine strategies have resulted in and will continue to result in potential uncertainties related to our ability to meet these emission standards, and/or a significant increase in the cost of our products, and have several associated risks that we have set forth below. Any of the following risks relating to our HDD engine strategies could materially and adversely affect our business, financial condition, results of operations, liquidity and capital resources, or cash flows. Although the following describes those scenarios which we can reasonably anticipate, we can offer no assurances that other outcomes will not occur or that the effects of the scenarios described will not be more severe than we currently anticipate.

Since 2010, certain of our HDD engine families met EPA and CARB certification requirements by using emission credits we earned by producing low-NOx engines earlier than was required by the EPA. In January 2012, the EPA promulgated the Interim Final Rule establishing NCPs for HDD engines, and we began using NCPs for trucks using certain of our HDD engines in 2012. In June 2012, the D.C. Circuit Court ruled that the EPA did not follow the required rulemaking processes and issued an order vacating the Interim Final Rule. The Company, as an intervenor in that action, asked for a rehearing, and in August 2012, the D.C. Circuit Court denied that request. The Court’s ruling became final on August 24, 2012. Following that decision, some of our competitors filed a lawsuit asking the D.C. Circuit Court to invalidate the emission certificates issued to us under the Interim Final Rule. The D.C. Circuit Court has not yet ruled on this matter, and we cannot assure you that the court will rule in our favor.

Also in January 2012, the EPA published a Notice of Proposed Rulemaking for a final NCP rule (the “Final Rule”), which proposed to make NCPs available in model years 2012 and later for emissions of NOx above the 0.20g limit for both medium and heavy HDD engines. The EPA approved the Final Rule for heavy HDD engines on September 5, 2012, and indicated that it was still reviewing comments and data, and thus would not finalize NCPs at that time as to medium

HDD engines, for which the Company has emissions credits expected to last into calendar year 2014. After approval of the Final Rule, the maximum NCP per heavy HDD engine was $3,775 for the remainder of 2012, and is subject to an upward annual adjustment in 2013, which has yet to be finalized. The Final Rule has been challenged by some of our competitors in the D.C. Circuit Court. The court has not yet ruled on this matter, and we cannot assure you the court will rule in our favor.

Currently, CARB, and the corresponding agencies of nine other states that have adopted California’s emission standards, do not allow engine certification using NCPs. Therefore, we were selling engines and trucks in these ten states (the “10 CARB States”) using the NOx emission credits previously described. In February 2013, our remaining emission credits for heavy HDD engines were consumed or allocated to received orders. Production utilizing those credits is scheduled throughout the remainder of calendar year 2013. We will not be able to sell any additional trucks with our heavy HDD 13L engines using NOx emission credits in the 10 CARB States until CARB certifies our SCR engines to the 0.20g NOx standard.

In October 2012, we announced a definitive agreement with Cummins under which Cummins Emission Solutions will supply its SCR after-treatment system for our 13L engines, as well as other light and medium HDD engines. As a part of our expanded relationship with Cummins, we are offering the Cummins 15L as a part of our North American on-highway truck line-up. We phased in the Cummins 15L engine in December 2012. We expect to phase in the high volume 13L SCR engines in April 2013. We anticipate phasing in our lower volume 13L SCR engines later in 2013, in stages. We anticipate product gaps in the 10 CARB States for certain of the lower volume 13L EGR engines prior to full introduction of our SCR engines, which we anticipate to be June 2013. The duration of the gaps will be dependent on a number of factors including but not limited to our ability to execute as planned, the availability of emissions credits and product mix.

In addition, we expect to achieve OBD certification for model year 2013 light and medium HDD engines in March 2013 for the highest volume of these engines, and as late as June 2013 for lower volume light HDD engines. Beginning in the first calendar quarter of 2013, we anticipate gaps in production of light and medium HDD engines as we work to achieve OBD certification. Our 13L SCR engines must also achieve OBD certification, and these engines face similar risks if they do not achieve OBD certification by their projected April 2013 phase-in.

Increased warranty costs may negatively impact our near term operating results.

Emissions regulations in the U.S. and Canada have resulted in rapid product development cycles, driving significant changes from previous engine models. In 2010, we introduced changes to our engine line-up in response to 2010 emissions standards (“2010 Engines”). Component complexity and other related factors associated with meeting emissions standards have contributed to higher repair costs that exceeded those that we have historically experienced. Historically, warranty claims experience for launch-year engines has been higher compared to the prior model-year engines; however, over time we have been able to refine both the design and manufacturing process to reduce both the volume and the severity of warranty claims. While we continue to improve the design and manufacturing of our engines to reduce the volume and severity of warranty claims, we have continued to experience higher warranty spend than expected, which contributed to significantly higher warranty charges for current and pre-existing warranties, including charges for extended service contracts, in 2012. We recognized adjustments to pre-existing warranties of $404 million in the year ended October 31, 2012, compared to adjustments of $79 million and $51 million in the years ended October 31, 2011 and 2010, respectively. The increase in the adjustments to pre-existing warranties in 2012 related to the unanticipated increase in warranty spend, primarily for certain 2010 Engines. We may continue to experience an increase in warranty spend compared to prior periods that could result in additional charges for adjustments to pre-existing warranties. In addition, as we identify opportunities to improve the design and manufacturing of our engines, we may incur additional charges for recalls and field campaigns to address identified issues. These charges may have an adverse effect on our financial condition, results of operations and cash flows. In fiscal 2013, to meet new emissions requirements, including but not limited to OBD, we will launch several products that will incorporate additional changes and added component complexity. These changes may result in additional future warranty expense that may have an adverse effect on our financial condition, results of operations and cash flows.

We could incur restructuring and impairment charges as we continue to evaluate opportunities to restructure our business and rationalize our manufacturing operations in an effort to optimize our cost structure.

We continue to evaluate opportunities to restructure our business and rationalize our manufacturing operations in an effort to optimize our cost structure. These actions could result in restructuring and related charges, including but not limited to asset impairments, employee termination costs, and charges for pension and other postretirement contractual benefits, potential additional pension funding obligations, and pension curtailments any of which could be significant, could adversely affect our financial condition and results of operations. We have substantial amounts of long-lived assets, including goodwill and intangible assets, which are subject to periodic impairment analysis and review. Identifying and assessing whether impairment indicators exist, or if events or changes in circumstances have occurred, including market conditions, operating results, competition, and general economic conditions, requires significant judgment. Any of the above future actions could result in charges that could have an adverse effect on our financial condition and results of operations.

Our business has significant liquidity requirements, and our recent operating results have had an adverse impact on our liquidity position.

Our business has significant liquidity requirements, and our recent operating results have had an adverse impact on our liquidity position. We believe that our cash on-hand, together with funds generated by our operations and potential borrowings under our ABL Facility, will provide us with sufficient liquidity and capital resources to meet our working capital, capital expenditures and other operating needs for the foreseeable future. Significant assumptions underlie this belief however, including, among other things, assumptions relating to North American truck volumes for 2013, the successful implementation of our revised engine strategy, the continuing availability of trade credit from certain key suppliers, and that there will be no material adverse developments in our competitive market position, business, liquidity or capital requirements. In particular, a key element of our operating strategy is to renew our focus on our primary markets and regain market share therein following the completion of our plan to comply with 2010 EPA emissions standards. Any failure to achieve market share could have an impact on our ability to achieve earnings expectations and may have an adverse impact our liquidity position. As a result, we cannot assure you that we will continue to have sufficient liquidity to meet our operating needs. In the event that we do not have sufficient liquidity, we may be required to seek additional capital, reduce or cut back our operating activities or otherwise alter our business strategy.

Past and potential further downgrades in our debt ratings may adversely affect our liquidity, competitive position and access to capital markets.

The major debt-rating agencies routinely evaluate and rate our debt according to a number of factors, among which are our perceived financial strength and transparency with rating agencies and timeliness of financial reporting. On August 7, 2012, Standard & Poor’s Rating Services downgraded our unsecured debt rating to CCC+ from B. On September 17, 2012, Fitch Ratings downgraded its issuer default ratings for us to CCC from B-, with a negative outlook, citing the increasing risk around our cash flow. On December 19, 2012, Moody’s Investors Service downgraded our corporate family rating, probability of default rating, and Existing Senior Note rating to B3 from B2 with a stable outlook. Most recently, Fitch Ratings, on March 21, 2013, affirmed its issuer default ratings for us at CCC, but issued a positive rating outlook. Any further downgrade in our credit ratings and the negative publicity as a result of any such further downgrade could adversely affect our continued access to trade credit on customary terms as well as our ability to access capital in the future under acceptable terms and conditions.

We have significant under-funded postretirement obligations.

On a U.S. GAAP basis, the under-funded portion of our projected benefit obligation was $2.1 billion and $1.8 billion for pension benefits at October 31, 2012 and 2011, respectively, and $1.4 billion and $1.5 billion for postretirement healthcare benefits at October 31, 2012 and 2011, respectively. In calculating these amounts, we have assumed expected rates of return on plan assets and growth rates of retiree medical costs. The failure to achieve the expected rates of return and growth rates, as well as reductions in interest rates, could have an adverse impact on our under-funded postretirement obligations, financial condition, results of operations and cash flows. In addition, the continued restructuring and rationalization of our business could increase our pension funding obligations under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The volatility in the financial markets affects the valuation of our pension assets and liabilities, resulting in potentially higher pension costs and higher levels of under-funding in future periods. The requirements set forth in ERISA and the Internal Revenue Code of 1986, as amended, as applicable to our U.S. pension plans (including such timing requirements) mandated by the Pension Protection Act of 2006 to fully fund our U.S. pension plans, net of any current or possible future legislative or governmental agency relief, could also have an adverse impact on our business, financial condition, results of operations and cash flows even though the recently enacted pension funding relief legislation Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 and the Moving Ahead for Progress in the 21st Century Act (“MAP-21 Act”) have reduced our funding requirements over the next five years.

We may not achieve all of the expected benefits from our cost saving initiatives.

We have recently implemented a number of cost saving initiatives, including the consolidation of our Truck and Engine engineering operations, the relocation of our world headquarters to Lisle, Illinois, continued reductions in discretionary spending and employee headcount reductions. We expect these actions will result in significant operating cost savings, which we estimate will be approximately $175 million of annual savings, beginning in 2013. In addition, we continue to evaluate additional options to improve the efficiency and performance of our operations. For example, we are evaluating opportunities to restructure our business in an effort to optimize our cost structure, which could include, among other actions, rationalization of certain of our manufacturing operations and/or divesting non-core businesses. We have made certain assumptions in estimating the anticipated impact of our cost saving initiatives. These assumptions may turn out to be incorrect due to a variety of factors. In addition, our ability to realize the expected benefits from these initiatives is subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Some of our cost saving measures may not have the impact on our profitability that we currently project. If we are unsuccessful in implementing these initiatives or if we do not achieve our expected results, our results of operations and cash flows could be materially adversely affected.

A small number of our stockholders have significant influence over our business.

In October 2012, we entered into settlement agreements with two of our significant stockholders, Carl C. Icahn and several entities controlled by him (collectively, the “Icahn Group”) and Mark H. Rachesky, MD and several entities controlled by him (collectively, the “MHR Group”). Pursuant to these settlement agreements, in October 2012 the Icahn Group and the MHR Group each had one representative appointed to our Board and to the nominating and governance committee of our Board in replacement of two incumbent directors. Additionally, pursuant to these settlement agreements, the Icahn Group and the MHR Group have exercised their right to appoint a third mutually agreed upon representative to our Board in replacement of an incumbent director. These representatives were elected to serve one-year terms as directors at our 2013 annual meeting of stockholders. Our Board will remain at ten members so long as either the Icahn Group or the MHR Group continues to have a designee on our Board.

As of January 11, 2013, based on filings made with the SEC and other information made available to us as of that date, we believe that the Icahn Group held 11,845,167 shares, or approximately 14.80%, of our outstanding common stock, that the MHR Group held 12,000,000 shares, or approximately 14.99%, of our outstanding common stock, and that the Icahn Group, the MHR Group, and three other stockholders collectively held over 50% of our common stock.

As a result of the foregoing, these few stockholders are able to exercise significant influence over the election of our Board as well as matters requiring stockholder approval. Further, this concentration of ownership may adversely affect the market price of our common stock.

Our business may be adversely affected by government contracting risks.

We derived approximately 8%, 13%, and 15% of our revenues for 2012, 2011, and 2010, respectively, from the U.S. government. Certain existing U.S. government contracts extend over multiple years and are conditioned upon the continuing availability of congressional appropriations. Congress usually appropriates funds on a fiscal-year basis and if the congressional appropriations for a program under which we are contractors are not made, or are reduced or delayed, our contract could be cancelled or government purchases under the contract could be reduced or delayed, which could adversely affect our financial condition, results of operations, and cash flows. Although we have submitted multiple bids and quotes, there are no guarantees that they will be awarded to us in the future or that volumes will be similar to volumes under previously awarded contracts. In addition, U.S. government contracts generally permit the contracting government agency to terminate the contract, in whole or in part, either for the convenience of the government or for default based on our failure to perform under the contract. If a contract is terminated for convenience, we would generally be entitled to the payment of our allowable costs and an allowance for profit on the work performed. If one of our government contracts were to be terminated for default, we could be exposed to liability and our ability to obtain future contracts could be adversely affected.

Federal regulations and fuel economy rules may increase costs.

Recent and future changes to on-highway emissions or performance standards, as well as compliance with additional environmental requirements, are expected to add to the cost of our products and increase the engineering and product development programs of our business. In that regard, the EPA and the Department of Transportation have issued final rules on GHG emissions and fuel economy for medium and heavy duty vehicles and engines. The emission standards establish required minimum fuel economy and GHG emissions levels for both engines and vehicles primarily through the increased use of existing technology. The rules, which apply to our engines and vehicles, initially come into effect in 2014 and are fully implemented in model year 2017. These standards will increase costs of development for engines and vehicles and administrative costs arising from implementation of the standards. In addition, other regulatory proposals under consideration or those that are proposed in the future may adversely affect our business.

We may not achieve all of the expected benefits from our recent acquisitions, joint ventures or strategic alliances.

Over the last several years, we have completed a number of acquisitions, joint ventures and strategic alliances as part of our business strategy. We cannot provide any assurances that these acquisitions, joint ventures or strategic alliances will generate all of the expected benefits. In addition, we cannot assure you that disputes will not arise with our joint venture partners and that such disputes will not lead to litigation or otherwise have a material adverse effect on the joint ventures or our relationships with our joint venture partners. Failure to successfully manage and integrate these acquisitions, joint ventures and strategic alliances could materially impact our financial condition, results of operations and cash flows. In light of our recent operating results, we are currently evaluating opportunities to restructure our business in an effort to optimize our cost structure, which could include, among other actions, rationalization of certain of our recent acquisitions, joint ventures or strategic alliances.

Our products are subject to export limitations and we may be prevented from shipping our products to certain nations or buyers.

We are subject to federal licensing requirements with respect to the sale and support in foreign countries of certain of our products and the importation of components for our products. In addition, we are obligated to comply with a variety of federal, state and local regulations and procurement policies, both domestically and abroad, governing certain aspects of our international sales and support, including regulations promulgated by, among others, the U.S. Departments of Commerce, Defense, State and Justice.

Such licenses may be denied for reasons of U.S. national security or foreign policy. In the case of certain large orders for exports of defense equipment, the Department of State must notify Congress at least 15 to 30 days, depending on the size and location of the sale, prior to authorizing certain sales of defense equipment and services to foreign governments. During that time, Congress may take action to block the proposed sale. We can give no assurances that we will continue to be successful in obtaining the necessary licenses or authorizations or that Congress will not prevent or delay certain sales. Any significant impairment of our ability to sell products outside of the U.S. could negatively impact our financial condition, results of operations and cash flows.

For products and technology exported from the U.S. or otherwise subject to U.S. jurisdiction, we are subject to U.S. laws and regulations governing international trade and exports, including, but not limited to International Traffic in Arms Regulations, Export Administration Regulations, the Foreign Military Sales program and trade sanctions against embargoed countries, and destinations administered by the Office of Foreign Assets Control, U.S. Department of the Treasury. A determination by the U.S. government that we have failed to comply with one or more of these export controls or trade sanctions could result in civil or criminal penalties, including the imposition of significant fines, denial of export privileges, loss of revenues from certain customers, and debarment from participation in U.S. government contracts.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”) and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience corruption. Our operations in such countries create the risk of an unauthorized payment by one of our employees or agents that could be in violation of various laws including the FCPA.

Additionally, the failure to obtain applicable governmental approval and clearances could materially and adversely affect our ability to continue to service the government contracts we maintain. Exports of some of our products to certain international destinations may require shipment authorization from U.S. export control authorities, including the U.S. Departments of Commerce and State, and authorizations may be conditioned on end-use restrictions.

Our international business is also highly sensitive to changes in foreign national priorities and government budgets. Sales of military products are affected by defense budgets (both in the U.S. and abroad) and U.S. foreign policy.

We must comply with numerous miscellaneous federal national security laws, procurement regulations, and procedures, as well as the rules and regulations of foreign jurisdictions, and our failure to comply could adversely affect our business.

We must observe laws and regulations relating to the formation, administration and performance of federal government contracts that affect how we do business with our clients and impose added costs on our business. For example, the Federal Acquisition Regulations, foreign government procurement regulations and the industrial security regulations of the Department of Defense and related laws include provisions that:

•	allow our government clients to terminate or not renew our contracts if we come under foreign ownership, control or influence;

•	allow our government clients to terminate existing contracts for the convenience of the government;

•	require us to prevent unauthorized access to classified information; and

•	require us to comply with laws and regulations intended to promote various social or economic goals.

We are subject to industrial security regulations of the U.S. Departments of State, Commerce and Defense and other federal agencies that are designed to safeguard against foreigners’ access to classified or restricted information. As we expand our operations internationally, we will also become subject to the rules and regulations of foreign jurisdictions. If we were to come under foreign ownership, control or influence, we could lose our facility security clearances, which could result in our federal government customers terminating or deciding not to renew our contracts and could impair our ability to obtain new contracts.

A failure to comply with applicable laws, regulations or procedures, including federal regulations regarding the procurement of goods and services and protection of classified information, could result in contract termination, loss of security clearances, suspension or prohibition from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which could materially adversely affect our business.

The markets in which we compete are subject to considerable cyclicality.

Our ability to be profitable depends in part on the varying conditions in the truck, bus, mid-range diesel engine, and service parts markets, which are subject to cycles in the overall business environment and are particularly sensitive to the industrial sector, which generates a significant portion of the freight tonnage hauled. Truck and engine demand is also dependent on general economic conditions, interest rate levels and fuel costs, among other external factors.

We operate in the highly competitive North American truck market.

The North American truck market in which we operate is highly competitive. Our major U.S.-controlled domestic competitors include: PACCAR and Ford. The competing foreign-controlled domestic manufacturers include: Freightliner and Western Star (both subsidiaries of Mercedes Benz), Volvo and Mack (both subsidiaries of Volvo Global Trucks) and Hino (a subsidiary of Toyota). The major U.S. military vehicle competitors include: BAE Systems, Force Protection, Inc., General Dynamics Land Systems, and Oshkosh Truck. In addition, smaller, foreign-controlled market participants such as Isuzu, UD Trucks (formerly known as Nissan North America, Inc.) and Mitsubishi compete in the U.S. and Canadian markets with primarily imported products. In Mexico, the major domestic competitors are Kenmex (a subsidiary of PACCAR) and Mercedes Benz.

The intensity of this competition, which is expected to continue, results in price discounting and margin pressures throughout the industry and adversely affects our ability to increase or maintain vehicle prices. Many of our competitors have greater financial resources, which may place us at a competitive disadvantage in responding to substantial industry changes, such as changes in governmental regulations that require major additional capital expenditures. In addition, certain of our competitors may have lower overall labor costs.

Our ability to execute our strategy is dependent upon our ability to attract, train and retain qualified personnel.

Our continued success depends, in part, on our ability to identify, attract, motivate, train and retain qualified personnel in key functions and geographic areas. In particular, we are dependent on our ability to identify, attract, motivate, train and retain qualified engineers with the requisite education, background and industry experience who can assist in the development, enhancement and introduction of new products and technology solutions. Further, we have significant operations in foreign countries, including Mexico, Brazil, Argentina and Canada, and, to effectively manage our global operations, we will need to continue to be able to recruit, train, assimilate, motivate and retain qualified experienced employees around the world.

Failure to attract, train and retain qualified personnel, whether as a result of an insufficient number of qualified local residents, difficulty in recruiting and retaining expatriates to service new global markets, or the allocation of inadequate resources to training, integration and retention of qualified personnel, could impair our ability to execute our business strategy and could have an adverse effect on our business prospects. In addition, our operations or our ability to execute our business strategy may be negatively impacted by the loss of certain personnel in connection with our voluntary separation program announced in August 2012, and we are unable to replace the experience, skills and knowledge base of such personnel in a timely manner.

Our manufacturing operations are dependent upon third-party suppliers, making us vulnerable to supply shortages.

We obtain raw materials, parts and manufactured components from third-party suppliers. Some of our suppliers are the sole source for a particular supply item. Any delay in receiving supplies could impair our ability to deliver products to our customers and, accordingly, could have a material adverse effect on our business, financial condition, results of operations, and cash flows. The volatility in the financial markets and uncertainty in the automotive sector could result in exposure related to the financial viability of certain of our key third-party suppliers. Suppliers may also exit certain business lines causing us to find other suppliers for materials or components, or delay our ability to deliver products to customers, or our suppliers may change the terms on which they are willing to provide products, any of which could adversely affect our financial condition and results of operations. In addition, many of our suppliers have unionized workforces that could be subject to work stoppages as a result of labor relations issues.

We are exposed to political, economic, and other risks that arise from operating a multinational business.

We have significant operations in foreign countries, primarily in Canada, Mexico, Brazil and Argentina. We are also developing operations in the People’s Republic of China. Accordingly, our business is subject to the political, economic, and other risks that are inherent in operating a multinational company. These risks include, among others:

•	trade protection measures and import or export licensing requirements;

•	tax rates in certain foreign countries that exceed those in the U.S., and the imposition of foreign withholding taxes on the remittance of foreign earnings to the U.S.;

•	difficulty in staffing and managing international operations and the application of foreign labor regulations;

•	multiple and potentially conflicting laws, regulations, and policies that are subject to change;

•	currency exchange rate risk; and

•	changes in general economic and political conditions in countries where we operate, particularly in emerging markets.

We may discover defects in vehicles potentially resulting in delays in new model launches, recall campaigns, or increased warranty costs.

Meeting or exceeding many government-mandated safety standards is costly and often technologically challenging, especially where one or more government-mandated standards may conflict. Government safety standards require manufacturers to remedy defects related to motor vehicle safety through safety recall campaigns, and a manufacturer is obligated to recall vehicles if it determines that they do not comply with a safety standard. Should we or government safety regulators determine that a safety or other defect or noncompliance exists with respect to certain of our vehicles, there could be a delay in the launch of a new model or a significant increase in warranty claims, the costs of which could be substantial.

Additionally, if we experience failure in some of our emissions components and the emission component defect rates of our engines exceed a certain level set by CARB and the EPA, those engines may be subject to corrective actions by these agencies, which may include extending the warranties of those engines. This could increase exposure beyond the stated warranty period to the relevant regulatory useful life of the engine, and these actions could have an adverse effect on our financial condition, results of operations and cash flows.

Our business may be adversely impacted by work stoppages and other labor relations matters.

We are subject to risk of work stoppages and other labor relations matters because a significant portion of our workforce is unionized. As of October 31, 2012, approximately 48% of our hourly workers and 5% of our salaried workers are represented by labor unions and are covered by collective bargaining agreements. Many of these agreements include provisions that limit our ability to realize cost savings from restructuring initiatives such as plant closings and reductions in workforce. Our current collective bargaining agreement with the United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) will expire in October 2014. Any strikes, threats of strikes, arbitration or other resistance in connection with the negotiation of new labor agreements or otherwise could materially adversely affect our business as well as impair our ability to implement further measures to reduce structural costs and improve production efficiencies. A lengthy strike that involves a significant portion of our manufacturing facilities could have a material adverse effect on our financial condition, results of operations, and cash flows.

We are involved in pending litigation and an adverse resolution of such litigation may adversely affect our business, financial condition, results of operations and cash flows.

Litigation can be expensive, lengthy, and disruptive to normal business operations. The results of complex legal proceedings are often uncertain and difficult to predict. An unfavorable outcome of a particular matter described in our periodic filings or any future legal proceedings could have a material adverse effect on our business, financial condition, results of operations or cash flows. We are currently involved in a number of pending litigation matters. For additional information regarding certain lawsuits in which we are involved, see our 2012 Annual Report, Item 3, Legal Proceedings, and Note 14, Commitments and Contingencies, to our consolidated financial statements contained therein, and our First Quarter 10-Q, Note 12 Commitments and Contingencies, to our consolidated financial statements contained therein, and our Current Report on Form 8-K filed with the SEC on March 25, 2013, all of which are incorporated by reference in this prospectus supplement.

Provisions in our charter and by-laws, our stockholder rights plan and Delaware law could delay and discourage takeover attempts that stockholders may consider favorable.

Certain provisions of our certificate of incorporation and by-laws, and applicable provisions of Delaware corporate law, may make it more difficult for a third party to acquire control of us or change our Board and management, or may prevent such acquisition or change. These provisions include:

•	the ability of our Board to issue so-called “flexible” preferred stock;

•	a provision for any board vacancies to be filled only by the remaining directors;

•	the inability of stockholders to act by written consent or call special meetings;

•	advance notice procedures for stockholder proposals to be brought before an annual meeting of our stockholders;

•

the affirmative vote of holders of the greater of (a) a majority of the voting power of all common stock and (b) at least 85% of the shares of common stock present at a meeting is required to approve certain change of control transactions; and

•

Section 203 of the Delaware General Corporation Law, which generally restricts us from engaging in certain business combinations with a person who acquires 15% or more of our common stock for a period of three years from the date such person acquired such common stock, unless stockholder or board approval is obtained prior to the acquisition.

In addition, the fact that our ability to utilize our tax net operating losses and research and development tax credits could be adversely affected by a change of control could have an anti-takeover effect.

We have a stockholders rights plan, which may be triggered if any person or group becomes the beneficial owner of or announces an offer to acquire 15% or more of our common shares.

The foregoing provisions may adversely affect the marketability of the common stock by discouraging potential investors from acquiring our stock. In addition, these provisions could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, or impede an attempt to acquire a significant or controlling interest in us, even if such events might be beneficial to us and our stockholders.

Our operations are subject to environmental, health and safety laws and regulations that could result in liabilities to us.

Our operations are subject to environmental, health and safety laws and regulations, including those governing discharges to air and water; the management and disposal of hazardous substances; the cleanup of contaminated sites; and health and safety matters. We could incur material costs, including cleanup costs, civil and criminal fines, penalties and third-party claims for property damage or personal injury as a result of violations of or liabilities under such laws and regulations. Contamination has been identified at and in the vicinity of some of our current and former properties for which we have established financial reserves. The ultimate cost of remediating contaminated sites is difficult to accurately predict and could exceed our current estimates. For example, along with the current operator, we are addressing contamination associated with our formerly owned solar turbine site in San Diego, California. While we believe that we have adequate accruals to cover the costs of the ongoing cleanup, we and other parties may be required to conduct additional investigations and remediation in the area, including with respect to any impacts identified in nearby bay sediments. As a result, we also could incur material costs in excess of current reserves at this or other sites as a result of additional cleanup obligations imposed or contamination identified in the future. In addition, as environmental, health, and safety laws and regulations have tended to become stricter, we could incur additional costs complying with requirements that are promulgated in the future.

Risks related to the notes

We have a significant amount of debt, which limits our flexibility and imposes restrictions on us, and a downturn in economic or industry conditions may materially affect our ability to satisfy our debt obligations or meet our future financial commitments and liquidity needs.

We have a substantial amount of indebtedness. The following table sets forth certain important information regarding our capitalization as of January 31, 2013, on an as adjusted basis to give effect to the sale of the notes in this offering and the application of the net proceeds therefrom as described under “Use of proceeds.”

(in millions)	As adjusted

Debt:
Manufacturing operations	$2,860
Financial services operations	1,608

Total debt	4,468

Stockholders’ deficit	(3,332)

Our significant amount of outstanding indebtedness and the covenants contained in our debt instruments could have important consequences for our operations. The size and terms of our Term Loan Facility significantly limits our ability to obtain additional debt financing to fund future working capital, acquisitions, capital expenditures, engineering and product development costs, and other general corporate requirements. Other consequences for our operations could include:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a portion of these funds to make significantly higher interest payments on our indebtedness;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limiting our ability to take advantage of business opportunities as a result of various restrictive covenants in our debt agreements; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

Our ability to make required payments of principal and interest on our debt will depend on our future performance and the other cash requirements of our business. Our performance, to a certain extent, is subject to general economic, political, financial, competitive, and other factors that are beyond our control. We cannot provide any assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available under certain of our debt agreements in an amount sufficient to enable us to service our indebtedness.

Our debt agreements contain certain restrictive covenants and customary events of default. These restrictive covenants limit our ability to take certain actions, such as, among other things: make restricted payments; incur additional debt and issue preferred or disqualified stock; create liens; create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions; engage in sale-leaseback transactions;

engage in mergers or consolidations or transfer all or substantially all of our assets; designate restricted and unrestricted subsidiaries; make certain dispositions and transfers of assets; enter into transactions with affiliates; and guarantee indebtedness. One or more of these restrictive covenants may limit our ability to execute our preferred business strategy, take advantage of business opportunities, or react to changing industry conditions.

Upon an event of default, if not waived by our lenders, our lenders may declare all amounts outstanding as due and payable, which may cause cross-defaults under our other debt obligations. If our current lenders accelerate the maturity of our indebtedness, we may not have sufficient capital available at that time to pay the amounts due to our lenders on a timely basis, and there is no guarantee that we would be able to repay, refinance, or restructure the payments on such debt. Further, under our Term Loan Facility and our ABL Facility, the lenders would have the right to foreclose on certain of our assets, which could have a material adverse effect on our Company.

Upon the occurrence of a “change of control” as specified in each of the principal debt agreements of our manufacturing operations, we are required to repurchase or repay (or offer to repurchase or repay) such indebtedness. Under these agreements, a “change of control” is generally defined to include, among other things: (a) the acquisition by a person or group of at least 35 percent of our common stock (50 percent for our Convertible Notes), (b) a merger or consolidation in which holders of our common stock own less than a majority of the equity in the resulting entity, or (c) replacement of a majority of the members of our Board by persons who were not nominated by our current directors. Under our ABL Facility and our Term Loan Facility, a change in control would result in an immediate event of default, which would allow our lenders to accelerate the debt owed to them. Under the indentures or loan agreements for our debt securities, we may be required to offer to purchase the outstanding notes under such indentures at a premium upon a change in control. In any such event, we may not have sufficient funds available to repay amounts outstanding under these agreements, which may also cause cross-defaults under our other debt obligations. Further, under our ABL Facility and our Term Loan Facility, the lenders could have the right to foreclose on certain of our assets, which could have a material adverse effect on our financial position and results of operations.

Despite our current levels of debt, we may still be able to incur more debt. This could further exacerbate the risks associated with our substantial debt.

We may be able to incur additional debt in the future. The terms of the indenture and the agreement governing the Term Loan Facility allow us to incur substantial amounts of additional debt, subject to certain limitations. For example, under the indenture and the Term Loan Facility agreement we may incur additional indebtedness if, immediately after giving effect to the incurrence of such indebtedness and the receipt and application of the net proceeds therefrom, our consolidated cash flow ratio (as defined in the indenture) would be greater than 2.0 to 1.0 for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such indebtedness. Additionally, we may incur additional indebtedness in an amount equal to the greater of: $200 million and a borrowing base equal to 85% of accounts receivables and 60% of inventory (up to a maximum of $1,000 million) under one or more credit facilities and an additional $150 million under any type of borrowing arrangement under the indenture governing. The indenture governing the Convertible Notes does not limit our ability to incur additional indebtedness. We currently have in place an asset-backed revolving credit facility that permits Navistar, Inc. to borrow up to

$175 million. As of January 31, 2013, Navistar, Inc. had no outstanding borrowings under this facility. If new indebtedness is added to our current debt levels, the risks we face with respect to our substantial indebtedness could intensify. Moreover, the indenture governing the notes and our other debt agreements do not impose any limitation on our incurrence of liabilities that are not considered “indebtedness” under the terms of such documents.

NIC is a holding company that has no independent operations and is dependent on its subsidiaries for cash.

NIC is a holding company, and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, its cash flows and ability to meet its obligations are largely dependent upon the earnings of its subsidiaries and the payment of such earnings to it in the form of dividends, distributions, loans or otherwise, and repayment of such loans or advances from it. These subsidiaries are separate and distinct legal entities and generally have no obligation to provide NIC with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. The ability of NIC’s subsidiaries to pay dividends or make other advances or transfer of funds will depend on their respective results of operations and may be restricted by, among other things, applicable law and contractual provisions limiting the amount of funds available to make dividends and agreements of those subsidiaries. For example, the payment of dividends by NFC to Navistar, Inc. is limited by the terms of NFC’s bank credit facility. See “Description of certain indebtedness—Financial services operations—Bank revolvers and commercial paper.”

The notes and the guarantee will not be secured by any of our assets and therefore will be effectively subordinated to our existing and future secured indebtedness.

The notes and the guarantee will be general unsecured obligations ranking effectively junior in right of payment to all existing and future secured debt of NIC or the Guarantor to the extent of the collateral securing such debt. The Guarantor had approximately $730 million of outstanding secured debt at January 31, 2013 under certain financing arrangements and capital lease obligations. In addition, the indenture governing the notes will permit the incurrence of additional debt, some of which may be secured debt. For example, we may incur additional secured indebtedness in an amount equal to the greater of: $200 million and a borrowing base equal to 85% of accounts receivables and 60% of inventory (up to a maximum of $1,000 million) under one or more credit facilities. In the event that NIC or the Guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, creditors whose debt is secured by assets of NIC or the Guarantor will be entitled to the remedies available to secured holders under applicable laws, including the foreclosure of the collateral securing such debt, before any payment may be made with respect to the notes or the guarantee. As a result, there may be insufficient assets to pay amounts due on the notes and holders of the notes may receive less, ratably, than holders of secured indebtedness.

The notes are structurally subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the notes to the extent of the assets of such non-guarantor subsidiaries.

Initially, the notes will only be guaranteed by Navistar, Inc. As a result, the notes will be structurally subordinated to all existing and future liabilities of our other subsidiaries that do not guarantee the notes. Therefore, NIC’s rights and the rights of its creditors to participate in the assets of any non-guarantor subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of the non-guarantor subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to NIC in order for NIC to meet its obligations with respect to the notes. To the extent that NIC may be a creditor with recognized claims against any subsidiary, its claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by it. NIC’s subsidiaries may incur additional indebtedness and other liabilities under the terms of the indenture governing the notes.

As of January 31, 2013, after giving effect to the completion of the offering and the application of the net proceeds therefrom as set forth in “Use of proceeds,” NIC’s non-guarantor restricted subsidiaries would have had (i) approximately $68 million of outstanding indebtedness, (ii) approximately $758 million of total liabilities, including trade payables and accrued expenses, and (iii) approximately $2,749 million of total assets; and NIC’s unrestricted subsidiaries would have had (i) approximately $1,666 million of outstanding indebtedness, of which $1,608 million was indebtedness of our financial services operations and $58 million was indebtedness of our majority-owned dealership subsidiaries, (ii) approximately $1,942 million of liabilities, of which $1,781 million were liabilities of our financial services operations and $58 million were liabilities of our majority-owned dealership subsidiaries, and (iii) approximately $3,008 million of total assets, of which $2,518 million constituted assets of our financial services operations and $137 million constituted assets of our majority-owned dealership subsidiaries.

A number of our subsidiaries are classified as “Unrestricted Subsidiaries” under the indenture and thus are not bound by any of the covenants and operating restrictions contained in the indenture.

All of the subsidiaries that comprise our financial services operations, the Blue Diamond joint venture entities and those subsidiaries whose principal business is owning one of our International truck dealerships are classified as “Unrestricted Subsidiaries” under the indenture. As a result, these subsidiaries are not bound by any of the covenants and operating restrictions contained in the indenture and their outstanding indebtedness will not affect, among other things, the amount of indebtedness that NIC and its restricted subsidiaries may incur under the indenture. For the three months ending January 31, 2013 and fiscal 2012, our Unrestricted Subsidiaries generated $237 million and $1,056 million, respectively, of net sales of manufactured products to third parties and approximately $44 million and $123 million, respectively, of Manufacturing EBITDA. For the most part, the indenture does not restrict our ability to engage in transactions with our financial services subsidiaries under these agreements. As a result, we will be able to incur additional indebtedness from, or make loans to or investments in, or otherwise engage in ordinary course transactions with, such subsidiaries pursuant to the terms of these agreements.

Our ability to generate the significant amount of cash needed to pay interest and principal on the notes and service our other debt and financial obligations and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, depends on our ability to generate cash in the future. We are subject to general economic, industry, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance debt or obtain additional financing will depend on, among other things:

•	our financial condition at the time;
•	restrictions in the indenture governing the notes and any other indebtedness; and
•	other factors, including financial market or industry conditions.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. If our operations do not generate sufficient cash flow from operations, and additional borrowings or refinancings are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes.

The terms of the agreements governing our indebtedness contain significant restrictions that limit our operating and financial flexibility.

The indenture governing the notes and the agreements governing our and our subsidiaries’ other indebtedness contain various covenants and other restrictions that limit our ability and the ability of our restricted subsidiaries to engage in specified types of transactions. These covenants and other restrictions limit our and our restricted subsidiaries’ ability to, among other things:

•	make restricted payments;

•	incur additional debt and issue preferred or disqualified stock;

•	create liens;

•	create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

•	engage in sale-leaseback transactions;

•	engage in mergers or consolidations or transfer all or substantially all of our assets;

•	designations of restricted and unrestricted subsidiaries;

•	make certain dispositions and transfers of assets;

•	place limitations on the ability of our restricted subsidiaries to make distributions;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

These restrictions on operations and financings, as well as those that may be contained in future debt agreements, may limit our ability to execute preferred business strategies. Moreover, if operating results fall below current levels, we may be unable to comply with these covenants. If that occurs, our lenders, including you, could accelerate their debt. If their debt is accelerated, we may not be able to repay all of their debt, in which case your notes may not be fully repaid, if they are repaid at all.

We may not have the ability to raise the funds necessary to purchase the notes upon a change of control, and our future debt may contain limitations on our ability to repurchase the notes.

Upon the occurrence of certain kinds of change of control events, as specified in the indenture, you will have the right, as a holder of the notes, to require us to repurchase all of your notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

We may not be able to pay you the required price for your notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of our future debt may prevent us from paying you. We cannot assure you that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase the notes. Any requirement to offer to purchase the notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us. In addition, our ability to repurchase the notes may be limited by law or by regulatory authority.

Our failure to repurchase surrendered notes at a time when the repurchase is required by their respective indentures would constitute a default under each respective indenture. A default under the indenture or the change of control itself could also lead to a default under the agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

Certain of the covenants in the indenture will not apply during any period in which the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Certain of the covenants in the indenture will not apply to us during any period in which the notes are rated investment grade by both Moody’s and Standard & Poor’s, provided at such time no default has occurred and is continuing. Such covenants restrict, among other things, our ability to make restricted payments, incur debt and enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade, or that if they are rated investment grade, that the notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not otherwise be permitted while these covenants were in effect. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in a default under the indenture.

Federal and state fraudulent conveyance laws may permit a court to void the guarantee, and, if that occurs, you may not receive any payments on the guarantee.

The issuance of the guarantee may be subject to review under federal and state fraudulent conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration generally will be a fraudulent conveyance if:

•	it was paid with the intent of hindering, delaying or defrauding creditors; or

•	the Guarantor received less than fair consideration in return for issuing a guarantee and either:

•	the Guarantor was insolvent or rendered insolvent by reason of the incurrence of the indebtedness;

•	payment of the consideration left the Guarantor with an unreasonably small amount of capital to carry on the business; or

•	the Guarantor intended to, or believed that it would, incur debts beyond its ability to pay the debt.

If a court were to find that the issuance of a guarantee was a fraudulent conveyance, the court could void the payment obligations under such guarantee or further subordinate such guarantee to presently existing and future indebtedness, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of a guarantee could result in an event of default with respect to our other debt that could result in acceleration of that debt.

We cannot assure you that an active trading market will be maintained for the notes.

The notes will be issued as additional notes under the indenture governing the Existing Senior Notes. The notes will be treated as a single series with the Existing Senior Notes for all purposes under the indenture, will have the same terms as the Existing Senior Notes and will be fungible with the Existing Senior Notes. Although the underwriters make a market in the Existing Senior Notes and have advised us that, following the completion of the offering, they intend to continue to make a market in the notes as permitted by applicable law, there is no guarantee that such trading market will be maintained for the notes.

If an active trading market is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price. Accordingly, you may be required to bear the financial risk of your investment in the notes indefinitely.

The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of the notes;
•	our ratings published by major credit rating agencies;
•	our financial performance;
•	the market for similar securities;
•	the interest of securities dealers in making a market in the notes; and
•	prevailing interest rates.

We cannot assure you that an active market for the notes will continue.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes could cause the liquidity or market value of the notes to decline.

The Existing Senior Notes have been rated by rating agencies. A rating is not a recommendation to purchase, sell or hold the notes. We cannot assure you that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, circumstances relating to the basis of the rating, such as adverse changes in our business, so warrant. Any lowering or withdrawal of a rating by a rating agency could reduce the liquidity or market value of the notes.

The notes offered hereby would not be fungible with the Existing Senior Notes if the notes offered hereby are Contingent Payment Debt Instruments.

We intend for the notes offered hereby to be fungible with the Existing Senior Notes. One requirement of fungibility is that the notes offered hereby be issued as a “qualified reopening” of the Existing Senior Notes. One requirement for the issuance of the notes offered hereby to constitute a qualified reopening is that the notes not be contingent payment debt instruments. As described further in “Certain U.S. federal income tax considerations,” we believe that the notes are not contingent payment debt instruments, and we are taking the position that they are not contingent payment debt instruments. There is a risk, however, that the IRS could challenge this treatment. If the IRS were to successfully recharacterize the notes as contingent payment debt instruments, then the issuance of the notes offered hereby would not constitute a qualified reopening, and the notes offered hereby would not be fungible with the Existing Senior Notes.

Forward-looking statements

This prospectus supplement and the documents incorporated herein contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, and such forward-looking statements only speak as of the date of this prospectus supplement. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as ‘‘committed,’’ ‘‘believe,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘estimate’’ or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus supplement and the documents incorporated herein, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some of these factors include:

•	estimates we have made in preparing our financial statements;

•	our development of new products and technologies;

•	the anticipated sales, volume, demand, and markets for our products;

•	the anticipated performance and benefits of our products and technologies, including our advanced clean engine solutions;

•

our business strategies relating to, and our ability to meet, federal and state regulatory heavy-duty diesel emissions standards applicable to certain of our engines, including the timing and costs of compliance and consequences of noncompliance with such standards, as well as our ability to meet other federal, state and foreign regulatory requirements;

•	our business strategies and long-term goals, and activities to accomplish such strategies and goals;

•	anticipated benefits from acquisitions, strategic alliances, and joint ventures we complete;

•	our expectations relating to the dissolution of our BDT joint venture with Ford Motor Company, expected to occur in December 2014;

•

our expectations and estimates relating to restructuring activities, including restructuring and integration charges and timing of cash payments related thereto, and operational flexibility, savings, and efficiencies from such restructurings;

•	our expectations relating to the possible effects of anticipated divestitures and closures of businesses;

•	our expectations relating to our cost-reduction actions, including our voluntary separation program, involuntary reduction in force, and other actions to reduce discretionary spending;

•	our implementation of a new ROIC methodology;

•	our realigning our management structure around functional expertise;

•	our changes to our organizational and segment reporting structures expected to be completed in the second quarter of 2013;

•	our expectations relating to our ability to service our long-term debt;

•	our expectations relating to our retail finance receivables and retail finance revenues;

•	our expectations relating to the availability of sufficient funds to meet operating requirements, capital expenditures, equity investments and strategic acquisitions;

•

our anticipated costs relating to the development of our emissions solutions products and other product modifications that may be required to meet other federal, state, and foreign regulatory requirements;

•	our anticipated capital expenditures;

•	our expectations relating to payments of taxes;

•	our expectations relating to warranty costs;

•	our expectations relating to interest expense;

•	costs relating to litigation and similar matters;

•	estimates relating to pension plan contributions and unfunded pension and postretirement benefits;

•	trends relating to commodity prices;

•	anticipated trends, expectations, and outlook relating to matters affecting our financial condition or results of operations;

•	other factors described in the ‘‘Risk factors’’ section of this prospectus supplement and the documents incorporated herein by reference.

All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Use of proceeds

We estimate that the net proceeds from our issuance and sale of the notes in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $298.25 million.

We expect to contribute the net proceeds of this offering to Navistar, Inc. and to cause Navistar, Inc. to use such proceeds, together with approximately $11.75 million of cash on hand, to repay $300.0 million in aggregate principal amount of our Term Loan Facility and pay the related premium on the Term Loan Amendment of approximately $10.0 million.

As of January 31, 2013, the outstanding indebtedness under our Term Loan Facility was $990 million (net of unamortized discount of $8 million) and the weighted average interest rate for borrowings under our Term Loan Facility was 7%. The Term Loan Facility agreement requires quarterly amortization payments of approximately $2.5 million, with the balance due at maturity on August 17, 2017 (which is the maturity date contemplated by the Term Loan Amendment as described under “Summary—Recent developments—Term Loan Amendment”).

Certain affiliates of the underwriters are lenders or agents under the Term Loan Facility and, as a result, will indirectly receive a portion of the net proceeds of this offering. See “Underwriting.”

Capitalization

The following table sets forth our cash, cash equivalents and marketable securities and capitalization as of January 31, 2013 on:

•	an actual basis; and

•

as adjusted to give effect to the sale of the notes in this offering, assuming that proceeds from the sale of notes in this offering are contributed to Navistar, Inc. and used by Navistar, Inc. together with cash on hand, to repay a portion of our Term Loan Facility and pay the related premium on the Term Loan Amendment, as described under “Use of proceeds.”

This table should be read in conjunction with the information contained herein under the heading “Use of proceeds,” and under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and in our consolidated financial statements and notes thereto, each of which is in our 2012 Annual Report and in our First Quarter 10-Q, each of which are incorporated by reference in this prospectus supplement.

	At January 31, 2013
	Actual	As adjusted
	(in millions, except per share data)

Cash, cash equivalents and marketable securities:(1)
Manufacturing operations	$1,189	$1,177
Financial services operations	79	79

Total cash, cash equivalents and marketable securities	$1,268	$1,256

Total debt (including current portion):
Manufacturing operations:
Term Loan Facility, net of unamortized discount of $8 million and $6 million, respectively(2)	$990	$692
8.25% Senior Notes:
Notes offered hereby, including unamortized premium of $4 million	—	304
Existing Senior Notes, net of unamortized discount of $27 million	873	873
Convertible notes, net of unamortized discount of $44 million	526	526
Majority-owned International dealership debt(3)	51	51
Financing arrangements and capital lease obligations(4)	93	93
Loan agreement relating to Tax Exempt Bonds(5)	225	225
Promissory Note(6)	28	28
Other	68	68

Total manufacturing operations debt	2,854	2,860

Financial services operations:
Asset-backed debt issued by consolidated SPEs, at variable rates, due serially through 2019	811	811
Bank revolvers, at fixed and variable rates, due dates from 2013 through 2019	726	726
Borrowings secured by operating and finance leases, at various rates, due serially through 2017	71	71

Total financial services debt	1,608	1,608

Total debt	$4,462	$4,468

Redeemable equity securities(7)	$4	$4

Stockholders’ deficit:
Series D convertible junior preference stock	$3	$3
Common stock ($0.10 par value per share, 220.0 million shares authorized, 86.8 million shares issued)	9	9
Additional paid in capital	2,453	2,453
Accumulated deficit(8)	(3,288)	(3,307)
Accumulated other comprehensive loss	(2,269)	(2,269)
Common stock held in treasury, at cost, 6.8 million shares	(267)	(267)

Total stockholders’ deficit attributable to NIC	(3,359)	(3,378)
Stockholders’ equity attributable to non-controlling interests	46	46

Total stockholders’ deficit	$(3,313)	$(3,332)

Total capitalization	$1,149	$1,138

(1)	Our cash, cash equivalents and marketable securities on an as adjusted basis reflects our use of approximately $11.75 million of cash on hand and the net proceeds from the offering of the notes to repay $300.0 million in principal amount of the Term Loan Facility and pay the related premium on the Term Loan Amendment of approximately $10.0 million. We have not adjusted our cash, cash equivalents and marketable securities to reflect (i) the cash that we receive in excess of the public offering price of the notes on the issue date on account of the notes being deemed to accrue interest from November 1, 2012, or (ii) the payment of any accrued but unpaid interest on the Term Loan Facility in connection with its partial repayment.

(2)	In August 2012, NIC and Navistar, Inc. signed a definitive credit agreement relating to the Term Loan Facility. On March 25, 2013, we received the requisite consents from the lenders under the Term Loan Facility to enter into the Term Loan Amendment. The Term Loan Amendment, which we expect to become effective substantially concurrently with the completion of this offering, among other things, (i) extends the maturity date to August 17, 2017 from its prior maturity date of July 16, 2014 (which was subject to an extension to August 17, 2017 in the event we redeemed or otherwise extinguished (in a manner permitted by the Term Loan Facility agreement) at least $470 million of our Convertible Notes prior to such earlier date); (ii) reduces the interest rate pricing from a spread of 450 basis points with respect to a base rate borrowing and a spread of 550 basis points with respect to a Eurodollar rate borrowing to spreads of 350 and 450 basis points, respectively; (iii) requires that the net proceeds from this offering, after being contributed by us to Navistar, Inc., be used to repay outstanding loans under the Term Loan Facility; and (iv) amends certain other terms and conditions of the Term Loan Facility to provide us with additional operating flexibility. The Term Loan Amendment will become effective upon the satisfaction of certain conditions precedent set forth in the Term Loan Amendment.

(3)	Represents indebtedness incurred by certain of our majority-owned subsidiaries whose principal business is owning an International dealership. These subsidiaries are acquired and disposed of from time to time by us in order to facilitate the transition of International dealerships from one independent owner to another. Neither NIC nor any of its other subsidiaries have guaranteed any of the obligations of these subsidiaries with respect to this indebtedness.

(4)	Included in our financing arrangements and capital lease obligations as of January 31, 2013 are financing arrangements of $33 million that involve the sale and leaseback of manufacturing equipment that we consider to be integral equipment and thus we account for these arrangements as financings. In addition, the amount of financing arrangements and capital lease obligations as of January 31, 2013 include $56 million related to the lease of a manufacturing facility in Cherokee, Alabama and purchased certain machinery and equipment within that facility. As of January 31, 2013, the amount of financing arrangements and capital lease obligations include approximately $4 million of capital leases for real estate and equipment.

(5)	In October 2010, we benefited from the issuance of certain tax-exempt bond financings, of which: (i) the Illinois Finance Authority issued and sold $135 million aggregate principal amount of Recovery Zone Facility Revenue Bonds due October 15, 2040, and (ii) The County of Cook, Illinois issued and sold $90 million aggregate principal amount of Recovery Zone Facility Revenue Bonds also due October 15, 2040 (collectively the “Tax Exempt Bonds”). The proceeds from the issuance of the Tax Exempt Bonds are restricted, and must be used substantially for capital expenditures related to financing the relocation of our headquarters, the expansion of an existing warehouse facility, and the development of certain industrial and testing facilities, together with related improvements and equipment (the “Projects”). The payment of principal and interest on the Tax Exempt Bonds are guaranteed by Navistar, Inc. The funds received from the issuance of the Tax Exempt Bonds were deposited directly into trust accounts by the bonding authority at the time of issuance, and will be remitted to us on a reimbursement basis as we make qualified capital expenditures related to the Projects. As we make qualifying capital expenditures and are reimbursed by the Trust, we report the corresponding amounts as capital expenditures and proceeds from issuance of debt within our Consolidated Statement of Cash Flows. In November 2010, we finalized the purchase of the property and buildings that we are developing into our new world headquarters site. As of January 31, 2013, we had received reimbursements for $192 million of the $225 million under the Tax Exempt Bonds.

(6)	In September 2011, Navistar, Inc. entered into a $40 million floating rate promissory note with Caterpillar, under which the principal amount will be repaid over a 4 year term in 16 quarterly installments (the “Promissory Note”). The floating interest rate for the Promissory Note is computed based on LIBOR plus 2.75 % over the term of the note.

(7)	Represents the intrinsic value of certain outstanding stock options which contain provisions allowing for a cash settlement in the event of a change in control and when certain other conditions existed.

(8)	Our accumulated deficit on an as adjusted basis reflects (i) the write-off of $2 million and $6 million of unamortized debt discount and issuance cost associated with the portion of the Term Loan Facility being repaid in connection with the Term Loan Amendment and (ii) the payment of the related premium on the Term Loan Amendment of approximately $10.0 million.

Management

The following sets forth selected information for each of the principal officers listed below.

Name	Age	Position

Lewis B. Campbell	66	Chairman and Chief Executive Officer

Troy A. Clarke	57	President and Chief Operating Officer

Andrew J. Cederoth	48	Executive Vice President and Chief Financial Officer

Jack Allen	54	President, North America Truck and Parts

Eric Tech	49	President, Global Truck and Engine

Steven K. Covey	61	Senior Vice President, Chief Ethics Officer and General Counsel

James M. Moran	47	Vice President and Treasurer

Richard C. Tarapchak	47	Vice President and Corporate Controller

Curt A. Kramer	44	Corporate Secretary

Gregory W. Elliott	51	Senior Vice President, Human Resources and Administration

Lewis B. Campbell has served as Chief Executive Officer of NIC and Executive Chairman of the board of directors of NIC since August 2012. Prior to joining NIC, Mr. Campbell held numerous positions with Textron Inc., a $12 billion publicly traded industrial company, including Chairman from 1999 until his retirement in 2010, Chief Executive Officer from 1998 to 2009 and President from 1994 to 1999 and from 2001 to 2009. Mr. Campbell joined Textron as Chief Operating Officer in 1992. Prior to joining Textron, Mr. Campbell served in a variety of roles at General Motors Company, including Vice President and General Manager, Flint Automotive Division for Buick/Oldsmobile/Cadillac as well as Vice President and General Manager, GMC Trucks. On March 5, 2013, Mr. Campbell will step down from all positions he holds with our Company, which will be effective April 15, 2013.

Troy A. Clarke has served as President and Chief Operating Officer of NIC since August 2012. Prior to this position, Mr. Clarke served Navistar, Inc. as President of the Truck and Engine Group from June to August 2012, President of Asia-Pacific Operations of Navistar, Inc. from 2011 to 2012, and as Senior Vice President of Strategic Initiatives of Navistar, Inc. from 2010 to 2011. Prior to joining Navistar, Inc., Mr. Clarke held various positions at General Motors, including President of General Motors North America from 2006 to 2009 and President of General Motors Asia Pacific from 2003 to 2006. On June 1, 2009, General Motors filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Mr. Clarke has served on the board of directors of Fuel Systems Solutions, Inc. since December 2011. On March 5, 2013, our Board appointed Mr. Clarke (1) to the position of President and Chief Executive Officer of NIC, and (2) as a member of our Board to fill the vacancy created by the resignation of Mr. Campbell, both effective April 15, 2013 and upon the resignation of Mr. Campbell.

Andrew J. Cederoth has served as Executive Vice President and Chief Financial Officer of NIC since September 2009. Mr. Cederoth has also served as a director of Navistar, Inc. since April 2009, and Executive Vice President and Chief Financial Officer at Navistar, Inc. since September 2009. Prior to these positions he was interim principal financial officer and Senior Vice President-Corporate Finance of NIC from June 2009 to September 2009, Senior Vice President-Corporate Finance of NIC from April 2009 to June 2009, Vice President and Chief Financial Officer of the Engine Division of Navistar, Inc. from 2006 to April 2009, and Vice President and Treasurer of Navistar Financial Corporation from 2001 to 2005.

Jack Allen has served as President of North American Truck and Parts since June 2012. Prior to this role, Mr. Allen held various positions with the Company, most recently as President of North American Trucks since 2008, as well as President of the Engine Group from 2004 to 2008, Vice President and General Manager of the Parts Group from 2002 to 2004 and Vice President and General Manager of the Blue Diamond Truck Company, a joint venture with Ford, from 2001 to 2002.

Eric Tech has served as President, Global Truck and Engine of Navistar, Inc. since June 2012. Prior to this position, Mr. Tech served Navistar, Inc. as President, Engine Group from July 2009 to June 2012, Vice President and General Manager, Engine from November 2008 to July 2009, Vice President and General Manager, Light, Medium and Heavy Truck from July 2008 to November 2008, Vice President and General Manager, Vee and Inline Business Unit from September 2007 to July 2008 and as Vice President and General Manager, Vee Business Unit from May 2006 to September 2007. Prior to joining Navistar, Inc., Mr. Tech held various positions of increasing responsibility at the Ford Motor Company in engineering, quality, product planning, and vehicle and program management, most recently as Chief Engineer for Super Duty Truck Programs.

Steven K. Covey has served as Senior Vice President and General Counsel of NIC since 2004 and Chief Ethics Officer since 2008. Mr. Covey has also served as Senior Vice President and General Counsel of Navistar, Inc. since 2004 and Chief Ethics Officer since 2008. Prior to these positions, Mr. Covey served as Deputy General Counsel of Navistar, Inc. from April 2004 to September 2004 and as Vice President and General Counsel of Navistar Financial Corporation from 2000 to 2004. Mr. Covey also served as Corporate Secretary for NIC from 1990 to 2000; and Associate General Counsel of Navistar, Inc. from 1992 to 2000.

James M. Moran has served as Vice President and Treasurer of NIC since 2008. Mr. Moran has also served as Vice President and Treasurer of Navistar, Inc. since 2008 and Vice President and Treasurer of NFC since 2013. Prior to these positions, Mr. Moran served as Vice President and Assistant Treasurer of both NIC and Navistar, Inc. from 2007 to 2008 and Director of Corporate Finance of Navistar, Inc. from 2005 to 2007. Prior to joining NIC, Mr. Moran served as Vice President and Treasurer of R.R. Donnelley & Sons Company, an international provider of print and print related services, from 2003 to 2004, and Assistant Treasurer of R.R. Donnelley & Sons Company from 2002 to 2003. Prior to that, Mr. Moran held various positions in corporate finance, strategic planning, and credit and collections at R.R. Donnelley & Sons Company.

Richard C. Tarapchak has served as Vice President and Corporate Controller (Principal Accounting Officer) of NIC since March 2010. Prior to this position, Mr. Tarapchak served as Vice President-Strategic Initiatives of Navistar, Inc. from 2008 to March 2010. Mr. Tarapchak also served as Vice President and Chief Financial Officer of the Truck Group of Navistar, Inc. from 2005 to 2008, Director-Corporate Financial Analysis of Navistar, Inc. from 2003 to 2005 and Director, Finance and Operations of Navistar, Inc. from 2000 to 2003.

Curt A. Kramer has served as Corporate Secretary of NIC since 2007. Mr. Kramer has also served as Associate General Counsel and Corporate Secretary of Navistar, Inc. since 2007. Prior to these positions, Mr. Kramer served as General Attorney of Navistar, Inc. from April 2007 to October 2007, Senior Counsel of Navistar, Inc. from 2004 to 2007, Senior Attorney of Navistar, Inc. from 2003 to 2004, and Attorney of Navistar, Inc. from 2002 to 2003. Prior to joining Navistar, Inc., Mr. Kramer was in private practice.

Gregory W. Elliott has served as Senior Vice President, Human Resources and Administration of Navistar, Inc. since 2008. Prior to this position, Mr. Elliott served as Vice President, Corporate Human Resources and Administration of Navistar, Inc. from 2004 to 2008 and as Vice President, Corporate Communications of Navistar, Inc., from 2000 to 2004. Prior to joining Navistar, Inc., Mr. Elliott served as Director of Executive Communications of General Motors Corporation from 1997 to 1999.

We incorporate by reference in this prospectus supplement certain information relating to, among other things, executive officer and director compensation, transactions with related parties and ownership of NIC common stock. See ‘‘Incorporation of certain documents by reference.’’

Description of notes

This “Description of notes” supplements and, to the extent inconsistent therewith, supersedes the “Description of Notes” beginning on page 7 of the accompanying prospectus. Reference is made to the “Description of Notes” beginning on page 7 of the accompanying prospectus for a full description of the terms of the notes.

NIC will issue, and the Guarantor will guarantee, the 8.25% Senior Notes due 2021 under the indenture, pursuant to which we issued $1,000,000,000 of Existing Senior Notes on October 28, 2009. The $300,000,000 aggregate principal amount of the notes offered hereby will be issued as additional notes under the indenture and will be treated together with the $900,000,000 aggregate principal amount of outstanding Existing Senior Notes as a single series of debt securities. Upon the issuance of the notes offered hereby, the outstanding aggregate principal amount of notes will be $1,200,000,000 (excluding original issue discount and premium). The terms of the notes offered hereby, other than their issue date and public offering price, will be identical to those of the Existing Senior Notes. The notes will have the same CUSIP and ISIN numbers as the Existing Senior Notes and will be fungible with the Existing Senior Notes.

The notes will bear interest at a rate of 8.25% per year, payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2013. Interest will accrue on the notes offered hereby from November 1, 2012 and the initial interest payment to holders of the notes on May 1, 2013 will be the same per note as that to holders of the Existing Senior Notes. All pre-issuance accrued interest from November 1, 2012 will be paid by the purchasers of the notes offered hereby. On May 1, 2013, we will pay this pre-issuance accrued interest to the holders of notes on the applicable record date along with accrued interest on the notes from the date of delivery to May 1, 2013. The notes will mature on November 1, 2021.

As of the issue date of the notes offered hereby, not all of NIC’s subsidiaries are classified as “Restricted Subsidiaries” under the indenture. In particular, NFC, its subsidiaries and NIC’s foreign finance and International truck dealership subsidiaries and the Blue Diamond joint venture entities will be considered “Unrestricted Subsidiaries” under the indenture. As a result, the foregoing entities will not be bound by any of the covenants and operating restrictions contained in the indenture. For the three months ending January 31, 2013 and fiscal 2012, our Unrestricted Subsidiaries generated $237 million and $1,056 million, respectively, of net sales of manufactured products to third parties and approximately $44 million and $123 million, respectively, of Manufacturing EBITDA.

As of January 31, 2013, after giving effect to the completion of this offering and the application of the proceeds therefrom as set forth in “Use of proceeds,” and after excluding intercompany balances and intercompany guarantees:

•

NIC and the Guarantor would have had on a combined basis approximately $2,842 million of outstanding indebtedness, comprised of (i) $1,200 million of indebtedness represented by the notes (excluding original issue discount and premium), (ii) approximately $730 million of senior secured indebtedness, which would have ranked ahead of the notes to the extent of the value of the collateral securing such indebtedness, and no amounts outstanding under the ABL Facility (iii) approximately $386 million of other senior indebtedness ranking pari passu with the notes, (iv) $526 million of indebtedness represented by the Convertible Notes, which is subordinated in right of payment to the notes, and (v) total assets of approximately $4,466 million;

•

NIC’s Restricted Subsidiaries (other than the Guarantor) would have had (i) approximately $68 million of outstanding indebtedness, (ii) approximately $758 million of total liabilities, including trade payables and accrued expenses, and (iii) approximately $2,749 million of total assets; and

•

NIC’s Unrestricted Subsidiaries would have had (i) approximately $1,666 million of outstanding indebtedness, of which $1,608 million was indebtedness of our financial services operations and $58 million was indebtedness of our majority-owned dealership subsidiaries, (ii) approximately $1,942 million of total liabilities, of which $1,781 million were liabilities of our financial services operations and $54 million were total liabilities of our majority-owned dealership subsidiaries, and (iii) approximately $3,008 million of assets, of which $2,518 million constituted assets of our financial services operations and $137 million constituted assets of our majority-owned dealership subsidiaries.

Description of certain indebtedness

Manufacturing operations

Term Loan Facility

In August 2012, NIC and Navistar, Inc. signed a definitive credit agreement relating to the Term Loan Facility. On March 25, 2013, we received the requisite consents from the lenders under the Term Loan Facility to enter into the Term Loan Amendment. The Term Loan Amendment, which we expect to become effective substantially concurrently with the completion of this offering, among other things, (i) extends the maturity date to August 17, 2017 from its prior maturity date of July 16, 2014 (which was subject to an extension to August 17, 2017 in the event we redeemed or otherwise extinguished (in a manner permitted by the Term Loan Facility agreement) at least $470 million of our Convertible Notes prior to such earlier date); (ii) reduces the interest rate pricing from a spread of 450 basis points with respect to a base rate borrowing and a spread of 550 basis points with respect to a Eurodollar rate borrowing to spreads of 350 and 450 basis points, respectively; (iii) requires that the net proceeds from this offering, after being contributed by us to Navistar, Inc., be used to repay outstanding loans under the Term Loan Facility; and (iv) amends certain other terms and conditions of the Term Loan Facility to provide us with additional operating flexibility. The Term Loan Amendment will become effective upon the satisfaction of certain conditions precedent set forth in the Term Loan Amendment.

The Term Loan Facility is secured by a first priority security interest in certain assets of NIC, Navistar, Inc., and fifteen of its direct and indirect subsidiaries, and contains customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative and negative covenants and events of default. Generally, if an event of default occurs and is not cured within any specified grace period, the administrative agent, at the request of (or with the consent of) the lenders holding not less than a majority in principal amount of the outstanding term loans, may declare the term loan to be due and payable immediately. After giving effect to the Term Loan Amendment, borrowings under the Term Loan Facility accrue interest at a rate equal to a base rate plus a spread of 350 basis points or a Eurodollar rate plus a spread of 450 basis points with a LIBOR floor of 125 basis points.

Under the Term Loan Facility, it is an immediate event of default if we experience a change of control. In general, the Term Loan Facility contains a customary definition of change of control, which includes: (i) the acquisition by any person or group, directly or indirectly, of 35% or more of NIC’s outstanding voting securities, (ii) the board of directors of NIC ceases to be comprised of a majority of individuals that were either on the board as of the date of the Term Loan Facility or whose appointment or election were approved by a majority of directors then in office; (iii) a plan of liquidation of either NIC or Navistar, Inc. has been approved or adopted; (iv) NIC consolidates with or merges with or into another person and its stockholders cease to own at least a majority of the common stock of the surviving corporation immediately after such consolidation or merger; (v) NIC or Navistar, Inc., directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of its property or assets; (vi) NIC ceases to own all of the capital stock of Navistar, Inc.; or (vii) the occurrence of a “change of control”, “change in control” or similar term as defined in any of our existing financing arrangements or any other financing agreement evidencing indebtedness in excess of $50 million.

In August 2012, Navistar, Inc. borrowed an aggregate principal amount of $1 billion under the Term Loan Facility. A portion of the proceeds were used to repay all outstanding loans under

Navistar, Inc.’s existing five-year inventory secured, asset-based revolving senior line of credit facility entered into in October 2011 (the “prior ABL Facility”) and to pay certain fees and expenses incurred in connection with the Term Loan Facility. The Term Loan Facility agreement requires quarterly amortization payments of approximately $2.5 million, with the balance due at maturity on August 17, 2017 (which is the maturity date contemplated by the Term Loan Amendment as described under “Summary—Recent developments—Term Loan Amendment”). As of January 31, 2013, the outstanding indebtedness under our Term Loan Facility was $990 million (net of unamortized discount of $8 million).

ABL Facility

In October 2011, Navistar, Inc. and various other U.S. subsidiaries signed a definitive loan agreement relating to the prior ABL Facility, containing an aggregate principal amount of $355 million. In November 2011, we borrowed $100 million under the prior ABL Facility and, in June 2012, borrowed an additional $138 million. In August 2012, we used a portion of the proceeds from the Term Loan Facility to repay all borrowings under the prior ABL Facility and Navistar, Inc. entered into an amended and restated asset-based credit agreement in an aggregate principal amount of $175 million (the “ABL Facility”) providing for a term of up to four years and nine months. Following the amendment and restatement of the prior ABL Facility, each of the subsidiaries was released from its obligations under the prior ABL Facility. The ABL Facility is secured by a first priority security interest in, among other things, Navistar, Inc.’s aftermarket parts inventory that is stored at certain parts distribution centers, storage facilities and third-party processor or logistics provider locations. Navistar, Inc. is in the process of amending our ABL Facility agreement to expand the collateral securing its first priority security interest to include used truck inventory.

The ABL Facility contains customary provisions for financings of this type, including, without limitation, representations and warranties, affirmative and negative covenants and events of default. Under the ABL Facility, it is an immediate event of default if we experience a change of control. In general, the ABL Facility contains a customary definition of change of control, which includes: (i) the acquisition by any person or group, directly or indirectly, of 35% or more of NIC’s outstanding voting securities, (ii) the board of directors of NIC ceases to be comprised of a majority of individuals that were either on the board as of the date of the Term Loan Facility or whose appointment or election were approved by a majority of directors then in office; (iii) a plan of liquidation of either NIC or Navistar, Inc. has been approved or adopted; (iv) NIC consolidates with or merges with or into another person and its stockholders cease to own at least a majority of the common stock of the surviving corporation immediately after such consolidation or merger; (v) NIC or Navistar, Inc., directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of its property or assets; (vi) NIC ceases to own, directly or indirectly, at least 85% of the voting securities of Navistar, Inc.; or (vii) the occurrence of a “change of control”, “change in control” or similar term as defined in any of our existing financing arrangements or any other financing agreement evidencing indebtedness in excess of $50 million.

All borrowings under the ABL Facility accrue interest at a rate equal to a base rate or an adjusted LIBOR rate plus a spread. The spread, which will be based on an availability-based measure, ranges from 175 basis points to 225 basis points for Base Rate borrowings and 275 basis points to 325 basis points for LIBOR borrowings. The initial LIBOR spread is 275 basis points. As of January 31, 2013, we had no borrowings under the ABL Facility.

Existing Senior Notes

In October 2009, we completed the sale of $1 billion aggregate principal amount of our Existing Senior Notes. Interest is payable on May 1 and November 1 of each year until the maturity date of November 1, 2021. We received net proceeds of approximately $947 million, net of offering discount of $37 million and underwriter fees of $16 million. The proceeds, in conjunction with the proceeds of the Convertible Notes, discussed below, were used to repay all amounts outstanding under the prior $1.5 billion 5-year term loan facility and synthetic revolving facility, as well as certain fees incurred in connection therewith. As of January 31, 2013, $900 million aggregate principal amount of the Existing Senior Notes was outstanding.

The Existing Senior Notes are NIC’s senior unsecured obligations and rank equally in right of payment with any and all of NIC’s existing and future indebtedness that is not subordinated in right of payment to the Existing Senior Notes and senior in right of payment to any and all of our future indebtedness that is subordinated in right of payment to the Existing Senior Notes. The Existing Senior Notes are effectively subordinated to all NIC’s existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and are structurally junior to all existing and future indebtedness and other liabilities of NIC’s subsidiaries that do not guarantee the Existing Senior Notes. The Existing Senior Notes are effectively junior to the third party equity interests in our majority-owned dealerships and joint ventures, to the extent of those interests. The Existing Senior Notes are guaranteed on a senior unsecured basis, by the Guarantor. The guarantee of the Existing Senior Notes rank equally in right of payment with any and all of the Guarantor’s existing and future indebtedness that is not subordinated in right of payment to its guarantee, senior in right of payment to any and all of the Guarantor’s future indebtedness that is subordinated in right of payment to its guarantee and, to the extent not otherwise secured by assets of the Guarantor, effectively subordinated to all existing and future secured indebtedness of the Guarantor to the extent of the value of the collateral securing such indebtedness (regardless of whether or not such indebtedness would otherwise constitute senior indebtedness).

The Existing Senior Notes contain an optional redemption feature allowing us at any time prior to November 1, 2012 to redeem up to 35% of the aggregate principal amount of the Existing Senior Notes using proceeds of certain public equity offerings at a redemption price of 108.25% of the principal amount of the Existing Senior Notes, plus accrued and unpaid interest, if any. On or after November 1, 2014, we can redeem all or part of the Existing Senior Notes during the twelve-month period beginning on November 1, 2014, 2015, 2016, 2017, and thereafter at a redemption price equal to 104.125%, 102.75%, 101.375%, and 100%, respectively, of the principal amount of the Existing Senior Notes redeemed.

In addition, not more than once during each twelve-month period ending on November 1, 2010, 2011, 2012, 2013, and 2014, we may redeem up to $50 million in principal amount of the Existing Senior Notes in each such twelve-month period, at a redemption price equal to 103% of the principal amount of the Existing Senior Notes redeemed, plus accrued and unpaid interest, if any. We exercised this early redemption feature for a total principal amount of $100 million, by redeeming $50 million of Existing Senior Notes on November 1, 2011 and an additional $50 million of Existing Senior Notes on November 2, 2011.

We may also redeem the Existing Senior Notes at our election in whole or part at any time prior to November 1, 2014 at a redemption price equal to 100% of the principal amount thereof plus the applicable premium, plus accrued and unpaid interest, to the redemption date. The applicable premium is defined as the greater of: 1% of the principal amount and the excess, if any, of (i) the present value as of such date of redemption of (A) the redemption price of such note on November 1, 2014, plus (B) all required interest payments due on such note through November 1, 2014, computed using a discount rate equal to the Treasury Rate (as defined in the debt agreement), plus 50 basis points over (ii) the then-outstanding principal of such note.

The indenture governing the Existing Senior Notes limits our ability and the ability of our restricted subsidiaries to, among other things:

•	make restricted payments;

•	incur additional debt and issue preferred or disqualified stock;

•	create liens;

•	create or permit to exist restrictions on our ability or the ability of our restricted subsidiaries to make certain payments or distributions;

•	engage in sale-leaseback transactions;

•	engage in mergers or consolidations or transfer all or substantially all of our assets;

•	designate restricted and unrestricted subsidiaries;

•	make certain dispositions and transfers of assets;

•	place limitations on the ability of our restricted subsidiaries to make distributions;

•	enter into transactions with affiliates; and

•	guarantee indebtedness.

If the Existing Senior Notes are assigned an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred or is continuing, certain covenants will be suspended. If either rating on the Existing Senior Notes should subsequently decline to below investment grade, the suspended covenants will be reinstated.

Convertible Notes

In October 2009, we also completed the sale of $570 million aggregate principal amount of our Convertible Notes, including over-allotment options. Interest is payable on April 15 and October 15 of each year until the maturity date of October 15, 2014. We received net proceeds of approximately $553 million, net of $17 million of underwriter fees. The Convertible Notes are senior subordinated unsecured obligations of ours and are subordinated in right of payment to all of NIC’s existing and future senior debt, rank equal in right of payment to all of NIC’s existing and future senior subordinated indebtedness and rank senior in right of payment to all of NIC’s future subordinated indebtedness. The Convertible Notes are not guaranteed by any of NIC’s subsidiaries.

Holders may convert the Convertible Notes into our common stock at any time on or after April 15, 2014. Holders may also convert the Convertible Notes at their option prior to April 15, 2014, under the following circumstances: (i) during any fiscal quarter commencing after January 31, 2010, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day; (ii) during the five business day period after any five consecutive trading day period (the “Measurement Period”) in which the trading price per $1,000 principal amount of notes for each trading day of that Measurement Period was less than 98% of the product of the last reported sale price of the common stock and the applicable conversion rate on each such trading day; or (iii) upon the occurrence of specified corporate events, as more fully described in the Convertible Notes indenture. The conversion rate will initially be 19.891 shares of common stock per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $50.27 per share of common stock). The conversion rate may be adjusted for anti-dilution provisions and the conversion price may be decreased by our Board to the extent permitted by law and listing requirements.

The Convertible Notes can be settled in common stock, cash, or a combination of common stock and cash. Upon conversion, we will satisfy our conversion obligations by delivering, at our election, shares of common stock (plus cash in lieu of fractional shares), cash, or any combination of cash and shares of common stock. If we elect to settle in cash or a combination of cash and shares, the amounts due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each trading day in a 20 trading-day observation period. If a Holder converts its Convertible Notes on or after April 15, 2014, and we elect physical settlement as described above, the Holder will not receive the shares of common stock into which the Convertible Notes are convertible until after the expiration of the observation period described above, even though the number of shares the Holder will receive upon settlement will not change. It is our policy to settle the principal and accrued interest on the Convertible Notes with cash. Subject to certain exceptions, Holders may require us to repurchase, for cash, all or part of the Convertible Notes at a price equal to 100% of the principal amount of the Convertible Notes being repurchased plus any accrued and unpaid interest.

If we undergo a fundamental change, Holders may require us to purchase all or a portion of their Convertible Notes for cash at a price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change purchase date.

Loan agreement related to the tax-exempt bonds

In October 2010, we benefited from the issuance of the Tax Exempt Bonds. The Tax Exempt Bonds were issued pursuant to separate, but substantially identical, indentures of trust dated as of October 1, 2010. The proceeds of the Tax Exempt Bonds were loaned by each issuer to us pursuant to separate, but substantially identical, loan agreements dated as of October 1, 2010. The proceeds from the issuance of the Tax Exempt Bonds are restricted, and must be used substantially for the Projects. The payment of principal and interest on the Tax Exempt Bonds are guaranteed under separate, but substantially identical, bond guarantees issued by Navistar, Inc. The Tax Exempt Bonds are special, limited obligations of each issuer, payable out of the revenues and income derived under the related loan agreements and related guarantees. The Tax Exempt Bonds bear interest at the fixed rate of 6.5% per annum, payable each April 15 and October 15, commencing April 15, 2011. Beginning on October 15, 2020, the Tax Exempt Bonds are subject to optional redemption at our direction, in whole or in part, at the redemption price equal to 100% of the principal amount thereof, plus accrued interest, if any, to the redemption date. The funds received from the issuance of the Tax Exempt Bonds were deposited directly into trust accounts by the bonding authority at the time of issuance, and will be remitted to us on a reimbursement basis as we make qualified capital expenditures related to the Projects. In November 2010, we finalized the purchase of the property and buildings that we developed into our new world headquarters site. As of January 31, 2013, reimbursement was received for $192 million of the $225 million under the Tax Exempt Bonds.

Debt of majority-owned dealerships

Our majority-owned dealerships incur debt to finance their inventories, property, and equipment. The various dealership debt instruments have interest rates that range from 4.9% to 6.8% and maturities that extend to 2017.

Financing arrangements and capital lease obligations

Included in our financing arrangements and capital lease obligations are financing arrangements of $89 million as of January 31, 2013. These arrangements involve the sale and leaseback of manufacturing equipment considered integral equipment. The one remaining sale and leaseback arrangement outstanding at January 31, 2013 had an outstanding balance of $33 million and matures in May of 2014. In addition, the amount of financing arrangements and capital lease obligations includes $4 million of capital leases for real estate and equipment as of January 31, 2013.

In January 2012, we began leasing an existing manufacturing facility in Cherokee, Alabama and purchased certain machinery and equipment within that facility. In relation to the machinery and equipment, we entered into a $40 million promissory note with the lessor. This amount is payable in monthly installments over a ten-year term, in conjunction with the lease of the facility.

Promissory Note

In September 2011, Navistar, Inc. entered into Promissory Note, under which the principal amount will be repaid over a 4 year term in 16 quarterly installments. The floating interest rate for the Promissory Note will be computed based on LIBOR plus 2.75% over the term of the note. The Promissory Note was issued in connection with the termination of our joint venture with Caterpillar known as NC2 Global, LLC (“NC2”) and our acquisition of all of Caterpillar’s ownership interest in NC2, thereby increasing our equity interest in NC2 from 50% to 100%.

Financial services operations

Asset-backed debt

Navistar Financial Retail Receivables Corporation (“NFRRC”), a consolidated special purpose entity (“SPE”), issues asset-backed debt secured by retail notes. As of January 31, 2013, the remaining balance of this debt was $312 million.

Truck Retail Accounts Corporation (“TRAC”), a consolidated SPE, utilizes a $125 million secured funding facility which matures in June 2013 and provides for the funding of eligible retail accounts receivables. As of January 31, 2013, the balance drawn on this facility was $11 million.

Navistar Financial Securities Corporation (“NFSC”), a consolidated SPE, issues asset-backed debt secured by dealer wholesale notes. Components of this asset-backed debt include: term debt of $224 million, issued on November 2, 2011, maturing October 2013; term debt of $200 million, issued in February 2013, maturing January 2015; and variable funding notes (“VFN”) of up to $500 million, maturing in March 2014. As of January 31, 2013, the balance drawn on the VFN was $240 million.

Navistar Financial Asset Sales Corp. (“NFASC”), a consolidated SPE, issues asset-backed debt on certain retail notes. As of January 31, 2013, the remaining balance of this debt was $24 million.

The majority of asset-backed debt is issued by consolidated SPEs and is payable out of collections on the finance receivables sold to the SPEs. This debt is the legal obligation of the SPEs and not NFC. The balance outstanding was $882 million as of January 31, 2013. The carrying amount of the retail notes, wholesale notes, and finance leases used as collateral was $1.3 billion as of January 31, 2013.

Bank revolvers and commercial paper

In December 2011, NFC refinanced its 2009 bank credit facility with a 5-year $840 million facility (the “NFC Credit Agreement”) consisting of a $340 million term loan and a $500 million revolving line of credit, of which our Mexican finance subsidiary may borrow up to $200 million. The facility is subject to customary operational and financial covenants. Quarterly principal payments on the term portion are $4 million for the first eight quarters and $9 million for the next eleven quarters, with the balance due at maturity.

We borrow funds denominated in U.S. dollars and Mexican pesos to be used for investment in our Mexican financial services operations. As of January 31, 2013, borrowings outstanding under these arrangements were $448 million, of which 25% is denominated in dollars and 75% in pesos. The interest rates on the dollar-denominated debt are at a negotiated fixed rate or at a variable rate based on LIBOR, and the interest rates on peso-denominated debt are based on the Interbank Interest Equilibrium Rate. The remaining borrowings are effectively secured by the Mexican finance receivables. Our Mexican commercial paper program expired in February 2013.

In August 2012, our Mexican financial services affiliate Navistar Financial, S.A. de C.V., SOFOM, E.N.R., signed an agreement for a five-year, $95 million funding facility, which will be used to support trade receivables for the sale of our trucks and buses manufactured in Mexico and exported to Colombian dealers.

Borrowings secured by operating and finance leases

NFC enters into secured borrowing agreements involving vehicles subject to operating and finance leases with retail customers. The balances are classified under financial services operations debt as borrowings secured by leases. In connection with the securitizations and secured borrowing agreements of certain of its leasing portfolio assets, NFC and its subsidiary, Navistar Leasing Services Corporation (“NLSC”), have established Navistar Leasing Company (“NLC”), a Delaware business trust. NLC holds legal title to leased vehicles and is the lessor on substantially all leases originated by NFC. NLSC owns beneficial interests in the titles held by NLC and has transferred other beneficial interests issued by NLC to purchasers under secured borrowing agreements and securitizations. Neither the beneficial interests held by purchasers under secured borrowing agreements or the assets represented thereby, nor legal interest in any assets of NLC, are available to NLSC, NFC, or its creditors. The balance of the secured borrowings issued by NLC totaled $4 million as of January 31, 2013.

International Truck Leasing Corporation (“ITLC”), a special purpose, wholly-owned subsidiary of NFC, provides NFC with another entity to obtain borrowings secured by leases. The balances are classified under financial services operations debt as borrowings secured by leases. ITLC’s assets are available to satisfy its creditors’ claims prior to such assets becoming available for ITLC’s use or to NFC or affiliated companies. The balance of these secured borrowings issued by ITLC totaled $67 million as of January 31, 2013. The carrying amount of the finance and operating leases used as collateral was $80 million as of January 31, 2013. ITLC does not have any unsecured debt.

Certain U.S. federal income tax considerations

The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes and does not consider all aspects of U.S. federal income taxation. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are the beneficial owners of the notes and hold such notes as capital assets (generally property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This discussion does not address specific tax consequences that may be relevant to particular persons, including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, individuals who are U.S. expatriates, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, grantor trusts, subchapter S corporations, controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, personal holding companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, dealers in securities or foreign currency, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this discussion is limited to persons purchasing the notes for cash in this offering and at their offering price. Because this discussion is directed solely to prospective purchasers in the initial offering, it does not address some issues that are relevant to subsequent purchasers of the notes, including, but not limited to, the treatment of market discount and bond premium for U.S. federal income tax purposes. Moreover, this discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction.

This discussion is based upon the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and conclusions reached in the following summary, and we cannot assure you that the IRS will agree with our statements and conclusions.

If a beneficial owner is a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, we suggest that you consult your tax advisor.

PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN INDEPENDENT TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. federal income taxation of U.S. holders

The following discussion is limited to the U.S. federal income tax consequences relevant to U.S. Holders. As used herein, a “U.S. Holder” is a beneficial owner that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “United States persons,” within the meaning of the Code, have the authority to control all of its substantial decisions, or if the trust was in existence on August 20, 1996, and has properly elected under applicable Treasury regulations to continue to be treated as a United States person.

Certain U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined below) are discussed separately below.

Qualified reopening.    The Issuer intends to treat the issuance of the notes as a “qualified reopening” for U.S. federal income tax purposes. If the issuance of the notes is so treated, then the notes issued pursuant to this offering will be deemed to have the same issue date, the same issue price (96.328%) and the same adjusted issue price as the Existing Senior Notes even though, considered separately, the notes offered hereby might be considered to be issued at a premium or discount. The remainder of this discussion assumes that the issuance of the notes will be treated as a qualified reopening of the Existing Senior Notes and that such notes will be purchased at a premium to par.

Pre-issuance accrued interest.    A portion of the price paid for the notes offered hereby may be allocable to interest that accrued prior to the date such notes offered hereby are purchased (the “pre-issuance accrued interest”). In such circumstances, we intend to take the position that, on the first interest payment date, a portion of the interest received in an amount equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the notes offered hereby. Amounts treated as a return of pre-issuance accrued interest should not be taxable when received but should reduce the U.S. Holder’s adjusted tax basis in the notes offered hereby by a corresponding amount (in the same manner as would a payment of principal). The remainder of this discussion assumes that the notes will be so treated, and all references to stated interest in the remainder of this discussion exclude references to pre-issuance accrued interest.

Stated interest.    Stated interest on a note generally will be includible in the income of a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Amortizable bond premium.

If a U.S. Holder has a tax basis in a note that is greater than its principal amount (not including any amount paid for pre-issuance accrued interest), then the holder will be considered to have purchased the note with “bond premium” in an amount equal to such excess. In such case, the U.S. Holder would not be required to include original issue discount (“OID”) in gross income in respect of such note even though the Existing Senior Notes were issued with OID. In addition, if a U.S. Holder makes (or has made) a proper election under Section 171 of the Code, then such holder may amortize any bond premium over the term of such note as an offset to qualified stated interest income on the note, subject to certain limitations when the bond is subject to early redemption at a premium. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the Issuer) or that is treated as constructively received, at least annually at a single fixed rate. Any such election to amortize bond premium will apply to all taxable debt instruments held or subsequently acquired by such U.S. Holder on or after the first day of the first taxable year to which the election applies and cannot be revoked without permission from the IRS. If a U.S. Holder makes an election to amortize bond premium, then the bond premium will be amortizable on a constant yield method over the term of the note, subject to certain limitations, and such holder’s tax basis in the note must be reduced by the amount of the aggregate amortization deductions allowable for the bond premium. If a U.S. Holder does not make such an election, the bond premium will be included in such U.S. Holder’s tax basis in the note and, therefore, such bond premium will be taken into account in computing the gain or loss recognized on such U.S. Holder’s disposition of the note. The rules regarding instruments purchased with amortizable bond premium are complex and, accordingly, prospective investors should consult their own tax advisors concerning the application of such rules to the notes.

Potential contingent payment debt treatment.    In certain circumstances (upon an optional redemption, change of control offer, or an Event of Default relating to a failure to file certain reports as set forth above under “Description of the Notes—Certain Covenants—Reports”), we may be obligated to pay amounts in excess of stated principal or interest on the notes. The obligation to make these payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, a U.S. Holder generally would be required to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. Furthermore, a U.S. Holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield.

According to current Treasury regulations, the possibility that we may pay amounts in excess of the stated principal on the notes in the event of an optional redemption will not be taken into account in determining whether the notes are deemed to be contingent payment debt instruments. However, the possibility that we may pay amounts in excess of the stated principal or interest on the notes pursuant to a change of control offer or an Event of Default relating to a failure to file certain reports may cause the notes to be treated as contingent payment debt instruments if, as of the date the notes were issued, the likelihood that such payments will be made is not remote. We believe that the likelihood that we will be obligated to make any excess payments pursuant to a change of control offer or Event of Default is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the notes to the contingent payment debt rules. Our determination is binding on a U.S. Holder unless such U.S. Holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a U.S. Holder could differ materially and adversely from those discussed herein. In addition, if the notes were treated as contingent payment debt instruments, then the issuance of the notes would not constitute a qualified reopening, and the calculation of the OID accruals on the notes would be based, in part, upon the actual issue date and the actual issue price of the notes. In the event such a contingency were to occur, it would affect the amount and timing of the income recognized by a U.S. Holder. If any additional payments are in fact made, U.S. Holders will be required to recognize such amounts as income. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

U.S. Holders of the notes should consult their own independent tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Sale, exchange or other taxable disposition of notes.    Upon a sale, exchange or other taxable disposition of a note, U.S. Holders generally will recognize gain or loss equal to the difference between (i) the amount realized on such disposition and (ii) the U.S. Holder’s adjusted tax basis in such note. The amount realized will equal the sum of the amount of cash and the fair market value of any property received in exchange for the note, but will not include any amount attributable to accrued but unpaid interest not previously included in income. A U.S. Holder’s adjusted tax basis in a note generally will equal the initial purchase price paid for the note, reduced by any amortizable bond premium previously deducted. The gain or loss realized upon a taxable disposition will be capital gain or loss, and will be long-term capital gain or loss if at the time of the disposition the holding period in the note is longer than one year.

Prospective investors should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their notes for more than one year) and losses (the deductibility of which is subject to limitations).

Backup withholding and information reporting.    U.S. Holders generally will be subject to IRS information reporting and may be subject to backup withholding in connection with payments we make, including payments of interest on the notes and proceeds from the sale or other disposition of the notes. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. Backup withholding will only be imposed where the non-corporate U.S. Holder: (1) fails to furnish its social security number or other taxpayer identification number, referred to as a “TIN,” (2) furnishes an incorrect TIN, (3) is notified by the IRS that he or she has failed properly to report payments of interest, or (4) under certain circumstances, fails to certify, under penalties of perjury, that he or she has furnished a correct TIN and has not been notified by the IRS that he or she is subject to backup withholding.

The backup withholding rate is currently 28%. Backup withholding is not an additional tax. The amount of any backup withholding made from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s federal income tax liability and may entitle such Holder to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. federal income tax consequences to Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to certain Non-U.S. Holders. A “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership or disposition of the notes by any particular Non-U.S. Holder in light of such holder’s personal circumstances, including ownership of the notes through a partnership. Special rules may apply to certain Non-U.S. Holders (including, for example, “controlled foreign corporations” and “passive foreign investment companies”) that are subject to special treatment under the Code. Each Non-U.S. Holder should consult its own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant.

Interest.    Subject to the discussion of effectively connected income and backup withholding tax below, interest paid on a note to a Non-U.S. Holder will not be subject to U.S. federal withholding tax if such payments qualify as portfolio interest. The exemption applicable to such portfolio interest applies when:

(1)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2)	the Non-U.S. Holder is not a controlled foreign corporation that is directly or indirectly related to us through stock ownership;

(3)	the Non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

(4)	either (A) the Non-U.S. Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (C) the Non-U.S. Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

Payments of interest made to a Non-U.S. Holder not satisfying the conditions described above will be subject to U.S. withholding tax at a rate of 30%, unless an income tax treaty applies to reduce or eliminate withholding and the Non-U.S. Holder provided us with a properly executed IRS Form W-8BEN (or relevant successor form) claiming the exemption.

Income that is effectively connected with a Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder) will generally be subject to U.S. federal income tax on a net basis at the same rates applicable to United States persons and, if paid to a corporate Non-U.S. Holder, may also be subject to a 30% branch profits tax (or lower applicable treaty rate). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provided us or the paying agent with appropriate certification. In order to meet the certification requirement with respect to effectively connected U.S. trade or business income, the Non-U.S. Holder must generally provide us with a properly executed IRS Form W-8ECI (or any relevant successor form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

The certification requirements described above may require a Non-U.S. Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also obtain and provide a U.S. TIN.

Sale, exchange or other taxable disposition of notes.    Subject to the discussion of backup withholding tax below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other taxable disposition of a note (other than any amount representing accrued but unpaid interest on the note, which is subject to the rules discussed above under “—Interest”) unless either (i) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder) or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

These rules are complex and we suggest you consult your own tax advisor regarding their potential application to your situation.

Backup withholding and information reporting.    Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of payments on a note, including payments of interest, regardless of whether withholding was required or whether such payments were made in cash or other property, and any tax withheld with respect to such payments. Under the provisions of a specific income tax treaty or other applicable agreements, copies of these returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding will not apply to payments of principal and interest on the notes by us to a Non-U.S. Holder if such holder complies with the certification procedures required to obtain exemption from withholding tax on interest as described above.

The receipt of proceeds from a sale or other disposition of the notes by a Non-U.S. Holder may also be subject to information reporting and backup withholding. In particular, the payment of such proceeds to or through the U.S. office of any broker or any office of a U.S. broker will be subject to information reporting and backup withholding unless a Non-U.S. Holder certifies as to its foreign status or otherwise establishes an exemption from information reporting and backup withholding. The payment of such proceeds to or through a foreign office of a foreign broker will not be subject to information reporting or backup withholding unless the foreign broker has certain types of relationships with the United States described in the Treasury regulations (e.g., the foreign broker is a “controlled foreign corporation,” more than 50% of such foreign broker’s gross income during a specified period is effectively connected income, or the foreign broker is a foreign partnership with a threshold amount of U.S. ownership or a foreign partnership engaged in a trade or business in the United States).

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund with respect to or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their own tax advisors regarding application of information reporting and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from information reporting and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false.

Underwriting

We are offering the notes through the underwriters named below. J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and J.P. Morgan Securities LLC is acting as representative of the several underwriters. Under the terms and subject to the conditions contained in an underwriting agreement dated March 27, 2013, among us and the underwriters, we have agreed to sell to the underwriters and each underwriter has agreed, severally and not jointly, to purchase from us, the principal amount of the notes listed opposite its name below.

Underwriter	Principal amount of notes

J.P. Morgan Securities LLC	$90,000,000
Goldman, Sachs & Co.	90,000,000
Credit Suisse Securities (USA) LLC	60,000,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	60,000,000

Total	$300,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not in excess of 0.375% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of notes on sales to certain other dealers. After the initial offering of the notes, the price to public and other selling terms may from time to time be varied by the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of customary officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by issuer

Per note	1.50%
Total	$4,500,000

The total expenses of this offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, are estimated to be approximately $1 million and are payable by us.

The notes are being issued as additional notes under the indenture and will be treated together with the Existing Senior Notes as a single series of debt securities under the indenture. We do not intend to apply for listing of the notes on any national securities exchange or for including of the notes on any automated dealer quotation system. The underwriters make a market in the Existing Senior Notes and have advised us that, following the completion of the offering, they intend to continue to make a market in the notes as permitted by applicable law. However, we cannot make any assurances as to the liquidity of the trading market for the notes or that an active public market for the notes will be maintained, and the underwriters may cease any market-making activities at any time without notice in their sole discretion. If an active public trading market for the notes is not maintained, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

We have agreed with the underwriters that we will not offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any debt securities issued or guaranteed by us or the Guarantor and having a tenor of more than one year without the prior written consent of J.P. Morgan Securities LLC for a period of 90 days after the date of this prospectus supplement.

In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, J.P.

Morgan Securities LLC is the sole lead arranger and sole bookrunner under the Term Loan Amendment, a joint lead arranger and joint bookrunner under the Term Loan Facility, a joint lead arranger and joint book manager under the ABL Facility and a joint lead arranger and joint book manager under the NFC Credit Agreement; JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is a lender, collateral agent and administrative agent under the Term Loan Facility, a syndication agent under the ABL Facility and administrative agent, a lender, a swingline lender and an issuing bank under the NFC Credit Agreement; Credit Suisse Securities (USA) LLC is a joint bookrunner under the Term Loan Facility and a joint book manager under the ABL Facility; Credit Suisse AG, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, is a lender and an issuing bank under the ABL Facility and a lender under the NFC Credit Agreement; certain affiliates of Credit Suisse Securities (USA) LLC are participants in the wholesale notes securitization facility of one of NFC’s subsidiaries; Merrill Lynch, Pierce, Fenner & Smith Incorporated is a joint bookrunner under the Term Loan Facility, a joint lead arranger and joint book manager under the ABL Facility and a joint lead arranger and joint book manager under the NFC Credit Agreement; Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a lender under the Term Loan Facility, administrative agent, an issuing bank and swingline lender under the ABL Facility and syndication agent and a lender under the NFC Credit Agreement; Goldman, Sachs & Co. is an advisor to the Company with respect to certain corporate governance matters; Goldman Sachs Lending Partners LLC, an affiliate of Goldman, Sachs & Co., is a lender under the NFC Credit Agreement. As described in the preceding sentence, certain underwriters and certain of their affiliates are lenders or agents under the Term Loan Facility and may therefore, upon the contribution of the net proceeds of this offering to Navistar, Inc. to repay a portion of the Term Loan Facility (as described under “Use of proceeds”), indirectly receive a portion of the net proceeds. To the extent the underwriters or their affiliates have a lending relationship with us, certain of such underwriters or such affiliates, as the case may be, routinely hedge, and certain other of such underwriters or their affiliates may hedge, their credit exposure to us, consistent with their customary risk management policies. Typically, such underwriters or such affiliates, as the case may be, would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including, potentially, the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the accounts of their customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, including the notes, and may do so in the future. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes in any jurisdiction in which such an offer or a solicitation is unlawful.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each underwriter agrees that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law). The notes have not been and will not be offered or sold, directly or indirectly, in Japan or to or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment

Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisors.

Legal matters

Certain legal matters regarding the validity of the notes will be passed upon for us by Kirkland & Ellis, LLP, Chicago, Illinois (a partnership which includes professional corporations). The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.

Independent registered public accounting firm

The consolidated financial statements of Navistar International Corporation and subsidiaries as of October 31, 2012 and 2011, and for each of the years in the three-year period ended October 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items)):

•

Our Annual Report on Form 10-K for the fiscal year ended October 31, 2012, as filed with the SEC on December 19, 2012, and updated by our Current Report on Form 8-K filed with the SEC on March 25, 2013;

•	Our Quarterly Report on Form 10-Q for the quarter ended January 31, 2013, as filed with the SEC on March 7, 2013;

•	Portions of our Proxy Statement, as filed with the SEC on January 18, 2013, that are incorporated by reference into our 2012 Annual Report; and

•

Our Current Reports on Form 8-K, as filed with the SEC on the following dates: December 12, 2012; December 17, 2012; February 15, 2013; February 19, 2013; March 8, 2013; March 20, 2013; and March 25, 2013.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit to such Form 8-K, unless otherwise indicated therein) after the date of this prospectus supplement and prior to the completion of the offering under this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of any of these documents at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number: Navistar International Corporation, 2701 Navistar Drive, Lisle, Illinois 60532, Attention: Investor Relations; Telephone: (331) 332-2143.

Selected consolidating financial data

We have included elsewhere in this prospectus supplement supplemental financial operating data of our manufacturing operations with our financial services operations set forth on an after-tax equity basis of accounting. We have included this supplemental financial and operating data to assist prospective investors in understanding our core manufacturing business and in evaluating an investment in the notes. The manufacturing operations financial information represents non-GAAP financial measures. These non-GAAP financial measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP that have been included or incorporated by reference in this prospectus supplement. The following tables provide reconciliations of these non-GAAP financial measures to our equivalent GAAP for each of the periods presented in this prospectus supplement. We have reconciled these non-GAAP financial measures by adding the results of our financial services operations, making the necessary adjustments to eliminate certain inter-company transactions between our manufacturing operations and financial services operations and adjusting for reclassifications. Certain of our subsidiaries in our manufacturing operations have debt outstanding with our financial services operations.

	Three months ended January 31, 2013
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations

Sales of manufactured products	$2,598	$—	$—	$2,598
Financial revenues	—	59	(20)	39

Sales and revenue, net	2,598	59	(20)	2,637

Costs of products sold	2,286	—	—	2,286
Restructuring charges	1	1	—	2
Selling, general and administrative expenses	266	20	(1)	285
Engineering and product development costs	111	—	—	111
Interest expense	57	18	(1)	74
Other expense (income), net	(18)	(2)	(18)	(38)

Total costs and expenses	2,703	37	(20)	2,720
Equity in loss of non-consolidated affiliates	(1)	—	—	(1)

Income (loss) before equity income from financial services operations and income taxes	(106)	22	—	(84)
Equity income from financial services operations	14	—	(14)	—

Income (loss) from continuing operations before income taxes	(92)	22	(14)	(84)
Income tax benefit (expense)	(7)	(8)	—	(15)

Income (loss) from continuing operations	(99)	14	(14)	(99)
Loss from discontinued operations, net of tax	(9)	—	—	(9)

Net income (loss)	(108)	14	(14)	(108)

Less: Income attributable to non-controlling interests	15	—	—	15

Net income (loss) attributable to Navistar International Corporation	$(123)	$14	$(14)	$(123)

	Three months ended January 31, 2012
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations

Sales of manufactured products	$2,965	$—	$—	$2,965
Financial revenues	—	68	(24)	44

Sales and revenue, net	2,965	68	(24)	3,009

Costs of products sold	2,650	—	—	2,650
Selling, general and administrative expenses	337	19	(1)	355
Engineering and product development costs	135	—	—	135
Interest expense	37	25	(1)	61
Other expense (income), net	32	(2)	(22)	8

Total costs and expenses	3,191	42	(24)	3,209
Equity in loss of non-consolidated affiliates	(7)	—	—	(7)

Income (loss) before equity income from financial services operations and income taxes	(233)	26	—	(207)
Equity income from financial services operations	17	—	(17)	—

Income (loss) from continuing operations before income taxes	(216)	26	(17)	(207)
Income tax benefit (expense)	85	(9)	—	76

Income (loss) from continuing operations	(131)	17	(17)	(131)
Loss from discontinued operations, net of tax	(9)	—	—	(9)
Net income	(140)	17	(17)	(140)
Less: Income attributable to non-controlling interests	13	—	—	13

Net income attributable to Navistar International Corporation	$(153)	$17	$(17)	$(153)

	Fiscal year ended October 31, 2012
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations

Sales of manufactured products	$12,527	$—	$—	$12,527
Financial revenues	—	259	(91)	168

Sales and revenue, net	12,527	259	(91)	12,695

Costs of products sold	11,401	—	—	11,401
Restructuring charges	107	—	—	107
Impairment of property and equipment and intangible assets	16	—	—	16
Selling, general and administrative expenses	1,338	87	(6)	1,419
Engineering and product development costs	532	—	—	532
Interest expense	176	88	(5)	259
Other expenses (income), net	131	(8)	(80)	43

Total costs and expenses	13,701	167	(91)	13,777
Equity in loss of non-consolidated affiliates	(29)	—	—	(29)

Income (loss) before equity income from financial services operations and income taxes	(1,203)	92	—	(1,111)
Equity income from financial services operations	63	—	(63)	—

Income (loss) from continuing operations before income taxes	(1,140)	92	(63)	(1,111)
Income tax benefit (expense)	(1,751)	(29)	—	(1,780)

Income (loss) from continuing operations	(2,891)	63	(63)	(2,891)
Loss from discontinued operations, net of tax	(71)	—	—	(71)
Net income (loss)	(2,962)	63	(63)	(2,962)
Less: Income attributable to non-controlling interests	48	—	—	48

Net income attributable to Navistar International Corporation	$(3,010)	$63	$(63)	$(3,010)

	Fiscal year ended October 31, 2011
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations

Sales of manufactured products	$13,441	$—	$—	$13,441
Financial revenues	—	290	(90)	200

Sales and revenue, net	13,441	290	(90)	13,641

Costs of products sold	10,937	—	—	10,937
Restructuring charges	81	1	—	82
Impairment of property and equipment and intangible assets	13	—	—	13
Selling, general and administrative expenses	1,333	78	(4)	1,407
Engineering and product development costs	520	—	—	520
Interest expense	148	109	(10)	247
Other expenses (income), net	31	(26)	(76)	(71)

Total costs and expenses	13,063	162	(90)	13,135
Equity in loss of non-consolidated affiliates	(71)	—	—	(71)

Income before equity income from financial services operations and income taxes	307	128	—	435
Equity income from financial services operations	80	—	(80)	—

Income (loss) from continuing operations before income taxes	387	128	(80)	435
Income tax benefit (expense)	1,465	(48)	—	1,417

Income (loss) from continuing operations	1,852	80	(80)	1,852
Loss from discontinued operations, net of tax	(74)	—	—	(74)
Net income	1,778	80	(80)	1,778
Less: Income attributable to non-controlling interests	55	—	—	55

Net income attributable to Navistar International Corporation	$1,723	$80	$(80)	$1,723

	Fiscal year ended October 31, 2010
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of operations
Sales of manufactured products	$11,648	$—	$—	$11,648
Financial revenues	—	309	(90)	219

Sales and revenue, net	11,648	309	(90)	11,867

Costs of products sold	9,458	—	—	9,458
Restructuring charges (benefit)	(19)	4	—	(15)
Selling, general and administrative expenses	1,268	119	(6)	1,381
Engineering and product development costs	455	—	—	455
Interest expense	154	113	(14)	253
Other expense (income), net	39	(22)	(70)	(53)

Total costs and expenses	11,355	214	(90)	11,479
Equity in loss of non-consolidated affiliates	(50)	—	—	(50)

Income before equity income from financial services operations and income taxes	243	95	—	338
Equity income from financial services operations	64	—	(64)	—

Income from continuing operations before income taxes	307	95	(64)	338
Income tax benefit (expense)	8	(31)	—	(23)

Income from continuing operations	315	64	(64)	315
Loss from discontinued operations, net of tax	(48)	—	—	(48)
Net income	267	64	(64)	267
Less: Income attributable to non-controlling interests	44	—	—	44

Net income attributable to Navistar International Corporation	$223	$64	$(64)	$223

	At January 31, 2013
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated balance sheet

Selected Condensed Balance Sheet Data:
Cash, cash equivalents and marketable securities	$1,189	$79	$—	$1,268
Property and equipment, net	1,461	182	—	1,643
Total assets	6,771	2,423	(663)	8,531
Postretirement benefits liabilities	3,418	51	—	3,469
Total debt	2,854	1,608	—	4,462

	Three months ended January 31, 2013
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of cash flows

Other Financial Data:
Capital expenditures(1)	$72	$—	$—	$72
Depreciation and amortization(2)	102	3	—	105
Net cash provided by (used in) operating activities	(203)	269	—	66
Net cash provided by (used in) investing activities	(376)	29	—	(347)
Net cash provided by (used in) financing activities	(37)	(266)	—	(303)

(1)	Excludes purchase of equipment leased to others.

(2)	Includes $13 million and $3 million of amortization of deferred financing fees for manufacturing operations and financial services operations, respectively.

	Three months ended January 31, 2012
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of cash flows

Other Financial Data:
Capital expenditures(1)	$102	$1	$—	$103
Depreciation and amortization(2)	74	3	—	77
Net cash provided by (used in) operating activities	(142)	261	—	119
Net cash provided by (used in) investing activities	154	147	—	301
Net cash provided by (used in) financing activities	(85)	(393)	—	(478)

(1)	Excludes purchase of equipment leased to others.

(2)	Includes $7 million and $2 million of amortization of deferred financing fees for manufacturing operations and financial services operations, respectively.

	Three months ended January 31, 2011
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of cash flows

Other Financial Data:
Capital expenditures(1)	$95	$—	$—	$95
Depreciation and amortization(2)	77	6	—	83
Net cash provided by (used in) operating activities	(214)	219	—	5
Net cash provided by (used in) investing activities	63	—	—	63
Net cash provided by (used in) financing activities	(13)	(244)	—	(257)

(1)	Excludes purchase of equipment leased to others.

(2)	Includes $7 million and $5 million of amortization of deferred financing fees for manufacturing operations and financial services operations, respectively.

	Fiscal year ended October 31, 2012
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of cash flows

Other Financial Data:
Capital expenditures(1)	$306	$3	$—	$309
Depreciation and amortization(2)	309	14	—	323
Net cash provided by (used in) operating activities	(298)	908	—	610
Net cash provided by (used in) investing activities	(110)	108	—	(2)
Net cash provided by (used in) financing activities	977	(1,040)	—	(63)

(1)	Excludes purchase of equipment leased to others.

(2)	Includes $34 million and $12 million of amortization of deferred financing fees for manufacturing operations and financial services operations, respectively.

	Fiscal year ended October 31, 2011
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of cash flows

Other Financial Data:
Capital expenditures(1)	$427	$2	$—	$429
Depreciation and amortization(2)	314	20	—	334
Net cash provided by (used in) operating activities	680	200	—	880
Net cash provided by (used in) investing activities	(617)	(206)	—	(823)
Net cash provided by (used in) financing activities	(106)	6	—	(100)

(1)	Excludes purchase of equipment leased to others.

(2)	Includes $28 million and $16 million of amortization of deferred financing fees for manufacturing operations and financial services operations, respectively.

	Fiscal year ended October 31, 2010
(in millions)	Manufacturing operations	Financial services operations	Adjustments	Consolidated statement of cash flows

Other Financial Data:
Capital expenditures(1)	$232	$2	$—	$234
Depreciation and amortization(2)	287	16	—	303
Net cash provided by (used in) operating activities	409	698	—	1,107
Net cash provided by (used in) investing activities	(916)	472	10	(434)
Net cash provided by (used in) financing activities	(110)	(1,180)	(10)	(1,300)

(1)	Excludes purchase of equipment leased to others.

(2)	Includes $26 million and $12 million of amortization of deferred financing fees for manufacturing operations and financial services operations, respectively.

PROSPECTUS

Navistar International Corporation

8.25% Senior Notes due 2021

We may offer and sell, from time to time, in one or more offerings, 8.25% Senior Notes due 2021 (the “Notes”). The Notes will be issued as additional notes under the indenture, dated as of October 28, 2009 (the “Indenture”), by and among Navistar International Corporation, as issuer, Navistar, Inc., as a guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which we issued on October 28, 2009 our existing 8.25% Senior Notes due 2021 (the “Existing Senior Notes”). The Notes will be treated under the Indenture as a single series with the Existing Senior Notes and will have the same terms as the Existing Senior Notes. The Notes will have the same CUSIP number and will be fungible with the Existing Senior Notes. The Notes will bear interest at a rate of 8.25% per year, payable semi-annually in arrears on May 1 and November 1 of each year. The Notes will mature on November 1, 2021.

At any time on or after November 1, 2014, we may redeem the Notes, in whole or in part, at redemption prices described in this prospectus under “Description of Notes—Optional Redemption.” Not more than once during each twelve-month period ending on November 1, 2013 and 2014, we may redeem up to $50 million in principal amount of the Notes in each such twelve-month period, at a redemption price equal to 103% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any. We may also redeem some or all of the Notes at any time prior to November 1, 2014 at a redemption price equal to 100% of the principal amount of the notes plus a make-whole premium, plus accrued and unpaid interest, if any. If we sell certain of our assets or experience specific kinds of changes in control, we must offer to repurchase the Notes.

The Notes will be our senior unsecured obligations and rank equally in right of payment with our existing and future unsecured senior indebtedness. The Notes will rank senior in right of payment to all of our existing and future subordinated indebtedness. The Notes will also be effectively junior to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, regardless of whether or not such indebtedness would otherwise constitute senior indebtedness. The Notes will be guaranteed on a senior unsecured basis by our principal operating subsidiary, Navistar, Inc. The guarantee of the Notes will rank equally in right of payment with any and all of such guarantor’s existing and future indebtedness that is not subordinated in right of payment to such guarantee, senior in right of payment to any and all of such guarantor’s future indebtedness that is subordinated in right of payment to such guarantee and effectively subordinated to all existing and future secured indebtedness of such guarantor to the extent of the collateral securing such indebtedness. The Notes will be structurally subordinated to all of the existing and future obligations of those of our subsidiaries that do not guarantee the Notes.

The Notes will not be listed on any securities exchange.

For a more detailed description of the Notes, see “Description of Notes” beginning on page 7 of this prospectus and in any prospectus supplement.

This prospectus generally describes the terms that apply to the Notes and the manner in which they may be offered. Certain other terms of any Notes to be offered, including their issue date, offering price, initial interest payment date and the manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell the Notes unless accompanied by a prospectus supplement. Before investing, you should carefully read this prospectus and any related prospectus supplement. The prospectus supplements may also add, update or change information contained in this prospectus.

Investing in the Notes involves risks, including those described under “Risk Factors” on page 5 of this prospectus, in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference herein or therein. You should carefully consider these risk factors before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 27, 2013.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context indicates otherwise, as used in this prospectus: (i) “the Company,” “us,” “we,” “our” and “Navistar” refer collectively to Navistar International Corporation and its consolidated subsidiaries and their respective predecessors; (ii) “NIC” refers to Navistar International Corporation, exclusive of its consolidated subsidiaries; (iii) “NFC” refers to Navistar Financial Corporation, a wholly-owned finance subsidiary of Navistar, Inc.; (iv) “North America” refers to the United States and Canada; and (v) “this prospectus” refers to this prospectus and any applicable prospectus supplement.

Our fiscal year ends on October 31. Our fiscal years are identified in this prospectus according to the calendar year in which they end. For example, our fiscal year ended October 31, 2012 is referred to as “fiscal 2012.” All references to a particular year that is not preceded with the word “calendar” refer to the fiscal year.

i

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the exhibits thereto, and to any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including any exhibits included with such items)):

•

our Annual Report on Form 10-K for the fiscal year ended October 31, 2012 filed with the SEC on December 19, 2012 (as updated by our Current Report on Form 8-K filed with the SEC on March 25, 2013), including the information specifically incorporated in our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A (filed on January 18, 2013);

•	our Quarterly Report on Form 10-Q for the quarter ended January 31, 2013 filed with the SEC on March 7, 2013; and

•

our Current Reports on Form 8-K, as filed with the SEC on the following dates: December 12, 2012; December 17, 2012; February 15, 2013; February 19, 2013; March 8, 2013; March 20, 2013; and March 25, 2013.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit to such Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offerings under this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Navistar International Corporation

2701 Navistar Drive

Lisle, Illinois 60532

Attention: Investor Relations

(331) 332-2143

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, and such forward-looking statements only speak as of the date of the document in which such statements are made. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. These statements often include words such as “committed,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some of these factors include:

•	estimates we have made in preparing our financial statements;

•	our development of new products and technologies;

•	the anticipated sales, volume, demand, and markets for our products;

•	the anticipated performance and benefits of our products and technologies, including our advanced clean engine solutions;

•

our business strategies relating to, and our ability to meet, federal and state regulatory heavy-duty diesel emissions standards applicable to certain of our engines, including the timing and costs of compliance and consequences of noncompliance with such standards, as well as our ability to meet other federal, state and foreign regulatory requirements;

•	our business strategies and long-term goals, and activities to accomplish such strategies and goals;

•	anticipated benefits from acquisitions, strategic alliances, and joint ventures we complete;

•	our expectations relating to the dissolution of our Blue Diamond Truck joint venture with Ford Motor Company expected in December 2014;

•

our expectations and estimates relating to restructuring activities, including restructuring and integration charges and timing of cash payments related thereto, and operational flexibility, savings, and efficiencies from such restructurings;

•	our expectations relating to the possible effects of anticipated divestitures and closures of businesses;

•	our expectations relating to our cost-reduction actions, including our voluntary separation program, involuntary reduction in force, and other actions to reduce discretionary spending;

•	our implementation of a new ROIC methodology;

•	our realigning our management structure around functional expertise;

•	our changes to our organizational and segment reporting structures expected to be completed in the second quarter of 2013;

•	our expectations relating to our ability to service our long-term debt;

•	our expectations relating to our retail finance receivables and retail finance revenues;

•	our expectations relating to the availability of sufficient funds to meet operating requirements, capital expenditures, equity investments and strategic acquisitions;

•

our anticipated costs relating to the development of our emissions solutions products and other product modifications that may be required to meet other federal, state, and foreign regulatory requirements;

•	our anticipated capital expenditures;

•	our expectations relating to payments of taxes;

•	our expectations relating to warranty costs;

•	our expectations relating to interest expense;

•	costs relating to litigation and similar matters;

•	estimates relating to pension plan contributions and unfunded pension and postretirement benefits;

•	trends relating to commodity prices;

•	anticipated trends, expectations, and outlook relating to matters affecting our financial condition or results of operations;

•	other factors described in the “Risk Factors” section of this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference.

Factors that could cause or contribute to differences in our future financial results include those discussed in Part I, Item 1A, Risk Factors, included within our Annual Report on Form 10-K for the year ended October 31, 2012, which was filed with the SEC on December 19, 2012 and Part II, Item 1A, Risk Factors, of our Quarterly Report on Form 10-Q for the three months ended January 31, 2013, which was filed with the SEC on March 7, 2013, as well as those discussed elsewhere in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein.

There may be other factors that cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

Forward-looking statements speak only as of the date they were made. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

OUR COMPANY

Overview

We are a leading manufacturer of International ® brand commercial and military trucks, IC Bus™ (“IC”) brand buses and MaxxForce® brand diesel engines, as well as a provider of service parts for all makes of trucks and trailers. Additionally, we are a private-label designer and manufacturer of diesel engines for the pickup truck, van, and sport utility vehicle (“SUV”) markets. We also provide retail, wholesale, and lease financing of our trucks and parts through our financial services operations.

We market our commercial products primarily through our extensive independent dealer network in North America, which offers a comprehensive range of services and other support functions to our end users. Our commercial trucks are distributed in virtually all key markets in North America as well as in select markets outside of North America through our distribution and service network comprised, 784 U.S. and Canadian dealer and retail outlets, 86 Mexican dealer locations, and 292 international dealer locations, as of October 31, 2012. Parts are delivered to our customers either through one of our eleven regional parts distribution centers in North America or through direct shipment from our suppliers for parts not generally stocked at our distribution centers. We provide certain financial services to our customers and dealers through NFC and our foreign finance operations.

Our operations can be generally classified into four categories: Truck, Engine, Parts (collectively called “manufacturing operations”), and Financial Services, which consists of NFC and our foreign finance operations (collectively called “financial services operations”).

A brief discussion of each of our operating categories is set forth below:

Truck

Our Truck operations manufacture and distribute a full line of Class 4 through 8 trucks and buses in the common carrier, private carrier, government, leasing, construction, energy/petroleum, military vehicle, and student and commercial transportation markets under the International and IC brands. We also produce concrete mixers under the Continental Mixers brand. Our Truck operations include our largest product offering based on total external sales and revenues.

Engine

Our Engine operations design and manufacture diesel engines across the 50 through 550 horsepower range under the MaxxForce brand name for use primarily in our International branded Class 6 and 7 medium trucks, Class 8 heavy trucks, and military vehicles. Our Engine operations also include production of diesel engines for all IC applications. In addition to providing high-tech diesel engines for Navistar captive applications, our engines are also sold to global OEMs for various on-and-off-road applications. Our engines are sold worldwide for use in an assortment of applications utilizing the MaxxForce brand name. Also, we offer contract manufacturing services to OEMs for the assembly of their engines. We have engine manufacturing operations in the United States, Brazil and Argentina.

Parts

Our Parts operations support our International brand commercial and military trucks, IC brand buses, MaxxForce engines, as well as our other product lines, by providing customers with proprietary products together with a wide selection of other standard truck, trailer, and engine service parts. We distribute service parts in North America and the rest of the world through the dealer network that supports our Truck and Engine products.

Financial Services

Our Financial Services operations provide and manage retail, wholesale, and lease financing of products sold by the Truck and Parts categories and their dealers within the U.S. and Mexico. Substantially all revenues earned by the Financial Services operations are derived from supporting the sales of our vehicles and products. We also finance wholesale and retail accounts receivable, of which substantially all revenues earned are received from our Truck and Parts operations. Our Financial Services operations continue to meet the primary goal of providing and managing financing to our customers in U.S. and Mexico markets by arranging cost effective funding sources, while working to mitigate credit losses and impaired vehicle asset values. This category provided wholesale financing for 88% and 90% of our new truck inventory sold by us to our dealers and distributors in the U.S. in fiscal 2012 and fiscal 2011, respectively.

Corporate Structure

Our common stock is publicly traded on the New York Stock Exchange under the symbol “NAV”. NIC is a holding company that conducts its manufacturing operations principally through Navistar, Inc. and, to a lesser extent, certain other wholly owned foreign and domestic subsidiaries and joint ventures. We also have majority-owned subsidiaries whose principal business is owning an International dealership. These subsidiaries are acquired and disposed of by us from time to time in order to facilitate the transition of International dealerships from one independent owner to another. Our manufacturing operations are supported by our financial services operations, including NFC. Our financial services operations provide wholesale, retail and lease financing for sales of our new and used trucks, truck chassis, buses and trailers, service parts and engines, and retail and lease financing for sales of such products by International dealers to their customers.

NIC and Navistar, Inc. are corporations organized under the laws of the State of Delaware. Navistar, Inc. is the successor to the truck and engine business of International Harvester Company, which began business in 1907. NIC’s principal executive offices are located at 2701 Navistar Drive, Lisle, Illinois 60532, and its telephone number at this location is (331) 332-5000. NIC’s website is www.navistar.com. Information on our website should not be construed to be part of this prospectus.

The marks “International®,” “MaxxForce®,” “ProStar®” and “LoneStar®” and our logo are registered United States trademarks of Navistar and the mark “IC Bus™” is a trademark of Navistar. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

RISK FACTORS

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings we make with the SEC, including any prospectus supplement. Our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our securities offered by this prospectus for the repayment of indebtedness and/or for general corporate and working capital purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

Three Months Ended January 31,		Fiscal Year Ended October 31,
2013	2012	2012	2011	2010	2009	2008
—	—	—	2.54x	2.25x	2.59x	1.48x

The ratio of earnings to fixed charges is determined by dividing the sum of pre-tax income from continuing operations, adjusted for interest expense, debt amortization expense, minority interest and the portion of rental expense deemed representative of an interest factor, less minority interest, by the sum of capitalized interest, interest expense and debt amortization expense. For the three months ended January 31, 2013, the three months ended January 31, 2012 and fiscal 2012, our earnings were insufficient to cover fixed charges by approximately $98 million, $215 million and $1,132 million, respectively.

DESCRIPTION OF NOTES

In this “Description of Notes,” “NIC” refers only to Navistar International Corporation and not to any of its Subsidiaries, as defined herein. The definitions of certain other terms used in this description are set forth throughout the text or under “Certain definitions.”

NIC will issue, and the Initial Subsidiary Guarantor will guarantee, the additional 8.25% Senior Notes due 2021 (the “Notes”) from time to time under the indenture (the “Indenture”), dated as of October 28, 2009, among NIC, the Initial Subsidiary Guarantor and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of the Notes include those set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The Notes will be issued as additional notes under the Indenture (“Additional Notes”), and will be treated together with any of our then outstanding 8.25% Senior Notes due 2021 (the “Existing Senior Notes”) as a single class for all purposes under the Indenture. As of January 31, 2013, we had $900 million aggregate principal amount of outstanding Existing Senior Notes. The terms of the Notes, other than their issue date, public offering price and first interest payment date (which will be described in the applicable prospectus supplement), will be identical to those of the Existing Senior Notes. The notes will have the same CUSIP and ISIN numbers as the Existing Senior Notes and will be fungible with the Existing Senior Notes.

The following description is a summary of the material terms of the Indenture. It does not, however, restate the Indenture in its entirety. You should read the Indenture because it contains additional information and because it and not this description define your rights as a holder of the Notes. Copies of the Indenture may be obtained by requesting them from NIC at the address indicated under “Where You Can Find More Information.”

Brief Description of the Structure and Ranking of the Notes and the Subsidiary Guarantees

The Notes

The Notes will:

•	be NIC’s general unsecured obligations;

•	be structurally subordinated to all existing and future Indebtedness and other liabilities of Subsidiaries of NIC that do not provide Subsidiary Guarantees;

•	to the extent not otherwise secured by the assets of NIC, be effectively subordinated to all existing and future secured Indebtedness of NIC to the extent of the assets securing such Indebtedness;

•	rank equally in right of payment with any and all of NIC’s existing and future Indebtedness that is not subordinated in right of payment to the Notes;

•	rank senior in right of payment to any and all of NIC’s existing and future Indebtedness that is subordinated in right of payment to the Notes, including the Convertible Subordinated Notes; and

•	be guaranteed on a senior basis by the Subsidiary Guarantors.

The Subsidiary Guarantees

Each Subsidiary Guarantee will:

•	be a general unsecured obligation of the Subsidiary Guarantor that granted such Subsidiary Guarantee;

•

to the extent not otherwise secured by assets of such Subsidiary Guarantor, be effectively subordinated to all existing and future secured Indebtedness of such Subsidiary Guarantor to the extent of the assets securing such Indebtedness;

•	rank equally in right of payment with any and all of such Subsidiary Guarantor’s existing and future Indebtedness that is not subordinated in right of payment to its Subsidiary Guarantee; and

•	rank senior in right of payment to any and all of such Subsidiary Guarantor’s existing and future Indebtedness that is subordinated in right of payment to its Subsidiary Guarantee.

General

Initially, the Notes will only be guaranteed by the Initial Subsidiary Guarantor. In the event of a bankruptcy, liquidation or reorganization of any non-guarantor Subsidiaries, such non-guarantor Subsidiaries will likely be required to repay financial and trade creditors before distributing any assets to NIC or a Subsidiary Guarantor.

Not all of NIC’s Subsidiaries will be Restricted Subsidiaries. As of the date hereof, all of the Subsidiaries comprising NIC’s Financial Services Segment, the DealCor Subsidiaries, the Blue Diamond Truck and Blue Diamond Parts Subsidiaries and Subsidiaries whose principal business is operating a parts and service center are Unrestricted Subsidiaries. In addition, subject to the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments,” NIC will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.

Although the Indenture contains limitations on the amount of additional Indebtedness that NIC, the Subsidiary Guarantors and the Restricted Subsidiaries may incur, the amount of such additional Indebtedness could still be substantial.

Principal, Maturity and Interest

NIC issued the Existing Senior Notes in an aggregate principal amount of $1 billion on October 28, 2009, of which $900 million was outstanding as of January 31, 2013. NIC may offer and sell, from time to time, in one or more offerings, Notes. Subject to the covenant described under “Certain Covenants—Limitation on Indebtedness,” any Notes offered and sold will be issued as Additional Notes under the Indenture and NIC is permitted to issue further Additional Notes under the Indenture. The Notes and any Additional Notes that are issued will be treated as a single class of debt securities for all purposes under the Indenture, including those with respect to waivers, amendments, redemptions and Offers to Purchase. The Notes will mature on November 1, 2021 and accrue interest at the rate of 8.25% per annum.

Unless the context otherwise requires, references to the “Notes” for all purposes under the Indenture and in this “Description of the Notes” include references to the Existing Senior Notes and any Additional Notes that are issued.

Except as described herein or in a prospectus supplement, interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including any issue date, and will be payable semi-annually in arrears on each Note on May 1 and November 1 of each year, commencing on such May 1 or November 1, as the case may be, immediately succeeding any issue date. Interest will be payable to Holders of record on each Note in respect of the principal amount thereof outstanding as of the immediately preceding April 15 or October 15, as the case may be.

Interest will be computed on the basis of a 360-day year comprising twelve 30-day months. Interest on overdue principal and interest will accrue at a rate that is the interest rate on the Notes to the extent permitted by applicable law.

Form of Notes

The Notes will be issued on any applicable issue date only in fully registered form without coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes will be initially in the form of one or more global notes (the “global notes”). The global notes will be deposited with the Trustee as custodian for the Depository Trust Company (“DTC”). Ownership of interests in the global notes, referred to in this description as “book-entry interests,” will be limited to persons that have accounts with DTC or their respective participants. The Indenture provides for the issuance of definitive registered Notes in certain circumstances. Please see the section entitled “Book-Entry, Delivery and Form.”

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar (the “Registrar”) and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be made for any registration of transfer, exchange or redemption of the Notes, but NIC may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange.

NIC is not required to transfer or exchange any Note selected for redemption. Also, NIC is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Payments on the Notes; Paying Agent and Registrar

If a Holder has given wire transfer instructions to NIC at least 10 Business Days prior to the applicable payment date, NIC will pay all principal, interest and premium and Additional Interest, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent (the “Paying Agent”) and Registrar within the City and State of New York unless NIC elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Notes; provided that all payments of principal, premium, if any, and interest (including Additional Interest, if any), with respect to the Global Notes registered in the name of or held by DTC or its nominee and will be made by wire transfer of immediately available funds to the account specified by DTC.

The Trustee will initially act as Paying Agent and Registrar. NIC may change the Paying Agent or Registrar without prior notice to the Holders, and NIC or any of its Subsidiaries may act as Paying Agent or Registrar.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

General

The Notes will be initially guaranteed by NIC’s wholly-owned Restricted Subsidiary, Navistar, Inc. Under the Indenture, the Initial Subsidiary Guarantor has agreed to guarantee the due and punctual payment of all amounts payable under the Notes, including principal, premium, if any, and interest (including Additional Interest, if any) payable under the Notes. The Indenture requires any other Restricted Subsidiary that Guarantees Indebtedness of NIC which, together with all other Indebtedness of NIC that is guaranteed by Restricted Subsidiaries, exceeds $35.0 million (other than to the extent such Restricted Subsidiary is a co-borrower with respect to Indebtedness permitted pursuant to clause (3) of “Certain Covenants—Limitation on Incurrence of Indebtedness”) to provide a Subsidiary Guarantee. Please see the section entitled “Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries.”

Each Subsidiary Guarantee of a Subsidiary Guarantor will be a general unsecured obligation of that Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Subsidiary Guarantor by law or without resulting in its obligations under its Subsidiary Guarantee being voidable or unenforceable under applicable laws relating to fraudulent transfer or under similar laws affecting the rights of creditors generally. Each Subsidiary Guarantor that makes a payment or distribution under its Subsidiary Guarantee will be entitled to contribution from any other Subsidiary Guarantor.

Release of the Subsidiary Guarantees

A Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(1) in connection with any sale or other disposition (including by merger or otherwise) of the Capital Stock of the Subsidiary Guarantor after which such Subsidiary Guarantor is no longer a Subsidiary of NIC to a Person that is not (either before or after giving effect to such transaction) an Affiliate of NIC, if the sale of all such Capital Stock of that Subsidiary Guarantor complies with the applicable provisions of the Indenture;

(2) if NIC properly designates the Subsidiary Guarantor as an Unrestricted Subsidiary under the Indenture;

(3) solely in the case of a Subsidiary Guarantee created pursuant to the covenant described under “Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries,” upon the release or discharge of the guarantee that resulted in the creation of such Subsidiary Guarantee pursuant to that covenant, except a discharge or release by or as a result of payment under such guarantee;

(4) upon a defeasance (as such term is defined under “Defeasance or covenant defeasance of the Indenture”) or satisfaction and discharge of the Indenture that complies with the provisions under “Defeasance or covenant defeasance of the Indenture” or “Satisfaction and discharge;” or

(5) upon payment in full of the aggregate principal amount of all Notes then outstanding and all other financial obligations under the Indenture and the Notes then due and owing.

Upon any occurrence giving rise to a release of a Subsidiary Guarantee as specified above, the Trustee will execute any documents reasonably required in order to evidence or effect such release, discharge and termination in respect of such Subsidiary Guarantee. Neither NIC nor any Subsidiary Guarantor will be required to make a notation on the Notes to reflect any such Subsidiary Guarantee or any such release, termination or discharge.

Optional Redemption

On or after November 1, 2014, NIC may redeem all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, subject to the rights of Holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Percentage
2014	104.125%
2015	102.750%
2016	101.375%
2017 and thereafter	100.000%

Not more than once during each twelve-month period ending on November 1, 2013 and 2014, NIC may redeem up to $50 million in principal amount of the Notes in each such twelve-month period, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 103% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption (subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date).

In addition, at any time prior to November 1, 2014, NIC may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate (and in such manner as complies with applicable legal requirements).

Notes and portions thereof that the Trustee selects for redemption will be in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof. Notices of redemption will be mailed by first class mail, at least 30 but not more than 60 days before any redemption date, to each Holder of the Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due and payable on the redemption date.

Mandatory redemption; offers to purchase; open market purchases

NIC is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, NIC may be required to offer to purchase the Notes as described under the captions “Certain Covenants—Change of Control” and “Certain Covenants—Limitation on Certain Asset Dispositions.” NIC and its Restricted Subsidiaries may at any time and from time to time purchase Notes in the open market or otherwise.

Certain Covenants

Application of Certain Covenants. Following the first day (the “Suspension Period”) that:

(1) the Notes have been assigned an Investment Grade rating by both Rating Agencies; and

(2) no Default under the Indenture has occurred and is continuing, NIC and its Restricted Subsidiaries will not be subject to the agreements and covenants described under the following captions:

•	“—Limitation on Incurrence of Indebtedness,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Certain Asset Dispositions,”

•	“—Limitation on Payment Restrictions Affecting Restricted Subsidiaries,”

•	“—Limitation on Transactions with Affiliates,”

•	“—Limitation on Guarantees by Restricted Subsidiaries,” and

•	clause (2) of the first paragraph of “—Merger, Consolidation, Etc.” (collectively, the “Suspended Covenants”)

In the event that NIC and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing and on any subsequent date (the “Reversion Date”) one or both of the

Rating Agencies withdraws its Investment Grade rating or downgrades the rating assigned to the Notes below an Investment Grade rating, then NIC and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this “Description of Notes” as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, NIC may not designate any Subsidiary to be an Unrestricted Subsidiary unless NIC would have been permitted to designate such Subsidiary to be an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of the first paragraph of “—Limitation on Incurrence of Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Issue Date but not during the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under clause (3) of the first paragraph of “—Limitation on Restricted Payments” and items specified in subclauses (a) through (e) of clause (3) of the first paragraph of “—Limitation on Restricted Payments” will not increase the amount available to be made thereunder. For purposes of determining compliance with the covenant described under “—Limitation on Certain Asset Dispositions”, the Net Unutilized Net Available Proceeds from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero after the Reversion Date.

In addition, the Indenture also permits, without causing a Default or Event of Default, NIC and its Restricted Subsidiaries to honor any contractual commitments to take actions in the future after any date on which the Notes no longer have an Investment Grade rating from both of the Rating Agencies as long as such contractual commitments were entered into during the Suspension Period and not in anticipation of the Notes no longer having an Investment Grade rating from both of the Rating Agencies.

Limitation on Liens. The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Issue Date or acquired after the Issue Date, other than:

(1) Liens granted by NIC or a Subsidiary Guarantor on property or assets of NIC or a Subsidiary Guarantor securing Indebtedness of NIC or a Subsidiary Guarantor that is permitted by the Indenture and that is pari passu with the Notes or the Subsidiary Guarantee; provided, that the Notes or the Subsidiary Guarantee, as the case may be, are secured on an equal and ratable basis with the Indebtedness secured by such Liens for so long as such Indebtedness is so secured;

(2) Liens granted by NIC or a Subsidiary Guarantor on property or assets of NIC or a Subsidiary Guarantor securing Indebtedness of NIC or a Subsidiary Guarantor that is permitted by the Indenture and that is subordinated to the Notes or the Subsidiary Guarantee, provided, that the Notes or the Subsidiary Guarantee, as the case may be, are secured by Liens ranking prior to such Liens;

(3) Permitted Liens;

(4) Liens (including extensions, replacements and renewals thereof) in respect of Acquired Indebtedness permitted by the Indenture; provided, that the Liens in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness and such Liens and the Acquired Indebtedness were not incurred by NIC, any of its Restricted Subsidiaries or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by NIC or any of its Restricted Subsidiaries, and provided, further that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of NIC or of any Restricted Subsidiary of NIC other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of NIC or any of its Restricted Subsidiaries;

(5) Liens granted in connection with any Qualified Securitization Transaction;

(6) Liens arising from claims of holders of Indebtedness against funds held in a defeasance trust for the benefit of such holders; and

(7) Liens on property or assets of NIC or any Restricted Subsidiary securing Indebtedness incurred pursuant to clauses (3), (7) and (26) of the covenant described below under “—Limitation on Incurrence of Indebtedness.”

Limitation on Incurrence of Indebtedness. The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to incur, directly or indirectly, any Indebtedness, except:

(1) Indebtedness of NIC or any Subsidiary Guarantor, if immediately after giving effect to the incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of NIC for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such Indebtedness would be greater than 2.0 to 1.0;

(2) Indebtedness outstanding on the Issue Date;

(3) Indebtedness of NIC or any Restricted Subsidiary of NIC under Credit Facilities in an aggregate amount at any one time outstanding pursuant to this clause (3) not to exceed the greater of (a) $200.0 million or (b) the sum of (i) 85.0% of the total book value of accounts receivable and (ii) 60% of the total book value of inventory, in each case as reflected on NIC’s and it Restricted Subsidiaries’ most recent consolidated financial statements prepared in accordance with GAAP; provided that amount in clause (b) of this clause (3) shall not exceed $1,000.0 million;

(4) Indebtedness owed by NIC to any Restricted Subsidiary of NIC or Indebtedness owed by a Restricted Subsidiary of NIC to NIC or a Restricted Subsidiary of NIC; provided, that, upon either

(a) the transfer or other disposition by such Restricted Subsidiary or NIC of any Indebtedness so permitted under this clause (4) to a Person other than NIC or another Restricted Subsidiary of NIC or (b) the issuance (other than directors’ qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than NIC or another such Restricted Subsidiary of NIC, the provisions of this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

(5) Indebtedness of NIC or any of its Restricted Subsidiaries under any Interest Rate Protection Agreement, Commodity Agreement or Currency Agreement, in each case incurred in the ordinary course of business;

(6) Acquired Indebtedness, if either (i) NIC would be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause (1) above after giving pro forma effect to the relevant acquisition and incurrence of such Acquired Indebtedness or (ii) (a) NIC’s Consolidated Cash Flow Ratio for the most recent four full fiscal quarters for which financial statements are available after giving pro forma effect to the relevant acquisition and incurrence of such Acquired Indebtedness as of the beginning of such four quarter period would be greater than (b) NIC’s Consolidated Cash Flow Ratio for such four quarter period as of immediately prior to such acquisition and incurrence of such Acquired Indebtedness;

(7) Indebtedness incurred by NIC or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker’s compensation claims or self-insurance;

(8) Indebtedness arising from agreements of NIC or any of its Restricted Subsidiaries providing for adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary of NIC;

(9) obligations in respect of performance and surety bonds and completion guarantees provided by NIC or any of its Restricted Subsidiaries in the ordinary course of business;

(10) Indebtedness consisting of notes issued to employees, officers or directors in connection with the redemption or repurchase of Capital Stock held by such Persons in an aggregate amount not in excess of $10.0 million at any time outstanding;

(11) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by NIC or its Restricted Subsidiaries in the ordinary course of business;

(12) the guarantees by NIC or any Restricted Subsidiary of Indebtedness of NIC or any Restricted Subsidiary permitted to be incurred under another provision of this covenant;

(13) Indebtedness incurred to renew, extend, refinance or refund (collectively for purposes of this clause (13) to “refund”) any Indebtedness incurred pursuant to clauses (1), (2) or (6) above, this clause (13) or clauses (14) and (15) below (including any successive refundings); provided, that:

(a) such Indebtedness does not exceed the principal amount (or accreted amount, if less) of Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by NIC as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of NIC or such Restricted Subsidiary incurred in connection therewith and

(b) (I) in the case of any refunding of Indebtedness that is pari passu with the Notes, such refunding Indebtedness is made pari passu with or subordinate in right of payment to such Notes, and, in the case of any refunding of Indebtedness that is subordinate in right of payment to the Notes, such refunding Indebtedness is subordinate in right of payment to such Notes on terms no less favorable to the Holders than those contained in the Indebtedness being refunded,

(II) in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded (in the event that any portion of such refunding Indebtedness has a scheduled maturity prior to the Notes) and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by NIC or any of its Restricted Subsidiaries) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by NIC or any of its Restricted Subsidiaries) which is conditioned upon a change of control of NIC pursuant to provisions substantially similar to those described under the caption “—Change of Control” below or an asset sale pursuant to provisions substantially similar to those described under the caption “—Limitation on Certain Asset Dispositions” below, and

(III) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor may not be incurred to refund any Indebtedness of NIC;

(14) Indebtedness of NIC under the Notes outstanding on the Issue Date and the related Subsidiary Guarantee;

(15) Indebtedness of NIC under the Convertible Subordinated Notes and any obligations of NIC or any of its Restricted Subsidiaries with respect to any hedging and other arrangements entered into by NIC or any of its Restricted Subsidiaries to increase the effective conversion premium with respect to such Convertible Subordinated Notes;

(16) the consummation of any Qualified Securitization Transaction;

(17) Attributable Indebtedness relating to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business;

(18) the incurrence by NIC or any Restricted Subsidiary of Indebtedness (including Capital Lease Obligations) to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding at any time not to exceed the greater of (a) $75.0 million or (b) 2.0% of Consolidated Net Tangible Assets at the time of any incurrence thereof;

(19) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock; provided in each such case that the amount thereof is included in Consolidated Fixed Charges of NIC as accrued;

(20) Indebtedness under the Support Agreement and the Master Intercompany Agreements;

(21) Indebtedness consisting of guarantees by NIC or its Restricted Subsidiaries with respect to obligations with respect to the Financial Services Segment in Mexico; provided that the aggregate principal amount of such guarantees shall not exceed the aggregate principal amount of such guarantees outstanding on the Issue Date;

(22) Indebtedness of NIC or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after incurrence;

(23) Indebtedness of NIC or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under “—Defeasance or Covenant Defeasance of the Indenture” or “—Satisfaction and Discharge;”

(24) Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, not to exceed in the aggregate $200.0 million at any time outstanding;

(25) Indebtedness consisting of guarantees of Indebtedness in lieu of capital contributions, purchases of Capital Stock or other Investments; provided such guarantee constitutes (a) a Restricted Payment permitted pursuant to the first paragraph of the covenant described below under the caption “—Limitation on Restricted Payments” or clause (16) of the second paragraph thereof or (b) a Permitted Investment pursuant to clauses (15) or (16) of the definition of “Permitted Investments” and in each case such guarantee reduces the amounts available to make other Restricted Payments or Permitted Investments, as the case may be;

(26) Indebtedness of any Foreign Subsidiary incurred for working capital in the ordinary course of business; and

(27) Indebtedness of NIC or any of its Restricted Subsidiaries not otherwise permitted to be incurred pursuant to clauses (1) through (26) above, which, together with any other outstanding Indebtedness incurred pursuant to this clause (27), has an aggregate principal amount not in excess of $150.0 million at any time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (27) above, NIC shall, in its sole discretion, classify such item of Indebtedness and may divide and classify such Indebtedness in more than one of the types of Indebtedness described, and may later reclassify any item of Indebtedness described in clauses (1) through (27) above (provided that at the time of reclassification it meets the criteria in such category or categories). In addition, for purposes of determining any particular amount of

Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred

If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (1) the principal of such Indebtedness and (2) the amount that may be drawn under such letter of credit.

Limitation on Restricted Payments. The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to directly or indirectly:

(a) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof in their capacity as stockholders, excluding any (i) dividend or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire its Qualified Capital Stock or (ii) in the case of any Restricted Subsidiary of NIC, dividends or distributions payable to NIC or a Restricted Subsidiary of NIC on a pro rata basis to all holders of the Capital Stock of such Restricted Subsidiary;

(b) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of NIC or any options, warrants or rights to purchase or acquire shares of Capital Stock of NIC, excluding any debt security that is convertible into, or exchangeable for, Capital Stock of NIC and any such shares of Capital Stock, options, warrants, rights or securities which are owned by NIC or a Restricted Subsidiary of NIC;

(c) make any Investment (other than a Permitted Investment); or

(d) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness (other than Indebtedness permitted under clause (4) of the covenant described under “—Limitation on Incurrence of Indebtedness”) which is subordinate in right of payment to the Notes or any Subsidiary Guarantee (other than the redemption, defeasance, repurchase, retirement or other acquisition or retirement satisfying a principal installment, sinking fund or maturity, in each case due within one year of the date of such redemption, defeasance, repurchase, retirement or other acquisition or retirement (each of the transactions described in clauses (a) through (d) above (other than any exception to any such clause) being a “Restricted Payment”), if at the time thereof:

(1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or

(2) upon giving effect to such Restricted Payment, NIC could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (1) of the covenant described under the caption “—Limitation on Incurrence of Indebtedness” above, or

(3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the Issue Date exceeds the sum (without duplication) of:

(a) 50% of cumulative Consolidated Net Income of NIC (or, in the case cumulative Consolidated Net Income of NIC shall be negative, less 100% of such deficit) for the period (treated as a single accounting period) from August 1, 2009 through the last day of NIC’s most recently ended fiscal quarter for which financial statements are available; plus

(b) 100% of the aggregate Net Cash Proceeds and the fair market value of property or marketable securities received after the Issue Date, from the issuance of Qualified Capital Stock of NIC and warrants, rights or options on Qualified Capital Stock of NIC (other than in respect of any such issuance to a Subsidiary of NIC) and the principal amount of Indebtedness of NIC or a Subsidiary of NIC that has been converted into or exchanged for Qualified Capital Stock of NIC after the Issue Date; plus

(c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the return of capital with respect to such Investment, less the cost of the disposition of such Investment (including any payments made on guarantees constituting Investments); plus

(d) 100% of the aggregate Net Cash Proceeds received after the Issue Date from Unrestricted Subsidiaries resulting from the receipt of dividends or other distributions or payments, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock, in each case to NIC or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries; provided that any such amounts included in this paragraph (d) shall not be included in Consolidated Net Income of NIC for purposes of paragraph (a) above; plus

(e) the portion (proportionate to NIC’s equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary not to exceed the amount of Investments made by NIC or any Restricted Subsidiary (and treated as a Restricted Payment) in such Unrestricted Subsidiary.

For purposes of determining the amount available for or expended for Restricted Payments under this clause (3), property other than cash shall be valued at its fair market value and shall be valued in good faith and set forth in an officers’ certificate delivered to the Trustee when the fair market value of such property exceeds $25.0 million.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1) any dividend on any class of Capital Stock of NIC paid within 60 days after the declaration thereof if, on the date when the dividend was declared, NIC could have paid such dividend in accordance with the provisions of the Indenture;

(2) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to clause (13) of the covenant described under the caption “—Limitation on Incurrence of Indebtedness” above;

(3) the exchange or conversion of any Indebtedness of NIC or any of its Restricted Subsidiaries for or into Qualified Capital Stock of NIC;

(4) so long as no Default or Event of Default has occurred and is continuing, any Investment made in exchange for or out of the Net Cash Proceeds of a substantially concurrent sale, or a sale within 60 days of such Investment (other than to a Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

(5) the redemption, repurchase, retirement or other acquisition of any Capital Stock of NIC or the payment of any dividend or other distribution in respect of any class of its Capital Stock in exchange for or out of the Net Cash Proceeds of the substantially concurrent sale, or a sale within 60 days of such redemption, repurchase, retirement, other acquisition, dividend or other distribution (other than to a Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

(6) so long as no Event of Default has occurred and is continuing, the redemption, repurchase, retirement or other acquisition of any subordinated Indebtedness of NIC or a Subsidiary Guarantor in

exchange for or out of the Net Cash Proceeds of the substantially concurrent sale, or a sale within 60 days of such redemption, repurchase, retirement, or other acquisition (other than to a Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

(7) cash payments (a) made with respect to the hedging arrangements entered into by NIC or any of its Restricted Subsidiaries to increase the effective conversion premium of the Convertible Subordinated Notes, (b) made to net share settle Convertible Subordinated Notes in an amount not to exceed the principal amount thereof and (c) made in lieu of the issuance of fractional shares in connection with the conversion of the Convertible Subordinated Notes;

(8) the declaration and payment of dividends to holders of any class of Disqualified Capital Stock of NIC or a Restricted Subsidiary of NIC or Preferred Stock of any Restricted Subsidiary of NIC issued after the Issue Date; provided, that such Disqualified Capital Stock or Preferred Stock was issued in accordance with the covenant described under the caption “—Limitation on Incurrence of Indebtedness” above and such dividends constitute Consolidated Fixed Charges;

(9) so long as no Event of Default has occurred and is continuing, any purchase or redemption or other retirement for value of Capital Stock of NIC (including purchases of stock from current or former employees, employees’ spouses, estates or estate planning vehicles in accordance with the terms of employee stock purchase plans) pursuant to any shareholders agreement, management agreement or employee stock option agreement in accordance with the provisions of any such arrangement in an amount in a calendar year not to exceed $15.0 million (with unused amounts in any calendar year carried over to succeeding years subject to a maximum of $25.0 million in any calendar year);

(10) repurchases of Capital Stock deemed to occur upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price thereof or tax withholdings related to the exercise of stock options or warrants or in connection with the vesting of restricted stock;

(11) payments not to exceed $10.0 million per annum in the aggregate to enable NIC to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

(12) so long as no Event of Default has occurred and is continuing the redemption of any other stock purchase rights under a rights plan in an aggregate amount not to exceed $2.5 million;

(13) so long as no Event of Default has occurred and is continuing, Investments in Permitted Joint Ventures and designations of Restricted Subsidiaries as Unrestricted Subsidiaries; provided, that after giving pro forma effect to such Investment or such designation, NIC could incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the covenant described under the caption “—Limitation on Incurrence of Indebtedness” above;

(14) so long as no Event of Default has occurred and is continuing, the repurchase, redemption, acquisition or retirement of subordinated Indebtedness with Unutilized Net Available Proceeds remaining after an Offer to Purchase pursuant to the covenant described under the caption “—Limitation on Certain Asset Dispositions” below;

(15) so long as no Event of Default has occurred and is continuing, the repurchase, redemption, acquisition or retirement of any subordinated Indebtedness at a price not greater than 101% of the principal amount thereof (together with accrued and unpaid interest) following a Change of Control pursuant to provisions similar to those described under the caption “—Change of Control”; provided that NIC shall have complied with the provisions under “—Change of Control” and have purchased all Notes validly tendered and not withdrawn; and

(16) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, any other Restricted Payment which, together with all other Restricted Payments made pursuant to this clause (16), does not to exceed $100.0 million in the aggregate since the Issue Date.

Each Restricted Payment described in clauses (1), (7), (9), (13), (14) and (15) of the previous sentence since the Issue Date shall be taken into account (and the Restricted Payments described in the remaining clauses shall not be taken into account) for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (3) of the preceding paragraph.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (16) in paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, NIC will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

Limitation on Certain Asset Dispositions. The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make one or more Asset Dispositions unless:

(1) NIC or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of (as determined in good faith by the Board of Directors of NIC or a member of senior management of NIC);

(2) not less than 75% of the consideration for the disposition consists of Cash Equivalents or the assumption of Indebtedness (other than non-recourse Indebtedness, intercompany Indebtedness or any Indebtedness subordinated to the Notes) of NIC or such Restricted Subsidiary or other obligations relating to such assets (and release of NIC or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); and

(3) all Net Available Proceeds, less any amounts invested or committed to be invested within 360 days of such Asset Disposition in non-current assets related to the business of NIC (including capital expenditures or the Capital Stock of another Person (other than NIC or any Person that is a Restricted Subsidiary of NIC immediately prior to such investment); provided, that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Restricted Subsidiary of NIC) are applied, on or prior to the 360th day after such Asset Disposition (unless and to the extent that NIC shall determine to make an Offer to Purchase), either to

(a) the permanent reduction and prepayment of any secured Indebtedness of NIC or a Subsidiary Guarantor (other than Indebtedness which is expressly subordinate to the Notes) then outstanding (including a permanent reduction of commitments in respect thereof) or

(b) the permanent reduction and repayment of any Indebtedness of any Restricted Subsidiary of NIC that is not a Subsidiary Guarantor then outstanding (including a permanent reduction of commitments in respect thereof).

The 361st day after such Asset Disposition shall be deemed to be the “Asset Sale Offer Trigger Date,” and the amount of Net Available Proceeds from Asset Dispositions otherwise subject to the preceding provisions not so applied or as to which NIC has determined not to so apply shall be referred to as the “Unutilized Net Available Proceeds.” Within fifteen days after the Asset Sale Offer Trigger Date, NIC shall make an Offer to Purchase the outstanding Notes at a purchase price in cash equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the Purchase Date. Notwithstanding the foregoing, NIC may defer making any Offer to Purchase outstanding Notes until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $25.0 million (at which time, the amount in excess of $25.0 million, shall be applied as required pursuant to this paragraph). Pending application of the Unutilized Net Available Proceeds pursuant to this covenant, such Unutilized Net Available Proceeds shall be invested in any manner not otherwise prohibited by this Indenture or applied temporarily to reduce any Indebtedness of NIC or a Subsidiary Guarantor (other than Indebtedness which is expressly subordinated in right of payment to the Notes).

If any Indebtedness of NIC or any of its Restricted Subsidiaries ranking pari passu with the Notes requires that prepayment of, or an offer to prepay, such Indebtedness be made with any Net Available Proceeds, NIC may apply such Net Available Proceeds pro rata (based on the aggregate principal amount of the Notes then outstanding and the aggregate principal amount (or accreted value, if less) of all such other Indebtedness then outstanding) to the making of an Offer to Purchase the Notes in accordance with the foregoing provisions and the prepayment or the offer to prepay such pari passu Indebtedness. Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by NIC for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions described under the caption “—Merger, Consolidation, Etc.” below.

For purposes of clause (2) of this covenant, the following will be deemed to be cash: (a) the amount of any notes, securities or other similar obligations received by NIC or any Restricted Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 90 days of the related Asset Disposition) by the Company or the Restricted Subsidiaries into cash or Cash Equivalents in an amount equal to the Net Cash Proceeds realized upon such conversion, sale or exchange and (b) Qualified Non-Cash Proceeds.

Notwithstanding the foregoing, the provisions of this covenant shall not apply to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business.

In the event that NIC makes an Offer to Purchase the Notes, NIC shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

NIC’s ability to repurchase the Notes may be limited by other then-existing borrowing agreements of NIC and its Restricted Subsidiaries. There can be no assurance that NIC will be able to obtain such a consent or a waiver of such limitations.

Limitation on Sale/Leaseback Transactions. The Indenture provides that NIC shall not, and shall not cause or permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) NIC or such Restricted Subsidiary would be entitled to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to any provision of the covenant described under the caption “—Limitation on Incurrence of Indebtedness”;

(2) the Net Available Proceeds received by NIC or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors of NIC or a member of senior management of NIC) of such property; and

(3) NIC or such Restricted Subsidiary applies the Net Available Proceeds of such transaction in compliance with the covenant described under the caption “—Limitation on Certain Asset Dispositions.”

Notwithstanding the foregoing, the provisions of this covenant shall not prohibit NIC or any Restricted Subsidiary from entering into any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business.

Limitation on Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

(1) pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by NIC or by any Restricted Subsidiary of NIC, or make payments or prepayments on any Indebtedness owed to NIC or to any Restricted Subsidiary of NIC;

(2) make loans or advances to or make Investments in NIC or any Restricted Subsidiary of NIC; or

(3) transfer any of their respective property or assets to NIC or to any Restricted Subsidiary of NIC.

The preceding restrictions, however, will not apply to encumbrances or restrictions existing under or by reason of:

(1) applicable law, regulations or order;

(2) customary provisions restricting subletting or assignment of any lease, sublease, license, sublicense or service contract;

(3) Indebtedness or any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction, provided, that any such encumbrances and restrictions apply only to such Securitization Subsidiary;

(4) any agreement in effect on the Issue Date as any such agreement is in effect on such date;

(5) any agreement (including Acquired Indebtedness) of any Restricted Subsidiary in effect on the date on which such Restricted Subsidiary became a Subsidiary of NIC and not entered into in anticipation or contemplation of becoming a Subsidiary of NIC, provided, that such encumbrance or restriction shall not apply to any assets of NIC or its Restricted Subsidiaries other than such Restricted Subsidiary;

(6) the Indenture, the Notes and the Subsidiary Guarantees;

(7) restrictions relating to any Lien permitted under the Indenture imposed by the holder of such Lien;

(8) restrictions imposed under any agreement to sell assets permitted under the Indenture to any Person pending the closing of such sale;

(9) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date;

(10) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(11) Indebtedness incurred in compliance with clause (18) of the covenant described under “—Limitation on Incurrence of Indebtedness,” provided that such encumbrance or restriction applies only to assets financed with the proceeds of such Indebtedness;

(12) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

(13) encumbrances or restrictions contained in Indebtedness of Restricted Subsidiaries permitted to be incurred under clauses (3), (26) or (27) of the covenant described under “—Limitation on Incurrence of Indebtedness;” provided that any such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred under the relevant circumstances and either (A) such encumbrances or restrictions do not materially impair the NIC’s ability to make payment on the Notes when due or (B) such encumbrances or restrictions only apply if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(14) encumbrances or restrictions imposed by the Support Agreement, the Master Intercompany Agreements or the Shy Settlement; and

(15) any encumbrances or restrictions imposed by any amendments, refinancings or replacements of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, refinancings or replacements are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment, refinancing or replacement.

Limitation on Transactions with Affiliates. The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to:

(1) sell, lease, transfer or otherwise dispose of any of its property or assets to,

(2) purchase any property or assets from,

(3) make any Investment in, or

(4) enter into or amend or extend any contract, agreement or understanding with or for the benefit of, any Affiliate of NIC or of any Subsidiary (an “Affiliate Transaction”), other than Affiliate Transactions that are on terms that are fair and reasonable to NIC or such Restricted Subsidiary of NIC and that are no less favorable to NIC or such Restricted Subsidiary of NIC than those that could be obtained in a comparable arm’s length transaction by NIC or such Restricted Subsidiary of NIC from an unaffiliated party; provided, that if NIC or any Restricted Subsidiary of NIC enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $25.0 million, a majority of the disinterested members of the Board of Directors of NIC or a committee thereof shall, prior to the consummation of such Affiliate Transaction, have determined (as evidenced by a resolution thereof) that such Affiliate Transaction meets the foregoing standard; provided further that if NIC or any Restricted Subsidiary of NIC enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $75.0 million, NIC delivers to the Trustee an opinion issued by an independent accounting, appraisal or investment banking firm of national standing stating that such Affiliate Transaction is fair to NIC or such Restricted Subsidiary from a financial point of view.

The foregoing restrictions shall not apply to:

(1) any transaction between Restricted Subsidiaries of NIC, or between NIC and any Restricted Subsidiary of NIC;

(2) transactions entered into pursuant to the terms of the Master Intercompany Agreements, the Tax Allocation Agreement or the Support Agreement;

(3) transactions entered into in the ordinary course of business;

(4) any transaction effected in connection with a Qualified Securitization Transaction;

(5) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of NIC or any Subsidiary in the reasonable determination of a member of senior management of NIC or by NIC’s Board of Directors;

(6) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement in effect on the Issue Date;

(7) Restricted Payments and Permitted Investments (other than clause (5) thereof) permitted by the Indenture;

(8) loans or advances to officers, directors, employees or consultants of NIC or any of its Subsidiaries in the ordinary course of business in an aggregate amount outstanding at any time not to exceed $10.0 million;

(9) transactions with Unrestricted Subsidiaries, joint venture partners, customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to

NIC or its Restricted Subsidiaries, in the reasonable determination of the senior management of NIC, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) any employment, compensation or severance arrangement entered into by NIC or any of its Subsidiaries in the ordinary course of business that is not otherwise prohibited by the Indenture; and

(11) the issuance or sale of Capital Stock (other than Disqualified Stock) of NIC to any Affiliate of NIC and the granting of registration and other customary rights in connection therewith.

Limitation on Guarantees by Restricted Subsidiaries. The Indenture provides that NIC shall not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of NIC (other than to the extent such Restricted Subsidiary is a co-borrower with respect to Indebtedness permitted pursuant to clause (3) of the covenant described under the caption “—Limitation on Incurrence of Indebtedness”) which, in the aggregate, together with all other Indebtedness of NIC that is guaranteed by Restricted Subsidiaries, exceeds $35.0 million, unless such Restricted Subsidiary of NIC executes and delivers within ten Business Days thereof a supplemental indenture to the Indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary pursuant to the indenture; provided, that any guarantee by a Subsidiary Guarantor of such other Indebtedness:

(1) (a) (I) is unsecured or (II) is secured and (A) in the case of any such guarantee of Indebtedness of NIC ranking pari passu with the Notes, the Subsidiary Guarantees are secured equally and ratably with any Liens securing such guarantee and (B) in the case of any such guarantee of Indebtedness of NIC subordinated to the Notes, the relevant Subsidiary Guarantees are secured on a basis ranking prior to the Liens securing such guarantee and (b) (I) in the case of any such guarantee of Indebtedness of NIC subordinated or junior to the Notes (whether pursuant to its terms or by operation of law), such guarantee is subordinated pursuant to a written agreement to the relevant Subsidiary Guarantees at least to the same extent and in the same manner as such other Indebtedness is subordinated to the Notes, or (II) the Subsidiary Guarantees are not subordinated or junior to any Indebtedness of such Subsidiary Guarantor; and

(2) such Subsidiary Guarantor waives, and agrees it will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against NIC or any other Subsidiary of NIC as a result of any payment by it under such Subsidiary Guarantees.

NIC will shall cause each Restricted Subsidiary that guarantees the payment of any Indebtedness of NIC, which, in the aggregate, together with all other Indebtedness of NIC that is guaranteed by Restricted Subsidiaries, exceeds $35.0 million, after the Issue Date, to execute and deliver to the Trustee, promptly upon any such formation or acquisition (i) a supplemental indenture in form and substance satisfactory to the Trustee which subjects such subsidiary to the provisions of the Indenture as a Subsidiary Guarantor, and (ii) an opinion of counsel to the effect that such supplemental indenture has been duly authorized and executed by such subsidiary and constitutes the legal, valid, binding and enforceable obligation of such subsidiary (subject to such customary exceptions concerning fraudulent conveyance laws, creditors’ rights and equitable principles as may be acceptable to the Trustee in its discretion).

Change of Control. Upon the occurrence of a Change of Control (the date of each such occurrence being the “Change of Control Date”), NIC will notify the Holders in writing of such occurrence and will commence an Offer to Purchase (the “Change of Control Offer”) all Notes then outstanding, in each case, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date. Notice of a Change of Control will be mailed by NIC to the Holders not more than 30 days after any Change of Control Date.

None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of NIC. NIC could, in the future, enter into certain transactions, including certain recapitalizations of

NIC, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Notes, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control were to occur, there can be no assurance that NIC would have sufficient funds to pay the redemption price for all Notes that NIC is required to redeem. In the event that NIC were required to purchase outstanding Notes pursuant to a Change of Control Offer, NIC expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that NIC would be able to obtain such financing.

With respect to the disposition of property or assets, the phrase “all or substantially all” as used herein and in the Indenture (including as set forth under “—Merger, Consolidation, Etc.” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a Person and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders are subject to a Change of Control Offer. In addition, Holders may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them as continuing directors for purposes of the Indenture.

NIC’s ability to repurchase the Notes may be limited by other then-existing borrowing agreements of NIC and its Subsidiaries. There can be no assurance that NIC will be able to obtain such a consent or a waiver of such limitations. See “—Limitation on Restricted Payments.”

If NIC makes an Offer to Purchase the Notes as a result of a Change of Control, NIC will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

The Change of Control redemption feature of the Notes may in certain circumstances make more difficult or discourage a takeover of NIC and, thus, the removal of incumbent management.

NIC will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by NIC and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given pursuant to the Indenture as described under “—Optional redemption,” unless and until there is a default in the payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control and may be conditional upon the occurrence of a Change of Control if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Reports. So long as any Note is outstanding, notwithstanding whether NIC is subject to the requirements of Sections 13 or 15(d) of the Exchange Act, NIC will file with the SEC (unless the SEC will not accept such filing) and, within 15 days after it files them with the SEC, file with the Trustee and mail or cause the Trustee to mail to the Holders at their addresses as set forth in the register of the Notes, copies of the annual reports and of the information, documents and other reports which NIC is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or which NIC would be required to file with the SEC if NIC then had a class of securities registered under the Exchange Act. Notwithstanding the foregoing, NIC will be deemed to have furnished such information referred to in the previous sentence to the Trustee and the Holders if NIC has filed such reports and other information with the SEC via the EDGAR filing system (or any successor system) and such reports and other information are publicly available. If the SEC will not accept NIC’s filings for any reason, NIC will post the reports, documents and information referred to in the first sentence of this paragraph on its website within the time periods that would apply if NIC were required to file such reports, documents and information with the SEC and, in that event, NIC will be deemed to have furnished such information referred to above to the Trustee and the Holders.

Merger, Consolidation, Etc. NIC will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of NIC’s assets (determined on a consolidated basis) to any Person unless:

(1) either (a) NIC shall be the surviving or continuing corporation or (b) the Person (if other than NIC) formed by such consolidation or into which NIC is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of NIC and its Restricted Subsidiaries substantially as an entirety (I) shall be a corporation, limited liability company or partnership organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (II) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, interest and Additional Interest, if any, on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of NIC to be performed or observed; provided that in the case where the surviving or continuing Person is not a corporation, a corporation becomes a co-obligor of the Notes;

(2) (i) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(II) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), (x) NIC (in the case of clause (a) of the foregoing clause (1)) or such Person (in the case of clause (II) thereof) could incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the covenant described under the caption “—Limitation on Incurrence of Indebtedness” or (y) NIC’s or such Person’s Consolidated Cash Flow Ratio for the most recent four full fiscal quarters for which financial statements are available after giving pro forma effect to such transaction as of the beginning of such four quarter period would be greater than NIC’s Consolidated Cash Flow Ratio for such four quarter period immediately prior to such transaction;

(3) immediately before and after giving effect to such transaction and the assumption contemplated by clause (1)(b)(II) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

(4) NIC or such Person shall have delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

Notwithstanding the foregoing:

(1) a Restricted Subsidiary of NIC may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, NIC or another Restricted Subsidiary of NIC; and

(2) a series of transactions involving the sale of Receivables or interests therein by a Securitization Subsidiary in connection with a Qualified Securitization Transaction shall not be deemed to be the sale of all or substantially all of NIC’s assets to the extent such transactions are consummated in the ordinary course of business.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of NIC, the Capital Stock of which constitutes all or substantially all of the properties and assets of NIC, shall be deemed to be the transfer of all or substantially all of the properties and assets of NIC. For the avoidance of doubt, notwithstanding anything to the contrary in this “Description of the Notes” or in the Indenture, the sale, assignment, transfer, conveyance or other disposition of all or any portion of the NIC’s Financial Services Segment, including without limitation through the sale or other disposition of all or any portion of the Capital Stock of any Unrestricted Subsidiary that is part of the Financial Services Segment, or all or any portion of their respective assets or properties, shall not under any circumstances constitute the sale, assignment, transfer, conveyance or disposition of all or substantially all of NIC’s assets (on a consolidated basis) for any purpose whatsoever under the Indenture or the Notes.

Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which NIC is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, NIC under the Indenture with the same effect as if such successor had been named as NIC therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

A Subsidiary Guarantor will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving Person), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Subsidiary Guarantor, in one or more related transactions, to another Person, other than NIC or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Subsidiary Guarantor is the surviving corporation, or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition which has been made (i) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of that Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale, assignment, transfer, conveyance or other disposition or consolidation or merger complies with the covenant described under the caption “—Limitation on Certain Asset Dispositions” above.

Events of Default

The following are Events of Default under the Indenture with respect to the Notes:

(1) default in the payment of principal of, or premium, if any, on any Note when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of NIC to repurchase any Note on the date required following a Change of Control; or

(2) default in the payment of any installment of interest or Additional Interest, if any, on any Note when due and continuance of such Default for 30 days or more; or

(3) failure to observe, perform or comply with any of the provisions described under the caption “Certain Covenants—Merger, Consolidation, Etc.” above; or

(4) default (other than a default set forth in clauses (1), (2) and (3) above) in the performance of, or breach of, any other covenant or warranty of NIC or of any Restricted Subsidiary in the Indenture, or in the Notes and failure to remedy such default or breach within a period of 30 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes; or

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NIC or any Subsidiary of NIC (other than a Securitization Subsidiary) (or the payment of which is guaranteed by NIC or any Restricted

Subsidiary of NIC), which default is caused by a failure to pay principal of or premium, if any, on such Indebtedness upon its stated maturity or which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $50.0 million or more and such acceleration has not been rescinded or annulled or such Indebtedness discharged in full within 30 days; or

(6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against NIC or any Subsidiary of NIC (other than a Securitization Subsidiary) or any of their respective property or assets in an aggregate amount in excess of $50.0 million, which judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced; or

(7) certain events of bankruptcy, insolvency or reorganization involving NIC, any Subsidiary Guarantor or any Significant Subsidiary of NIC.

If an Event of Default (other than an Event of Default specified in clause (7) above involving NIC) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee shall upon the request of Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, declare the unpaid principal of, premium, if any, accrued and unpaid interest and Additional Interest, if any, on all the Notes then outstanding to be due and payable, by a notice in writing to NIC (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (7) above involving NIC occurs, all unpaid principal of, and premium, if any, accrued and unpaid interest and Additional Interest, if any, on the Notes then outstanding will ipso facto become due and payable.

No Holder of the Notes may enforce the Indenture or the Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, with respect to the Indenture the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request, direction of any of the Holders, unless such Holders have offered to the Trustee security or indemnity satisfactory to the Trustee. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, or that resulted from the failure of NIC to comply with the covenants described under the captions “Certain Covenants—Change of Control” or “Certain Covenants—Merger, Consolidation, Etc.” above) if it determines that withholding notice is in the interests of the Holders.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration of the Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, interest and Additional Interest, if any, on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all the Notes, waive, by notice to the Trustee, any past Default or Event of Default under the Indenture and its consequences, except a Default in the payment of principal of or premium, if any, interest, if any, or Additional Interest, if any, on any Note or a Default resulting from the breach of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all adversely affected Holders.

Under the Indenture, an executive officer of NIC is required to provide a certificate to the Trustee within five business days of any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not he knows of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Notwithstanding the foregoing, the Indenture provides that, to the extent NIC elects, the sole remedy for an Event of Default relating to NIC’s failure to comply with its obligations as set forth under the caption “Certain Covenants—Reports” above, will after the occurrence of such an Event of Default consist exclusively of the right to receive additional interest on the Notes at a rate equal to 0.25% per annum of the principal amount of the Notes outstanding for each day during the 90-day period beginning on, and including, the occurrence of such an Event of Default during which such Event of Default is continuing, and at a rate equal to 0.50% per annum of the principal amount of the Notes outstanding for each day from the 91st day until the 179th day during which such Event of Default is continuing (“Additional Interest”).

If NIC so elects, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. On the 180th day after such Event of Default (if the Event of Default relating to the reporting obligations is not cured or waived prior to such 180th day), the Notes will be subject to acceleration as provided above. The foregoing provisions will not affect the rights of Holders in the event of the occurrence of any other Event of Default. In the event NIC does not elect to pay the Additional Interest following an Event of Default in accordance with this paragraph, the Notes will be subject to acceleration as provided above.

In order to elect to pay the Additional Interest as the sole remedy during the first 179 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, NIC must notify all Holders and the Trustee and Paying Agent of such election on or prior to the close of business on the business day before the date on which such Event of Default would occur and on or prior to the close of business on the 91st day after the date on which such Event of Default occurs. Upon NIC’s failure to timely give such notice, the Notes will be immediately subject to acceleration as provided above.

Amendment, supplement and waiver

From time to time, NIC, when authorized by a resolution of its Board of Directors, and the Trustee, may, without the consent of the Holders, amend, waive or supplement the Indenture and the Notes issued thereunder for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the TIA, adding or removing a Subsidiary Guarantor or making any change that does not adversely affect the rights of any Holder; provided that NIC has delivered to the Trustee an opinion of counsel stating that such change does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture and the Notes issued thereunder may be made by NIC, and the Trustee with the consent of the Holders of at least a majority of the aggregate principal amount of the Notes issued under the Indenture then outstanding.

Notwithstanding the foregoing, no amendment or modification may, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the final maturity of the principal of, or premium, if any, on, or any installment of principal of or premium, if any, interest, if any, or Additional Interest, if any, on the Notes or the repurchase provisions of the Notes or the Indenture (other than those provisions referenced in clause (9) hereof) in a manner adverse to the Holders of the Notes;

(2) reduce the principal amount of (or the premium) of the Notes;

(3) reduce the rate of or extend the time for payment of interest or Additional Interest, if any, on the Notes;

(4) change the place or currency of payment of principal of (or premium) or interest on the Notes;

(5) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto or the right of the Holders of the Notes outstanding thereunder to institute suit for the enforcement of any payment on or with respect to the Notes) or the modification and amendment of the Indenture and the Notes (other than to add sections of such Indenture or such Notes which may not be amended, supplemented or waived without the consent of each Holder herein affected);

(6) reduce the percentage of the principal amount of outstanding Notes the consent of whose Holders is necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes outstanding thereunder or for waiver of any Default in respect thereof;

(7) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

(8) modify the ranking or priority of the Notes in a manner that would be adverse to the Holders of the Notes affected thereby; or

(9) modify the provisions relating to any Offer to Purchase required under the covenants described under “Certain Covenants—Limitation on Certain Asset Dispositions” if an Asset Sale Offer Trigger Date has occurred or “Certain Covenants—Change of Control” if a Change of Control has occurred in a manner materially adverse to the Holders of the Notes affected thereby.

Defeasance or covenant defeasance of the Indenture

NIC may, at its option and at any time, terminate the obligations of NIC with respect to the Notes (“defeasance”). Such defeasance means that NIC shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes so defeased, except for:

(1) the rights of Holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, interest and Additional Interest, if any, on such Notes when such payments are due;

(2) NIC’s obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes;

(3) the rights, powers, trusts, duties and immunities of the Trustee; and

(4) the defeasance provisions of the Indenture.

In addition, NIC may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the Indenture with respect to the Notes, some of which are described under “—Certain Covenants” above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes so defeased (“covenant defeasance”).

In order to exercise either defeasance or covenant defeasance:

(1) NIC must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes to be defeased, cash in United States dollars, Government Obligations, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, interest and Additional Interest, if any, on the outstanding Notes to be defeased to redemption or maturity;

(2) NIC shall have delivered to the Trustee an officers’ certificate and an opinion of counsel to the effect that the Holders of the outstanding Notes to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the act of such defeasance or covenant defeasance had not occurred (in the case of defeasance, such certificate and opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws);

(3) no Default or Event of Default under the Indenture shall have occurred and be continuing immediately after giving effect to such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit);

(4) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of NIC;

(5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which NIC is a party or by which it is bound (other than a Default or default resulting solely from the borrowing of funds to be applied to such deposit); and

(6) NIC shall have delivered to the Trustee an officer’s certificate stating that the deposit was not made by it with the intent of preferring the Holders over any of its creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above need not be delivered if at such time all outstanding Notes have been irrevocably called for redemption.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes issued thereunder, as expressly provided for in the Indenture) as to all outstanding Notes issued thereunder when:

(1) either

(a) all the Notes issued thereunder theretofore authenticated and delivered (except lost, stolen or destroyed Notes issued thereunder which have been replaced or paid and Notes issued thereunder for whose payment money has theretofore been deposited in trust or segregated and held in trust by NIC and thereafter repaid to NIC or discharged from such trust) have been delivered to the Trustee for cancellation or

(b) all Notes issued thereunder not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year, or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of NIC and NIC has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness of the Notes issued thereunder not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, interest, if any, and Additional Interest, if any, on the Notes issued thereunder to the date of deposit together with irrevocable instructions from NIC directing the Trustee to apply such funds to the payment thereof at maturity;

(2) NIC has paid or caused to be paid all other sums payable under the Indenture by NIC; and

(3) NIC has delivered to the Trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Book-entry, delivery and form

The Notes will be represented by one or more notes in registered, global form without interest coupons. The global notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only by DTC to another nominee of DTC, by a nominee of DTC to DTC or another nominee, or by DTC or this nominee to a successor of DTC or a nominee of this successor. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of global notes for certificated notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Depositary procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. NIC takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.

DTC has advised NIC that DTC is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between these participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to indirect participants, which include other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised NIC that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2) ownership of these interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are participants in DTC’s system may hold their interests in the global notes directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank N.A., as operator of Clearstream. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and special interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, none of us, the Trustee or any agent of ours or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised NIC that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in accordance with instructions provided to DTC. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or NIC. Neither NIC nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and NIC and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear and Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of each of Euroclear and Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

DTC has advised NIC that it will take any action permitted to be taken by a Holder only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we nor the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A global note is exchangeable for definitive notes in registered certificated form, which we refer to as “certificated notes,” if:

(1) DTC notifies NIC that it (a) is unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days after the date of such notice;

(2) NIC, at its option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of NIC or any Subsidiary Guarantor has any liability for any obligations of NIC or the Subsidiary Guarantors under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Governing law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of NIC, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain definitions

“Acquired Indebtedness” of any specified Person means Indebtedness of any other Person and its Restricted Subsidiaries existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person and not incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Restricted Subsidiaries being merged with or into or becoming a Restricted Subsidiary of such specified Person or (b) such acquisition by the specified Person.

“Affiliate” means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person, as the case may be. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (i) the present value as of such date of redemption of (A) the redemption price of such Note on November 1, 2014 (such redemption price being described under “—Optional redemption”), plus (B) all required interest payments due on such Note through November 1, 2014 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate as of such date of redemption plus 50 basis points, over (ii) the then outstanding principal of such Note.

“Asset Disposition” means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of:

(1) shares of Capital Stock of a Restricted Subsidiary of NIC (other than directors’ qualifying shares) or

(2) property or assets of NIC or any of its Restricted Subsidiaries (other than shares of Capital Stock of NIC).

Notwithstanding the foregoing, an Asset Disposition shall not include:

(1) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary of NIC to NIC or to any Restricted Subsidiary of NIC;

(2) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business, including, without limitation, sales of inventory in the ordinary course of its business and the granting of any option or other right to purchase, lease or otherwise acquire inventory in the ordinary course of its business;

(3) dispositions of assets or shares of Capital Stock of a Restricted Subsidiary in a single market transaction or series of related transactions with an aggregate fair market value less than $10.0 million;

(4) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property;

(5) the granting of any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with the covenant described under the caption “Certain Covenants—Limitation on Liens” above;

(6) any sale, transfer or other disposition constituting a Permitted Investment or Restricted Payment permitted by the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments” above;

(7) any disposition of assets or property in the ordinary course of business to the extent such property or assets are surplus, negligible, obsolete, uneconomical, worn-out or no longer useful in NIC’s or any of its Subsidiaries’ business;

(8) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of NIC as permitted under the covenant described under the caption “Certain Covenants—Merger, Consolidation, Etc.;”

(9) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Subsidiary for the fair market value thereof;

(10) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Transaction;

(11) any sale, transfer or other disposition of Capital Stock of, or Indebtedness or other securities of, any Unrestricted Subsidiary that was formed or designated as an Unrestricted Subsidiary after the Issue Date;

(12) sale, transfer or other disposition of cash or Cash Equivalents or any amounts received pursuant to an Interest Rate Agreement, Currency Agreement or Commodity Price Agreement; and

(13) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Asset Sale Offer Trigger Date” has the meaning set forth in “Certain Covenants—Limitation on Certain Asset Dispositions.”

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction involving an operating lease means, as at the time of determination, the present value (discounted at the implied interest rate in such transaction compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by

(2) the sum of all such principal or liquidation value payments.

“Canadian Subsidiary” means any Foreign Subsidiary having its principal operations in Canada.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital stock (or other ownership or profits interest, including, without limitation, partnership, member or trust interest), including each class of Common or Preferred Stock of such Person, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock (other than any debt securities convertible or exchangeable into such capital stock).

“Capitalized Lease Obligation” means obligations under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of the Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

“Cash Equivalents” means:

(1) United States dollars or in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government (or, in the case of a Canadian Subsidiary, Canadian government (federal or provincial)) or any agency or instrumentality of the United States government (or Canadian government) (provided that the full faith and credit of the United States or Canada (federal or provincial, as the case may be), as the case may be, is pledged in support of those securities) having maturities of not more than twenty-four months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any commercial bank incorporated under the laws of the United States, any state thereof, the District of Columbia, Canada or any province or territory thereof and having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations or securities lending arrangements for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of at least “A-2” from S&P or “P-2” from Moody’s and in each case maturing within 270 days after the date of acquisition or asset backed securities having a rating of at least “A” from S&P or “A2” from Moody’s and in each case maturing within thirty-six months after the date of acquisition;

(6) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Canadian Subsidiary, Canada or any province or territory thereof), provided that such commercial bank has, at the time of NIC’s or such Restricted Subsidiary’s Investment therein, (1) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100 million and (2) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of NIC’s or any Restricted Subsidiary’s Investment therein, are rated at least “A” from S&P or “A2” from Moody’s;

(7) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia (or in the case of a Canadian Subsidiary, Canada or any province or territory thereof), provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by NIC or any Restricted Subsidiary of NIC and (B) such depository institution or trust company has at the time of NIC’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, (x) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of NIC’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated at least “A” from S&P or “A2” from Moody’s;

(8) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the Federal Government of the country where the Foreign Subsidiary is located, money market funds, demand or time deposits accounts, certificate of deposits, in each case denominated and payable in local currency and used in the ordinary course of the business with reputable commercial banks located in the jurisdiction of organization of such Foreign Subsidiary; and

(9) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

Notwithstanding the foregoing, Investments which would otherwise constitute Cash Equivalents of the kinds described in clauses (2), (3), (4) and (5) that are permitted to have maturities in excess of twelve months shall only be deemed to be Cash Equivalents under this definition if and only if the total weighted average maturity of all Cash Equivalents of the kinds described in clauses (2), (3), (4) and (5) does not exceed twelve months on an aggregate basis.

“Change of Control” means the occurrence of one or more of the following events:

(1) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by NIC or Navistar, Inc., is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NIC representing 35% or more of the combined voting power of NIC’s then outstanding Voting Stock;

(2) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the Board of Directors of NIC: individuals who, on the Issue Date, constituted the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by NIC’s stockholders was approved (a) by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or (b) with respect to directors whose appointment of election to the Board of Directors was made by the holders of NIC’s non-convertible junior preference stock, series B, by the holders of such preference stock;

(3) the shareholders of NIC shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the Indenture); or

(4) NIC consolidates with or merges with or into another Person, other than a merger or consolidation of NIC in which the holders of the Common Stock of NIC outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger; or

(5) NIC or any Restricted Subsidiary of NIC, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of NIC and the Restricted Subsidiaries of NIC (determined on a consolidated basis) to any Person; provided, that neither (a) the merger of a Restricted Subsidiary of NIC into NIC or into any Restricted Subsidiary of NIC nor (b) a series of transactions involving the sale of Receivables or interests therein in the ordinary course of business by a Securitization Subsidiary in connection with a Qualified Securitization Transaction nor (c) the grant (but not the foreclosure or realization) of a Lien on assets of NIC or any Restricted Subsidiary in connection with Indebtedness permitted pursuant to clause (3) of the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness,” shall be deemed to be a Change of Control.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of NIC, the Capital Stock of which constitutes all or substantially all of the properties and assets of NIC, shall be deemed to be the transfer of all or substantially all of the properties and assets of NIC.

“Commodity Agreement” means any commodity price/index swap, futures or option contract or similar agreement or arrangement.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Cash Flow Available For Fixed Charges” of any Person means for any period the Consolidated Net Income of such Person for such period plus (to the extent Consolidated Net Income for such period has been reduced thereby):

(1) Consolidated Fixed Charges of such Person for such period; plus

(2) Consolidated Tax Expense of such Person for such period; plus

(3) the consolidated depreciation and amortization expense included in the income statement of such Person prepared in accordance with GAAP for such period; plus

(4) any non-recurring fees, expenses or charges related to any offering of Qualified Capital Stock, Permitted Investment, acquisition, recapitalization, disposition or incurrence of Indebtedness permitted under the Indenture (in each case, whether or not successful); plus

(5) any non-recurring or unusual charges or expenses of such Person or its Restricted Subsidiaries (which, for the avoidance of doubt, shall include the following items: restructuring, plant closure and consolidation, severance, relocation, contract termination, retention costs, employee termination and similar type items); plus

(6) any of the amounts set forth under “Supplemental Adjustments” for the nine months ended July 31, 2009 or, to the extent applicable, fiscal 2008, as set forth in note 5 under the tables set forth under the heading “Supplemental Financial and Operating Data” in the prospectus supplement dated October 22, 2009, relating to the Existing Senior Notes;

(7) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; minus

(8) any non-cash items increasing Consolidated Net Income for such period (other than the reversal of a prior accrual or reserve for cash items previously excluded from Consolidated Cash Flow Available For Fixed Charges); minus

(9) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available For Fixed Charges in any prior period; minus

(10) non-recurring or unusual gains or income of such Person and its Restricted Subsidiaries.

“Consolidated Cash Flow Ratio” of any Person means for any period the ratio of

(1) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to

(2) Consolidated Fixed Charges for such period.

In the event that NIC or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Cash Flow Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Cash Flow Ratio is made (the “Consolidated Cash Flow Ratio Calculation Date”), then the Consolidated Cash Flow Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by NIC or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Cash Flow Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated Cash Flow Available for Fixed Charges resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into NIC or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Cash Flow Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

Calculations of pro forma amounts in accordance with this definition shall be done in good faith by a responsible financial or accounting officer of NIC and may give pro forma effect to any cost savings, operating expense reductions or synergies that have been realized during such period as if such actions had been implemented at the beginning of such period and, except as otherwise provided herein, in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Consolidated Cash Flow Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of NIC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as NIC may designate.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(1) Consolidated Interest Expense; and

(2) all dividends or other distributions paid or accrued on Disqualified Capital Stock of such Person or Preferred Stock of such Person’s Restricted Subsidiaries (except dividends payable in shares of Qualified Capital Stock).

In calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1) interest on Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

(2) if interest on any Indebtedness actually incurred on the date of determination may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the relevant four-quarter period reference; and

(3) notwithstanding the foregoing, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the net interest expense of such Person and its Consolidated Subsidiaries for such period (after giving effect to any interest income), on a consolidated basis, as determined in accordance with GAAP, including:

(1) all amortization of original issue discount;

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period;

(3) net cash payments, if any, made (less any net payments, if any, received) under all Interest Rate Protection Agreements (including amortization of fees);

(4) all capitalized interest;

(5) the interest portion of any deferred payment obligations for such period; and

(6) any interest expense on Indebtedness of another Person (other than Indebtedness incurred under clause (21) of the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness” unless NIC or any of its Restricted Subsidiaries makes a payment with respect to such guarantees in which case the interest expense associated with such underlying Indebtedness shall be included) that is guaranteed by NIC or any of its Restricted Subsidiaries or secured by a Lien on assets of NIC or any of its Restricted Subsidiaries, whether or not such guarantees or Liens is called upon;

and excluding:

(a) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses; and

(b) any non-cash interest imputed on any convertible debt securities (including the Convertible Subordinated Notes) as in accordance with FSP APB 14-1.

“Consolidated Net Income” means, with respect to any Person for any period, the consolidated net income (or deficit) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP and before any reduction in respect of dividends accrued or paid on any Preferred Stock, if any; provided, that any amounts received from any other Person (other than a Restricted Subsidiary) shall be included in Consolidated Net Income for that period to the extent of the amount that has been actually received by the referent Person or a Restricted Subsidiary of the referent Person in the form of cash dividends or other cash distributions (other than payments in respect of debt obligations), and provided, further, that there shall be excluded:

(1) any restoration to income of any contingency reserve, except to the extent that provision for such contingency reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(2) any gain or loss, together with any related provisions for taxes, realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-leaseback transactions) of any property or assets which are not sold or otherwise disposed of in the ordinary course of business (provided that sales of Receivables or interests therein pursuant to Qualified Securitization Transactions shall be deemed to be in the ordinary course of business) and upon the sale or other disposition of any Capital Stock of any Subsidiary of the referent Person;

(3) any extraordinary gain or extraordinary loss together with any related provision for taxes and any one time gains or losses (including, without limitation, those related to the adoption of new accounting standards) realized by the referent Person or any of its Restricted Subsidiaries during the period for which such determination is made;

(4) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); (5) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(6) for purposes of the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary of such Person (other than a Subsidiary Guarantor) which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (except to the extent of the amount of dividends or distributions that have been paid to such Person or one or more Restricted Subsidiary not subject to any such restriction during the relevant period);

(7) non-cash compensation charges resulting from the application of Statement of Financial Accounting Standards No. 123(R), including any such charges resulting from stock options, restricted stock grants, stock appreciation rights or other equity-incentive programs;

(8) effects of adjustments in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes;

(9) any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP; and

(10) (a) any net unrealized gain or loss (after any offset) resulting in such period from Commodity Agreements, Currency Agreements, Interest Rate Protection Agreements or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133; and (b) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Currency Agreements for currency exchange risk).

“Consolidated Net Tangible Assets” as of any date of determination means the total amount of assets of NIC and its Consolidated Subsidiaries after deducting therefrom all current liabilities (excluding any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed); total prepaid expenses and deferred charges; and all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of NIC and its Consolidated Subsidiaries for NIC’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Subsidiary” of any Person means a Restricted Subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated Subsidiary.

“Consolidated Tax Expense” means, with respect to any Person for any period, the aggregate of the U.S. Federal, state and local tax expense attributable to taxes based on income and foreign income tax expenses of such Person and its Consolidated Subsidiaries for such period (net of any income tax benefit), determined in accordance with GAAP other than taxes (either positive or negative) attributable to extraordinary or unusual gains or losses or taxes attributable to sales or dispositions of assets.

“Convertible Subordinated Notes” means NIC’s convertible subordinated notes issued on the Issue Date and any convertible subordinated notes issued pursuant to the exercise of the over-allotment with respect to the convertible subordinated notes issued on the Issue Date.

“Credit Agreement” means that certain ABL Credit Agreement, dated as of June 15, 2007, by and among Navistar, Inc (formerly International Truck and Engine Corporation), IC Bus LLC, SST Truck Company LP, IC Bus of Oklahoma, LLC, Navistar Diesel of Alabama, LLC, Credit Suisse, as Administrative Agent, and the other lenders named therein, providing for up to $200 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” means, with respect to NIC or any of its Restricted Subsidiaries, one or more debt facilities, including, without limitation, the Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables), letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities or receivables financings that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, currency forward, future or option contract or other similar agreement or arrangement.

“DealCor Subsidiaries” means any Subsidiaries owned as of the Issue Date by NIC or one of its Subsidiaries or acquired by NIC or one of its Subsidiaries after the Issue Date whose principal business is owning or operating a dealership that sells products manufactured by NIC or any of its Restricted Subsidiaries.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined in the Indenture).

“Disqualified Capital Stock” means any Capital Stock that, other than solely at the option of the issuer thereof, by its terms (or by the terms of any security into which it is convertible or exchangeable) is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, prior to the first anniversary of the Maturity Date or has, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the first anniversary of the Maturity Date, or is convertible into or exchangeable for debt securities at the option of the holder thereof at any time prior to the first anniversary of the Maturity Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Event of Default” has the meaning set forth under “Events of Default” herein.

“Financial Services Segment” means the business NIC and its Subsidiaries consisting of (1) the offer and sale of retail, wholesale and lease financing and/or other financial services products to finance the purchase or lease of products sold by NIC and its Restricted Subsidiaries or other manufacturers whose products are from time to time sold through the dealer network of NIC and its Restricted Subsidiaries (2) the financing of wholesale and retail accounts receivable and (3) captive insurance business.

“Foreign Subsidiary” means any Restricted Subsidiary of NIC that is not organized under the laws of the United States, any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date, except for any reports required to be delivered pursuant to the covenant described under the caption “Certain Covenants—Reports,” which shall be prepared in accordance with GAAP in effect on the date thereof.

“Government Obligations” means securities which are (i) direct obligations of the United States, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation evidenced by such depositary receipt.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary contractual indemnities or warranties not in connection with borrowing money. The term “guarantee” used as a verb has a corresponding meaning.

“Holder” or “Securityholder” means the Person in whose name a Note is registered in the register of Notes.

“incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred,” “incurable” and “incurring” shall have meanings correlative to the foregoing), provided that:

(1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) of NIC shall be deemed to be incurred or issued, as the case may be, by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of NIC; and

(2) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall not be deemed to be an incurrence of Indebtedness unless and then only to the extent such amendment, modification or waiver increases the principal or premium thereof or interest rate thereon (including by way of original issue discount).

“Indebtedness” means, with respect to any Person, at any date, any of the following, without duplication:

(1) any liability, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by a note, bond, debenture or similar instrument or letters of credit (including a purchase money obligation) or (c) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the accrued purchase price of property or services, but excluding trade accounts payable, deferred expenses, deferred compensation and similar obligations of such Person arising in the ordinary course of business;

(2) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable, deferred expenses, deferred compensation and similar obligations of such Person arising in the ordinary course of business or earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(3) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction entered into in the ordinary course of business;

(4) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than in connection with property subject to a Qualified Securitization Transaction) on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person’s legal liability; provided, that if the obligations so secured have not been assumed by such Person or are otherwise not such Person’s legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien;

(5) all Indebtedness of others (including all dividends of other Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed contingently to supply or advance funds;

(6) all Disqualified Capital Stock issued by such Person and Preferred Stock of such Person’s Restricted Subsidiary with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any;

(7) all net amounts owing under Interest Rate Protection Agreements, Currency Agreements or Commodity Agreements; and

(8) all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, Indebtedness shall not include: (i) any guarantees of obligations of suppliers to NIC or any of its Restricted Subsidiaries that ensure timely delivery of products, tooling and other materials used in the production process or (ii) any customary contractual indemnities or warranties.

The amount of Indebtedness of any Person at any date shall be the outstanding balance without duplication at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in accordance with GAAP.

“Initial Subsidiary Guarantor” means Navistar, Inc., a direct subsidiary of NIC that has guaranteed Notes as of the Issue Date.

“Interest Rate Protection Agreement” means any credit default swap or option agreement, interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement.

“Investment” by any Person means any direct or indirect:

(1) loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise other than in the ordinary course of business) and any guarantee of Indebtedness of any other Person;

(2) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); and

(3) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

If NIC or any Restricted Subsidiary of NIC sells or otherwise disposes of any Capital Stock of a direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of NIC, NIC will be deemed to have made an Investment on the date of any such sale or other disposition equal to the fair market value of the Investment in such Subsidiary not sold or disposed of. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments” only,

(1) “Investment” shall include the portion (proportionate to NIC’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of NIC at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the “Investment” in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; provided, further, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, NIC shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) NIC’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to NIC’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Investment Grade” means:

(1) with respect to S&P any of the rating categories from and including AAA to and including BBB-; and

(2) with respect to Moody’s any of the rating categories from and including Aaa to and including Baa3.

“Issue Date” means October 28, 2009.

“Lien” means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting tide or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction but excluding any such filing or agreement which reflects ownership by a third party of

(1) property leased to the referent Person or any of its Restricted Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement or

(2) accounts, general intangibles or chattel paper sold to the referent Person.

“Master Intercompany Agreements” means: (i) the Amended and Restated Master Intercompany Agreement, dated as of April 1, 2007, between Navistar Financial Corporation and Navistar, Inc. (formerly known as International Truck and Engine Corporation), and its related manufacturing subsidiaries and affiliates, as amended to the Issue Date; (ii) the agreement, dated as of December 18, 1986, among Navistar International Corporation Canada, Navistar Financial Corporation Canada Inc. and General Electric Canadian Holdings Limited; (iii) the Intercompany Operating and Partnership Agreement, dated as of December 1, 2008, by and among Navistar Financial, Inc. De C.V., Sociedad Financiera De Objeto Múltiple, E.N.R. and Navistar México, S.A. De C.V., (iv) one or more agreements serving some or all of the same purposes of the agreements listed in clauses (i) through (iii) above entered into after the Issue Date among NIC or one of its Restricted Subsidiaries and one or more other Persons (including one or more Unrestricted Subsidiaries) in the ordinary course of business on terms no less favorable to NIC and its Restricted Subsidiaries than the agreements in clauses (i), (ii) and (iii) and (v) any amendment, modification, supplement or restatement from time to time of the agreements in clauses (i) through (iv); provided that none of the aforementioned agreements shall be amended, modified, supplemented or restated in a manner adverse in any material respect to the interests of NIC and its Restricted Subsidiaries taken as a whole.

“Maturity Date” means November 1, 2021.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Available Proceeds” from any Asset Disposition by any Person means cash or Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of accountants, brokers, printers and other similar entities) and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

(2) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

(4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition (but excluding any indemnification obligations and severance and other employee termination costs that, by their terms, will not be made prior to the Maturity Date), until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under the caption “Certain Covenants—Limitation on Certain Asset Dispositions”); and

(5) all distributions and other payments made to minority interest holders, if any, in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Offer to Purchase” means a written offer (the “Offer”) sent by NIC by first class mail, postage prepaid, to each Holder at its address appearing in the register for the Notes on the date of the Offer, offering to purchase up to the principal amount of the Notes in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of such Notes within five Business Days after the Expiration Date. NIC shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to such Trustee) prior to the mailing of the Offer of NIC’s obligation to make an Offer to Purchase, and the Offer shall be mailed by NIC or, at NIC’s request, by the Trustee in the name and at the expense of NIC. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender such Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the section of the Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased by NIC pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of the Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by NIC for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in $2,000 principal amount and integral multiples of $1,000 in excess thereof;

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7) that interest on any Note not tendered or tendered but not purchased by NIC pursuant to the Offer to Purchase will continue to accrue;

(8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if NIC or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to NIC and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if NIC (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration

Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (I) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, NIC shall purchase all such Notes and (II) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, NIC shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 or integral multiples thereof shall be purchased); and

(12) that in the case of any Holder whose Note is purchased only in part, NIC shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in all aggregate principal amount equal to and in exchange for the unpurchased portion of the Note or Notes so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

“Pari Passu Debt” means any Indebtedness of NIC or a Subsidiary Guarantor (including Additional Notes) that ranks equal in right of payment with the Notes or the Subsidiary Guarantee, as the case may be.

“Permitted Business” means (1) the lines of business conducted by NIC and its Restricted Subsidiaries on the Issue Date and businesses reasonably related, ancillary or complementary thereto, including reasonably related extensions or expansions thereof, and (2) any unrelated business, to the extent that it is not material in size.

“Permitted Investments” means:

(1) Investments in Cash Equivalents;

(2) guarantees of Indebtedness otherwise permitted under the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness” (other than clause (25) thereof);

(3) any Investment by NIC or any Restricted Subsidiary in or relating to a Securitization Subsidiary that, in the good faith determination of NIC, are necessary or advisable to effect any Qualified Securitization Transaction or any repurchase obligation in connection therewith;

(4) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

(5) any acquisition of the Capital Stock of any Person and any Investment in another Person if as a result of such Investment such other Person is merged with or consolidated into, or transfers or conveys all or substantially all of its assets to, NIC or a Restricted Subsidiary of NIC; provided, that after giving effect to any such acquisition or Investment such Person shall become a Restricted Subsidiary of NIC or another Restricted Subsidiary of NIC;

(6) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

(7) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

(8) any swap, hedging or other derivative obligation with an unaffiliated Person otherwise permitted by the Indenture (including, without limitation, any Currency Agreement, Commodity Agreement and any Interest Rate Protection Agreement otherwise permitted by the Indenture);

(9) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under the covenant described under the caption “Certain Covenants—Limitation on Certain Asset Dispositions” above;

(10) Investments acquired in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of NIC or acquired with the Net Cash Proceeds received by NIC after the Issue Date from the issuance and sale of Capital Stock (other than Disqualified Capital Stock) of NIC; provided that such Net Cash Proceeds are used to make such Investment within 60 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (3)(B) of the first paragraph of the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments” above;

(11) loans and advances to employees made in the ordinary course of business in an aggregate amount not to exceed $10.0 million at any one time outstanding;

(12) Investments outstanding on the Issue Date;

(13) Investments in NIC or a Restricted Subsidiary;

(14) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization, restructuring, workout or similar arrangement of such trade creditor, supplier or customer or upon the compromise of any debt created in the ordinary course of business owing to NIC or a Subsidiary, whether through litigation, arbitration or otherwise;

(15) Investments in any Person after the Issue Date having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at that time outstanding (after giving effect to any net cash proceeds received from any sale, transfer or other disposition) not to exceed $75.0 million;

(16) Investments in Navistar Financial Corporation, having an aggregate fair market value (measured on the date each Investment was made without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at that time outstanding not to exceed $100.0 million;

(17) Investments made pursuant to the Support Agreement or Master Intercompany Agreements;

(18) extensions of loans, trade credit and advances to, and guarantees in favor of customers and suppliers and lease, utility and similar deposits to the extent made in the ordinary course of business; and

(19) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangement with other Persons.

“Permitted Joint Venture” means any Person which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in any business in which NIC is engaged, or a reasonably related, ancillary or complimentary business, and the Capital Stock of which is owned, or acquired in compliance with the terms of the Indenture, by NIC or a Restricted Subsidiary and owned by one or more Persons other than NIC or any Affiliate of NIC.

“Permitted Liens” mean:

(1) Liens for taxes, assessments and governmental charges (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

(2) statutory mechanics’, workmen’s, materialmen’s, operators’ or similar Liens imposed by law and arising in the ordinary course of business for sums which are not yet overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

(3) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use;

(4) Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(5) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(6) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially adversely affect the use of the subject to property for its present purposes;

(7) Liens (including extensions, replacements and renewals thereof) upon real or tangible personal property acquired after the Issue Date; provided, that

(a) (i) such Lien is created solely for the purpose of securing Indebtedness that is incurred in accordance with the Indenture to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (ii) such Lien exists on any such property or assets at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price),

(b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

(c) any such Lien shall not extend to or cover any property or assets of NIC or of any Restricted Subsidiary of NIC other than such item of property or assets and any improvements on such item;

(8) leases or subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of NIC or of any Restricted Subsidiary of NIC;

(9) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation, provided that any transaction related thereto otherwise complies with the Indenture;

(10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(11) Liens securing judgments or orders, or securing appeal or other surety bonds related to such judgments or orders, against NIC or any Restricted Subsidiary of NIC that does not give rise to an Event of Default;

(12) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(13) Liens in favor of the Trustee arising under the Indenture;

(14) any Lien (including extensions, replacements and renewals thereof) existing on property, shares of stock or Indebtedness of a Person at the time such Person becomes a Restricted Subsidiary of NIC or is merged with or consolidated into NIC or a Restricted Subsidiary of NIC or at the time of sale, lease or other disposition of the properties of any Person as an entirety or substantially as an entirety to NIC or any Restricted Subsidiary of NIC;

(15) Liens on property of any Subsidiary of NIC to secure Indebtedness for borrowed money owed to NIC or to another Restricted Subsidiary of NIC;

(16) Liens in favor of NIC or any Restricted Subsidiary;

(17) Liens existing on the Issue Date including extensions, replacements and renewals thereof, provided that the Lien so extended, replaced or renewed does not extend to any additional property or assets;

(18) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

(19) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under any Interest Rate Protection Agreement, Commodity Agreement or Currency Agreement;

(20) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of NIC or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(21) Liens arising out of consignment or similar arrangements for the sale of goods entered into by NIC or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice;

(22) other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $50.0 million at any time;

(23) Liens incurred pursuant to the Master Intercompany Agreements or Support Agreement;

(24) Liens securing Indebtedness otherwise permitted to be incurred under clause (13) of the covenant described under the caption “Certain Covenants—Limitation on the Incurrence of Indebtedness” where the Indebtedness being refunded was secured by a Lien, or amendments or renewals of Liens that were permitted to be incurred; provided that the Lien so extended, renewed or replaced does not extend to any additional property or assets;

(25) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business; and

(26) Liens securing Indebtedness incurred pursuant to clause (8) of the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness;” provided such Liens do not extend to any property or assets of NIC or any Restricted Subsidiary of NIC other than the assets so acquired.

“Person” means any individual, corporation, partnership, limited liability company, joint stock company, joint venture, trust, estate, unincorporated organization or other entity or government or any agency or political subdivision thereof.

“Plan of Liquidation” means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously):

(1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person; and

(2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

“Preferred Stock” means, as applied to the Capital Stock of any Person, the Capital Stock of such Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Public Equity Offering” means a public offering for cash by NIC of its Qualified Capital Stock, other than public offerings with respect to NIC’s Qualified Capital Stock registered on Forms S-4 or S-8.

“Qualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

“Qualified Non-Cash Proceeds” means any of the following or any combination of the following:

(1) non-current assets that are used or usable in the Permitted Business and

(2) Capital Stock of any Person engaged primarily in the Permitted Business if, in connection with the receipt by NIC or any Restricted Subsidiary of such Capital Stock (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, NIC or any Restricted Subsidiary.

“Qualified Securitization Transaction” means any transaction or series of transactions that have been or may be entered into by any of the Restricted Subsidiaries of NIC in connection with or reasonably related to a transaction or series of transactions in which any of the Restricted Subsidiaries of NIC may sell, convey or otherwise transfer to

(1) a Securitization Subsidiary or

(2) any other Person, or may grant a security interest in, any Receivables or interests therein secured by the merchandise or services financed thereby (whether such Receivables are then existing or arising in the future) of any of the Restricted Subsidiaries of NIC, and any assets related thereto including, without limitation, all security or ownership interests in merchandise or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

“Rating Agency” means each of (1) S&P and (2) Moody’s.

“Receivables” means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by any Restricted Subsidiary of NIC of merchandise or services, and monies due thereunder, security or ownership interests in the merchandise and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

“Restricted Subsidiary” means any Subsidiary of NIC that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby NIC or a Restricted Subsidiary transfers such property to a Person and NIC or a Restricted Subsidiary leases it from such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Subsidiary” means a Subsidiary of NIC existing on the Issue Date or formed or acquired thereafter which engages principally in securitization transactions and in activities reasonably related to or in connection with the entering into of securitization transactions and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(a) is guaranteed by NIC or any Restricted Subsidiary of NIC,

(b) is recourse to or obligates NIC or any Restricted Subsidiary of NIC in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or

(c) subjects any property or asset of NIC or any Restricted Subsidiary of NIC, directly or indirectly, contingently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;

(2) with which neither NIC nor any Restricted Subsidiary of NIC

(a) provides any credit support or

(b) has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to NIC or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses (a) and (b) of this clause (2), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables to such Securitization Subsidiary); and

(3) with which neither NIC nor any Restricted Subsidiary of NIC has any obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results. For purposes of the foregoing, Navistar Inc. shall not be deemed to be providing credit support to any Subsidiary of Navistar Financial Corporation that would otherwise qualify as a Securitization Subsidiary as a result of the terms of the Support Agreement in which Navistar Inc. agrees to provide credit support directly to Navistar Financial Corporation for the benefit of its lenders (but not any other provisions).

“Shy Settlement” means that certain Amended and Restated Settlement Agreement dated June 30, 1993 in reference to the class action of Shy et. Al v. Navistar, Civil Action No. C-3-92-333 (S.D. Ohio).

“Significant Subsidiary” means any Subsidiary , or group of Subsidiaries, that would, taken together, be a “Significant Subsidiary” of the Company as defined in Article 1, Rule 1-02 of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any security or Indebtedness of a Person, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

“Subsidiary” of any Person means

(1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Restricted Subsidiaries of such Person or by such Person and one or more Restricted Subsidiaries of such Person or

(2) any other Person (other than a trust formed in connection with a Qualified Securitization Transaction) in which such Person, a Restricted Subsidiary of such Person or such Person and one or more Restricted Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

“Subsidiary Guarantee” means the guarantee of the Notes by the Initial Subsidiary Guarantor and each Subsidiary Guarantee of the Notes issued pursuant to the covenant described under the caption “Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries” above.

“Subsidiary Guarantor” means the Initial Subsidiary Guarantor and each Restricted Subsidiary of NIC that becomes a guarantor of the Notes pursuant to the covenant described under the caption “Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries” above.

“Support Agreement” means the Side Agreement dated as of July 1, 2005, as amended to the Issue Date between NIC and Navistar, Inc. (formerly known as International Truck and Engine Corporation), as it may be amended, modified, supplemented, restated or renewed from time to time; provided that such agreement shall not be amended, modified, supplemented, restated or renewed in a manner adverse in any material respect to the interests of NIC and its Restricted Subsidiaries taken as a whole.

“Tax Allocation Agreement” means the Tax Allocation Agreement among NIC and its Subsidiaries, effective as of April 14, 2008, as it may be amended and/or supplemented from time to time; provided that no such amendment or supplement shall be adverse in any material respect to the interests of NIC and its Restricted Subsidiaries taken as a whole.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 1, 2014; provided, however, that if the period from the redemption date to November 1, 2014, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1) each of Navistar Financial Corporation; Navistar Financial S.A. de C.V. SOFOM E.N.R.; Navistar Comercial, S.A. de C.V.; Servicios Corporativos Navistar, S.A. de C.V.; Transproteccion Agente de Seguros, S.A. de C.V. Harbour Assurance Company of Bermuda Limited; Navistar Leasing Services Corporation f/k/a Harco Leasing Company, Inc.; Navistar Acceptance Corporation Limited; International Truck and Engine Corporation US Holding Company, LLC; International Truck and Engine Corporation Cayman Islands Holding Corporation; International Truck and Engine Investments Corporation; Blue Diamond Truck, S. de R.L. de C.V.; Blue Diamond Parts, LLC, International Dealcor Operations, Ltd.; Diamond Force Engineering LLC; International Truck and Engine Mauritius Holding Ltd.; International Truck Leasing Corp.; Navistar Financial Retail Receivables Corporation; Navistar Financial Securities Corporation; Truck Engine Receivables Financing Co.; Truck Retail Accounts Corporation; Truck Retail Installment Paper Corp.; Navistar Cayman Islands Intellectual Property Company; Navistar Luxembourg Intellectual Property Company; World Truck Rapid Service, LLC; World Truck Rapid Service of Alsip; LLC; Cumberland Servicenter, Inc.; Custom Chassis Products, LLC; Navistar Cayman Islands Sourcing Company; Navistar China Sourcing LLC; Navistar (Shanghai) Trading Co. Ltd.; Mahindra Navistar Automotives Limited; Mahindra Navistar Engines Private Limited; all DealCor Subsidiaries and all Securitization Subsidiaries in existence as of the Issue Date and their respective Subsidiaries until such time as it is designated a Restricted Subsidiary pursuant to the second succeeding sentence;

(2) any Subsidiary of NIC (other than Navistar, Inc. as long as its Subsidiary Guarantee is in effect) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of NIC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or holds any Lien on any property of, NIC or any other Restricted Subsidiary of NIC; provided, that either

(1) the Subsidiary to be so designated has total assets of $1,000 or less or

(2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under the caption “Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (a) if such Unrestricted Subsidiary at such time has Indebtedness, NIC could incur $1.00 of additional Indebtedness under clause (1) of the covenant described under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness” and (b) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by NIC to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

PLAN OF DISTRIBUTION

We may sell the Notes being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the Notes may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may offer and sell the Notes from time to time to certain of our pension plans. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of the Notes and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which the Notes may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of the Notes by them may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered Notes will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such Notes, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the Notes covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Under certain circumstances, we may repurchase the Notes and reoffer them to the public as set forth above. We may also arrange for repurchase and resale of such offered Notes by dealers.

We may also offer and sell the Notes, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as our agents. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may authorize underwriters, dealers or other persons acting as agents for them to solicit offers by certain institutions to purchase the Notes from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered Notes shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

The Notes will be issued as additional notes under the Indenture governing the Existing Senior Notes. The Notes are expected to be treated as a single class with the Existing Senior Notes for all purposes and will have the same terms as those of the Existing Senior Notes. The notes will have the same CUSIP number and will be fungible with the Existing Senior Notes. Although there is presently a trading market for the Existing Senior Notes, we can make no assurance as to the maintenance or liquidity of that trading market.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act, or our agents, underwriters, dealers and remarketing firms may be entitled to contribution with respect to payments that such parties may be required to make in respect thereof. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the Notes in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Notes originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the Notes to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois will issue an opinion about certain legal matters with respect to the securities.

EXPERTS

The consolidated financial statements of Navistar International Corporation and subsidiaries as of October 31, 2012 and 2011, and for each of the years in the three-year period ended October 31, 2012 and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.